UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

PHH Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share (the “Common Stock”), of PHH Corporation

(2)	Aggregate number of securities to which transaction applies:

53,506,822 shares of Common Stock outstanding as of June 11, 2007; 3,406,374 options to purchase shares of Common Stock; and restricted stock units with respect to 1,467,068 shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was calculated based upon the sum of (i) 53,506,522 shares of Common Stock multiplied by $31.50 per share; (ii) 3,406,374 options to purchase shares of Common Stock multiplied by $12.12 per option (the difference between $31.50 and the weighted average exercise price of $19.38 per share); and (iii) restricted stock units with respect to 1,467,068 shares of Common Stock multiplied by $31.50 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying the sum from the preceding sentence by 0.0000307.

(4)	Proposed maximum aggregate value of transaction: $1,772,977,872.10

(5)	Total fee paid: $54,430.42

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[    ●    ], 2007

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of PHH Corporation to be held on [    ●    ], 2007 starting at [ ● ]:00 a.m. local time, at the [    ●    ] located at [    ●    ]. At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 15, 2007, by and among PHH Corporation, General Electric Capital Corporation and Jade Merger Sub, Inc., pursuant to which Jade Merger Sub, Inc. will merge with and into PHH Corporation. If the merger agreement is approved and the merger is consummated, you will be entitled to receive $31.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock owned by you, as more fully described in the accompanying proxy statement.

PHH Corporation’s board of directors, after consideration of a variety of factors, including the unanimous recommendation of a special committee of independent non-employee directors, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of our stockholders and approved the merger agreement, and the transactions contemplated by the merger agreement, including the merger. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the merger.

Your vote is very important. The merger agreement and the merger must be approved by the affirmative vote of the holders of at least a majority of our common stock outstanding on the record date and entitled to vote at the special meeting. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety, because it describes the terms of the merger, the documents related to the merger and related transactions, and provides specific information about the special meeting.

Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the proxy card in the enclosed prepaid return envelope, or, if you prefer, follow the instructions on your proxy card for telephonic or Internet proxy authorization, as soon as possible. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the proposal to approve the merger agreement and the merger.

If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement and the merger.

Our board of directors appreciates your time and attention in reviewing the accompanying proxy statement. Thank you in advance for your cooperation and continued support. We look forward to seeing you at the special meeting.

Sincerely,

A. B. Krongard
Non-Executive Chairman of the Board

Terence W. Edwards
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [    ●    ], 2007, and is first being mailed to stockholders on or about [    ●    ], 2007.

PHH CORPORATION
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2007

To Our Stockholders:

A special meeting of stockholders of PHH Corporation, a Maryland corporation, will be held on [    ●    ], 2007 starting at [ ● ] a.m., local time, at the [    ●    ] located at [    ●    ], for the following purposes:

1. to consider and vote upon a proposal to approve the merger of Jade Merger Sub, Inc., an indirect wholly owned subsidiary of General Electric Capital Corporation, with and into PHH Corporation pursuant to the Agreement and Plan of Merger (the “merger agreement”), dated as of March 15, 2007, by and among PHH Corporation, General Electric Capital Corporation and Jade Merger Sub, Inc. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

2. to consider and vote on a proposal to approve any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies; and

3. to consider and vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Our board of directors has specified the close of business on [    ●    ], 2007 as the record date for the purpose of determining our stockholders who are entitled to receive notice of and to vote at the special meeting. Only our stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting.

Our board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of our stockholders and approved the merger agreement and the transactions contemplated by the merger agreement including the merger.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

Please note that, under the Maryland General Corporation Law, as amended (the “MGCL”), holders of shares of our common stock are not entitled to appraisal or dissenters’ rights in connection with the merger because our common stock is listed on the New York Stock Exchange (the “NYSE”).

The merger agreement and the merger must be approved by the affirmative vote of the holders of at least a majority of our common stock outstanding on the record date and entitled to vote at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or via the Internet prior to the special meeting to ensure that your shares of common stock will be represented at the special meeting if you are unable to attend.

If you have Internet access, we encourage you to record your vote via the Internet. The failure of any stockholder to vote on the proposal to approve the merger agreement and the merger will have the same effect as a vote against the proposal. If you fail to return your proxy card or fail to submit your proxy by telephone or via the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. If you are a stockholder of record, voting in person at the special meeting will revoke any previously submitted proxy. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting.

Please note that space limitations make it necessary to limit attendance at the special meeting only to stockholders as of the record date (or their authorized representatives) holding admission tickets or other evidence of ownership of our common stock. The admission ticket is detachable from your proxy card. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock and valid photo identification. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 during ordinary business hours at least [ ● ] days before the special meeting.

By Order of the Board of Directors

William F. Brown
Senior Vice President, General Counsel and Secretary

i

ii

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. References to “we,” “us,” “our,” “PHH Corporation,” or the “Company” in this proxy statement refer to PHH Corporation and its subsidiaries and does not include certain joint ventures in which we, directly or indirectly through our subsidiaries, own interests unless otherwise indicated or the context otherwise requires.

The Parties to the Merger (Page [ ● ])

PHH Corporation

PHH Corporation, a Maryland corporation, is a leading outsource provider of residential mortgages and vehicle fleet management services. We conduct our business through three operating segments, a mortgage production segment, a mortgage servicing segment and a fleet management services segment. Our mortgage production segment originates, purchases and sells mortgage loans through PHH Mortgage Corporation, its subsidiaries and affiliates (collectively, “PHH Mortgage”), which includes PHH Home Loans, LLC (“PHH Home Loans”). Our mortgage servicing segment services mortgage loans that either PHH Mortgage or PHH Home Loans originates. Our mortgage servicing segment also purchases mortgage servicing rights (“MSRs”) and acts as a subservicer for certain clients that own the underlying MSRs. In this proxy statement, we refer to our mortgage production and servicing segments collectively as our “mortgage business.” Our fleet management services segment provides commercial fleet management services to corporate clients and government agencies throughout the United States and Canada through PHH Vehicle Management Services Group LLC, doing business as PHH Arval (“PHH Arval”). PHH Arval is a fully integrated provider of fleet management services with a broad range of offerings, including management and leasing of vehicles and other fee-based services for vehicle fleets. In this proxy statement, we refer to the operations conducted by our fleet management services segment as our “fleet management business.”

For more information about us, please visit our website at www.phh.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Our common stock is publicly traded on the NYSE under the symbol “PHH.” Our executive offices are located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 and our telephone number is (856) 917-1744.

General Electric Capital Corporation

General Electric Capital Corporation (“GE Capital”) was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies. On July 2, 2001, GE Capital reincorporated and changed its domicile from New York to Delaware. All outstanding common stock of GE Capital is owned by General Electric Capital Services, Inc., the common stock of which is in turn wholly owned directly or indirectly by General Electric Company. Through its division GE Capital Solutions Fleet Services, GE Capital offers a broad range of financial services throughout North America with more than 934,265 commercial vehicles under lease and service management.

Additional information about GE Capital Solutions Fleet Services is available on its website at http://www.gecapsol.com. The information contained on this website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission (the “SEC ”). GE Capital’s principal executive office is located at 3135 Easton Turnpike, Fairfield, Connecticut, and its telephone number is (203) 373-2211.

Jade Merger Sub, Inc.

Jade Merger Sub, Inc. (the “merger sub”), a Maryland corporation, is currently a wholly owned subsidiary of GE Capital. Merger sub was formed exclusively for the purpose of effecting the merger. Merger sub has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement and the consummation of the transactions contemplated thereby. Merger sub’s principal executive offices are located at [    ●    ], and its telephone number is [    ●    ].

The Merger (Page [ ● ])

The merger agreement provides that merger sub will merge with and into the Company (the “merger”). We will be the surviving corporation (the “surviving corporation”) in the merger. Upon completion of the merger, you will be entitled to receive $31.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. See “ — Exchange and Payment Procedures” beginning on page [ ● ]. We refer to this amount in this proxy statement as the “merger consideration”. As a result of the merger, PHH Corporation will cease to be an independent, publicly traded company and will be wholly owned by GE Capital. Our common stock will no longer be listed on any stock exchange or quotation system and will be delisted from the NYSE. The registration of our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated upon application to the SEC. Additionally, in conjunction with the merger, GE Capital entered into a separate agreement with Pearl Mortgage Acquisition 2 L.L.C. (the “Mortgage Business Purchaser”) to sell our mortgage business. We refer to this agreement as the “mortgage business sale agreement” in this proxy statement. The mortgage business sale agreement includes provisions that affect the merger agreement and the transactions contemplated thereby, including the merger, and is further described in the section of this proxy statement captioned “— Mortgage Business Sale Agreement” beginning on page [ ● ]. The Mortgage Business Purchaser was formed solely to effect the acquisition of our mortgage business and is an affiliate of The Blackstone Group (“Blackstone”).

The Special Meeting (Page [ ● ])

Date, Time and Place.  The special meeting will be held on [    ●    ], 2007 starting at [ ● ] a.m., local time, at the [    ●    ] located at [    ●    ].

Purpose.  At the special meeting, you will be asked to consider and vote upon (1) a proposal to approve the merger agreement and the merger, pursuant to which merger sub will merge with and into PHH Corporation, (2) a proposal to approve any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies, and (3) such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Record Date.  You are entitled to receive notice of and to vote at the special meeting if you owned shares of our common stock at the close of business on [    ●    ], 2007, the record date specified by our board of directors for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [    ●    ] shares of our common stock issued and outstanding and entitled to receive notice of and to vote at the special meeting.

Vote Required; Quorum.  The merger agreement and the merger must be approved by the affirmative vote of the holders of at least a majority of our common stock outstanding on the record date and entitled to vote at the special meeting. We refer to this vote as the “requisite stockholder vote” in this proxy statement. Holders of at least a majority of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or by proxy at the special meeting to constitute a quorum to conduct business at the special meeting. In the event that a quorum is not present at the special meeting, we expect that we will adjourn or postpone the special meeting to solicit additional proxies.

For the proposal to approve the merger agreement and the merger, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement and the merger, but will count for the purpose of determining whether a quorum is present at the special meeting. If you abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the merger.

Treatment of Stock Options and Restricted Stock Units (Page [ ● ])

The merger agreement provides that, immediately prior to the effective time of the merger, each outstanding, unexercised stock option (whether vested or not) shall be deemed to be fully vested at the effective time of the merger and shall be canceled, and the holder thereof shall be entitled to receive, at the effective time of the merger or as soon as practicable thereafter, an amount of cash, less applicable withholding taxes, equal to:

•	the aggregate number of shares of our common stock underlying such stock option immediately prior to the effective time of the merger, multiplied by

•	the excess of $31.50 over the exercise price per share of our common stock subject to such stock option.

In addition, under the terms of the merger agreement, at the effective time of the merger, each restricted stock unit that is outstanding or earned but not awarded immediately prior to the effective time of the merger (whether vested or unvested) shall be deemed to be fully vested and shall be canceled, entitling the holder thereof to the right to receive, at the effective time of the merger or as soon as practicable thereafter, an amount of cash, equal to the aggregate number of shares of our common stock underlying such restricted stock unit immediately prior to the effective time of the merger, multiplied by $31.50, less any applicable withholding taxes.

Recommendation of our Board of Directors (Page [ ● ])

Our board of directors, at a special meeting held on March 13, 2007, after due consideration, unanimously: (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of our stockholders, (ii) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, along with other transaction documents presented to the board of directors relating to the merger, and (iii) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted for consideration by our common stockholders at the special meeting of stockholders. Our board of directors unanimously recommends that the holders of our common stock vote “FOR” the proposal to approve the merger agreement and the merger. For a discussion of the factors considered by our board of directors in reaching its conclusions, see “— Background of the Merger” beginning on page [ ● ].

Interests of Our Directors and Executive Officers in the Merger (Page [ ● ])

In considering the recommendation of the board of directors with respect to the merger and the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder and that such interests may present actual or potential conflicts of interest. Such interests include, among other matters:

•	severance payments and benefits payable to certain of our executive officers upon termination of employment pursuant to our existing policies or agreements;

•	retention bonuses payable to certain of our executive officers in order to retain their services at least through the closing of the merger;

•	accelerated vesting of certain equity awards; and

•	rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger.

A number of our executive officers may currently be engaged in discussions with GE Capital, Blackstone or their respective affiliates regarding potential employment matters and may, prior to or after the closing of the merger, enter into new arrangements with GE Capital, Blackstone or their respective affiliates. For example, Mr. Kilroy has entered into an offer letter with GE Capital Solutions pursuant to which he is expected to become the Chairman of GE Capital Solutions Fleet Services upon consummation of the merger.

As of the record date, our directors and executive officers held in the aggregate approximately [ ● ] % of the shares of our common stock entitled to vote at the special meeting.

Opinion of Financial Advisors (Page [ ● ])

Each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Gleacher Partners LLC (“Gleacher Partners”) (collectively, the “financial advisors”), delivered its opinion to our board of directors that, as of the date of its opinion and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by holders of our common stock in the merger was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of each of Merrill Lynch and Gleacher Partners, dated March 14, 2007, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinions, are attached to this document as Annex B and Annex C, respectively. You are urged to read each opinion carefully in its entirety.

Each written opinion is addressed to our board of directors and special committee, is directed only to the consideration to be paid pursuant to the merger, and does not constitute a recommendation as to how any holder of shares of our common stock should vote at our special meeting with respect to the merger agreement and the merger.

Regulatory Approvals (Page [ ● ])

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), neither the merger nor the sale of our mortgage business by GE Capital to the Mortgage Business Purchaser may be consummated until the requisite notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”), and the applicable waiting periods have expired or been terminated. On March 23, 2007, we and GE Capital filed the requisite notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ with respect to the merger. The waiting period relating to the merger expired on April 23, 2007. On March 30, 2007, we and an affiliate of Blackstone filed the requisite notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ with respect to the transactions contemplated by the mortgage business sale agreement. On April 11, 2007, the FTC and the Antitrust Division of the DOJ granted early termination of the waiting period relating to the transactions contemplated by the mortgage business sale agreement.

Under Canada’s Competition Act, the merger may not be completed until Canada’s Commissioner of Competition issues an advance ruling certificate or waives the applicable notification requirements, or until prescribed notification information has been filed with the Commissioner of Competition and the applicable waiting period has expired. On March 29, 2007, GE Capital requested that the Commissioner of Competition either issue an advance ruling certificate or indicate that the Commissioner did not intend to challenge the merger and waive the parties’ obligation to file prescribed notification information under the Competition Act. On April 13, 2007, the Commissioner of Competition issued an advance ruling certificate in respect of the merger.

On May 7, 2007, certain affiliates of Blackstone filed an application with the New York State Department of Insurance pursuant to New York Insurance Law in connection with the proposed change in control of Atrium Insurance Corporation (“Atrium”), a New York domiciled mortgage guaranty insurer and a subsidiary of the Company. In addition, on May 25, 2007, GE Capital filed a request for an exemption with the New York Department of Insurance relating to the change in control of Atrium due to the transactions contemplated by the merger agreement and the mortgage business sale agreement. The approvals and notices required to complete the transactions contemplated by the merger agreement also include the approvals of various state regulatory authorities and notices to various state authorities relating to ownership changes with respect to our mortgage business. We cannot assure you, however, that these consents, waivers, approvals, permits or authorizations will be obtained in a timely manner, or at all.

Material U.S. Federal Income Tax Consequences (Page [ ● ])

The receipt of cash in exchange for shares of our common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, holders of our common stock whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page [ ● ])

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following mutual conditions:

•	we shall have obtained the requisite stockholder vote;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that would make the consummation of the merger illegal or otherwise prohibit the consummation of the merger; and

•	all waiting periods or extensions thereof applicable to the merger or any of the transactions contemplated by the merger agreement, under the HSR Act or the Canadian Antitrust Law shall have expired or early termination thereof shall have been granted.

Conditions to GE Capital’s and Merger Sub’s Obligations.  The obligation of GE Capital and merger sub to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	our representations and warranties must be true and correct, subject to certain materiality thresholds;

•	we must have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants to be performed or complied with by us under the merger agreement;

•	there shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any governmental entity relating to the merger, transactions contemplated by the mortgage business sale agreement or any of the transactions contemplated by the merger agreement in which a governmental entity is a party that would or is reasonably likely to (a) restrain, enjoin, prevent, restrict, prohibit or make illegal the acquisition of some or all of the shares of our common stock by GE Capital or merger sub or the consummation of the merger or the transactions contemplated by the merger agreement, or (b) result in a governmental investigation or material governmental damages being imposed on GE Capital or the surviving corporation or any of their respective affiliates;

•	the merger and the transactions contemplated by the merger agreement and the mortgage business sale agreement, respectively, shall have been approved by the New York State Insurance Department;

•	certain specified consents, approvals, notifications, or certificates (including the approval of certain state and federal regulatory authorities related to the sale of our mortgage business) shall have been obtained and copies of such consents shall have been delivered by us to GE Capital;

•	we shall have filed all forms, reports, and other documents required to be filed with the SEC with respect to periods from January 1, 2006 through the effective time of the merger;

•	our audited financial statements for the year ended December 31, 2006 shall not reflect a consolidated financial condition or results of operations of us, our consolidated subsidiaries and our consolidated joint ventures that is different from the consolidated financial condition or results of operations of us, our consolidated subsidiaries and our consolidated joint ventures reflected in the unaudited financial statements for the year ended December 31, 2006 that we provided to GE Capital in connection with the execution of the merger agreement, unless such difference would not constitute, or would not reasonably be expected to constitute, a material adverse effect;

•	all of the conditions to the obligations of the Mortgage Business Purchaser under the mortgage business sale agreement to consummate the sale of our mortgage business (other than the condition that the merger shall have been consummated) shall have been satisfied or waived in accordance with the terms thereof, and the Mortgage Business Purchaser shall otherwise be ready, willing and able (including with respect to access to financing) to consummate the transactions contemplated thereby; and

•	we shall have delivered to the Mortgage Business Purchaser acknowledgement agreements fully executed by the applicable agency and us and/or our applicable mortgage entity.

Conditions to PHH’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties of GE Capital and merger sub, must be true and correct, subject to certain materiality thresholds; and

•	each of GE Capital and merger sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the effective time of the merger.

Pursuant to the mortgage business sale agreement, GE Capital has agreed not to consummate the merger unless all the mutual conditions to closing and the closing conditions pertaining to GE Capital and the merger sub specified in the merger agreement have been satisfied or waived. GE Capital and the merger sub are required to obtain the prior written consent of the Mortgage Business Purchaser before agreeing to any such waiver, unless the waiver relates solely to our fleet management business and would not otherwise materially prejudice the Mortgage Business Purchaser’s position or obligation under the mortgage business sale agreement. See “— Mortgage Business Sale Agreement” beginning on page [ ● ].

No Solicitation of Transactions (Page [ ● ])

We have agreed that from March 15, 2007 to the effective time of the merger and subject to specified exceptions, we will not and we will cause our subsidiaries and joint ventures (along with our and their respective representatives) to not:

•	directly or indirectly, initiate, solicit or knowingly encourage or facilitate (including by way of furnishing information or assistance) any inquiries or the making of any proposal or offer with respect to, or the making or effectuation of, an acquisition proposal for us;

•	approve or recommend (or propose publicly to approve or recommend) any acquisition proposal for us or enter into any agreement to acquire us;

•	directly or indirectly, engage in any negotiations or discussions with respect to, or provide access to our properties, books and records or any confidential or non-public information to any person relating to, or that would reasonably be expected to lead to, an acquisition proposal for us; or

•	amend, terminate, waive, fail to use commercially reasonable efforts to enforce, or grant any consent under, any confidentiality, standstill, shareholder rights or similar agreement (other than any such agreement with GE Capital).

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer (other than the merger) made or commenced after the date of the merger agreement, for a tender offer or exchange offer, proposal for a merger, consolidation or other business combination, sale of shares of capital stock, recapitalization, liquidation, dissolution or similar transaction involving us and our subsidiaries and joint ventures or any proposal or offer to acquire (whether in a single transaction or a series of related transactions) in any manner:

•	equity interest representing a 20% or greater economic interest or voting interest in us and our subsidiaries and joint ventures, taken as a whole; or

•	assets, securities or ownership interests of or in, us or our subsidiaries or joint ventures (a) representing 20% or more of the consolidated assets of us and our subsidiaries and joint ventures, taken as a whole, or (b) with respect to which 20% or more of our revenues or earnings on a consolidated basis are attributable.

Prior to the holders of at least a majority of our common stock approving the merger agreement and the merger in accordance with the merger agreement, we may provide confidential information with respect to such proposals, with the maker of an unsolicited written acquisition proposal (which did not result from a breach of an enumerated section of the merger agreement or any standstill agreement) only if our board of directors makes a prior determination in good faith and after consultation with its outside counsel and a financial advisor of nationally recognized reputation, that:

•	the acquisition proposal constitutes, or is reasonably likely to, lead to a superior proposal, and

•	failure to take such action would be inconsistent with the statutory duties of our board members, as directors, under the MGCL.

In addition, we are required to (a) enter into a confidentiality agreement with the maker of the unsolicited written acquisition proposal containing confidentiality restrictions no less favorable to us than those contained in the confidentiality agreement with GE Capital before we provide any confidential information to such person, (b) provide a copy of such confidentiality agreement to GE Capital within twenty-four hours of execution, and (c) furnish a copy to GE Capital of any confidential information we furnish to such person, to the extent such information was not previously furnished to GE Capital.

For purposes of the merger agreement, “superior proposal” means an unsolicited bona fide written offer made by a third party, not involving a breach of the merger agreement or any standstill agreement, to acquire, directly or indirectly,

•	at least a majority of our equity securities; or

•	all or substantially all of the stock or assets of us and our subsidiaries on a consolidated basis, all or substantially all of the assets of, or the stock of our subsidiaries or entities engaged in the mortgage business, or all or substantially all of the assets of, or the stock of our subsidiaries or entities engaged in, the fleet business.

In addition, such an offer also must not be subject to a financing contingency and must otherwise be on terms which our board concludes in good faith (taking into account (x) the likelihood of consummation of such transaction on the terms set forth therein as compared to the terms of the merger agreement, including the ability of such proposal to be financed, (y) legal, financial, regulatory, and timing aspects of the proposal and the person making the acquisition proposal and (z) any changes to the terms of the merger agreement that as of such time have been proposed by GE Capital) and after consultation with its outside counsel and financial advisors, to be more favorable from a financial point of view to our stockholders than the merger.

We have agreed to promptly notify GE Capital (within 24 hours) of our receipt of any proposal, offer, inquiry, or other contact or request for information or if any discussions or negotiations are sought to be initiated or continued with us either regarding, or that could reasonably be expected to lead to, an acquisition proposal. We have agreed to provide to GE Capital prompt notice of any such proposal along with a copy of any written materials received from the maker of the acquisition proposal. We have also agreed to indicate such party’s identity and to provide to GE Capital the material terms and conditions of the proposal and to keep GE Capital fully informed of all material developments regarding any such acquisition proposal, offer, inquiry or request.

The merger agreement provides that prior to obtaining our stockholders’ approval on the merger agreement:

•	if our board of directors determines in good faith that, due to an intervening event that arose after, and was unknown to our board of directors at the time it approved the merger agreement, the failure of the board of directors to withdraw, qualify or modify its recommendation of the merger agreement would be inconsistent with the statutory duties of our board members, as directors, under the MGCL, then we and our board of directors are permitted to withdraw, qualify or modify the recommendation of our board of directors that our stockholders vote in favor of the merger agreement, or

•	if our board of directors receive an unsolicited acquisition proposal that was not in breach of a particular section of the merger agreement or any standstill agreement and our board of directors determines in good faith that the proposal constitutes a superior proposal, then if we desire either to further pursue the opportunity that arose due to the intervening event or to take action with respect to the prior recommendations of our board of directors concerning the merger agreement, among other matters, we are required to deliver to GE Capital a notice listing certain relevant items. We are required to negotiate in good faith with GE Capital and its representatives regarding revisions to the terms of the transactions contemplated by the merger agreement. The merger agreement also sets forth the procedures we and GE Capital have agreed to follow, including setting specific time lines within which each party should respond.

Under the merger agreement, we may not permit any of our subsidiaries and joint ventures to terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we or our subsidiaries and joint ventures are a party and we have agreed to, and to cause each of our subsidiaries and joint ventures to, enforce the provisions of any such agreements. We also agreed to, and to cause each of our subsidiaries and joint ventures to, terminate or cause to be terminated any existing discussions, negotiations, or communications with any parties regarding any acquisition proposal.

Termination (Page [ ● ])

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, as follows:

•	by mutual written consent of the parties;

•	by either GE Capital or us if:

—	requisite governmental approval with respect to anti-trust laws of the United States and Canada shall have been denied and such denial shall have been final and non-appealable, or any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action which has the effect of making consummation of any of the merger illegal or otherwise prevents or prohibits the consummation of the merger and is final and non-appealable, provided that this right shall not be available to a party if either the failure to obtain the governmental approval or the action taken by the governmental authority was primarily due to the action or failure to fulfill such party’s obligations under the merger agreement and such action or failure constitutes a breach of the merger agreement,

—	the merger has not occurred on or before December 31, 2007, provided that this right will not be available to a party whose failure to fulfill its obligations under the merger agreement primarily contributed to the failure of the merger to occur on or before December 31, 2007 and such action or failure constitutes a breach of the merger agreement, or

—	the requisite stockholder vote was not obtained at a duly convened meeting of our stockholders in accordance with the requirements of the merger agreement;

•	by us if:

—	we are not in material breach of our obligations under the merger agreement such that certain closing conditions pertaining to GE Capital and the merger sub are incapable of being satisfied, and (a) any of GE Capital’s or merger sub’s representations and warranties are or become untrue or incorrect such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by December 31, 2007, or (b) there has been a breach of any of GE Capital’s or merger sub’s covenants or agreements under the merger agreement such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by December 31, 2007, or

—	prior to obtaining the requisite stockholder vote, our board of directors approves and authorizes us to enter into a definitive agreement to implement a superior proposal in accordance with the terms of the merger agreement.

•	by GE Capital if:

—	each of GE Capital and merger sub are not in material breach of their respective obligations under the merger agreement, and (a) any of our representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by December 31, 2007, or (b) there has been a breach of any of our covenants and agreements under the merger agreement such that the closing condition pertaining to our performance and compliance with covenants or agreements would be incapable of being satisfied by December 31, 2007;

—	our board of directors fails to recommend the merger agreement and the merger in this proxy statement, fails to take certain enumerated actions or withdraws, modifies or amends its recommendation that our stockholders vote to approve the merger agreement and the merger in any manner adverse to GE Capital or merger sub; or

—	if the mortgage business sale agreement is terminated by GE Capital, as a result of a breach of the Mortgage Business Purchaser’s representations and warranties or covenants, in the mortgage business sale agreement, if such breach, either individually or in the aggregate, results in the failure of a closing condition pertaining to GE Capital, provided that GE Capital is not in material breach of its obligations under the merger business sale agreement such that certain closing conditions pertaining to the Mortgage Business Purchaser are incapable of being satisfied.

Pursuant to the mortgage business sale agreement, GE Capital has agreed to obtain the prior written consent of the Mortgage Business Purchaser prior to terminating the merger agreement pursuant to this section.

Termination Fee, Reverse Termination Fee and Expense Reimbursement (Page [ ● ])

Under certain circumstances, if either we or GE Capital terminate the merger agreement, we may be required to pay a termination fee to GE Capital. The termination fee is $50 million. Under certain enumerated instances in the merger agreement, we may receive a reverse termination fee in the amount of $50 million from the Mortgage Business Purchaser. In addition, subject to the limitations and requirements contained in the merger agreement, we may be required to reimburse the GECC group’s reasonable transaction expenses incurred in connection with the merger and the transactions contemplated by the merger agreement up to a limit of $5 million.

No Dissenter’s Rights of Appraisal (Page [ ● ])

Holders of our common stock are not entitled to dissenting stockholders’ appraisal rights or other similar rights in connection with the merger or the transactions contemplated by the merger agreement. The MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if the shares of the corporation are listed on the NYSE on the record date for determining stockholders entitled to vote on the merger. On [    ●    ], 2007, the record date specified by our board of directors for the purpose of determining our stockholders who are entitled to receive notice of and to vote at the special meeting, shares of our common stock were listed on the NYSE.

Market Price of Common Stock (Page [ ● ])

The closing sale price of our common stock on the NYSE on March 13, 2007, the last trading day prior to the announcement of the merger, was $27.55. The $31.50 per share to be paid for each share of our common stock in the merger represents a premium of $3.95 for each share, or 14.3% premium to the closing price on March 13, 2007, the last trading day prior to the announcement of the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a PHH stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement which you should read carefully.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of PHH Corporation will be held on [ ● ], 2007, starting at [ ● ] a.m., local time, at the [ ● ] located at [ ● ].

Q.	What is the proposed transaction?

A.	The proposed transaction is our acquisition by GE Capital, an affiliate of the General Electric Company. Once we obtain the requisite stockholder vote and the other closing conditions to the merger in the merger agreement and related documents are satisfied or waived in accordance with their respective terms, merger sub will merge with and into us. We will survive the merger and continue our corporate existence in accordance with Maryland law. In addition, GE Capital has entered into the mortgage business sale agreement to sell our mortgage business to the Mortgage Business Purchaser. Accordingly, upon the closing of the merger and the transactions contemplated by the mortgage business sale agreement, GE Capital will own our fleet management business and Blackstone, through the Mortgage Business Purchaser, will own our mortgage business.

Q.	What will I receive in the merger?

Upon completion of the merger, you will be entitled to receive $31.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $3,150.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares in the surviving corporation. See “— Exchange and Payment Procedures” beginning on page [ ● ].

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent requires. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable. No interest will be paid or accrued on the merger consideration payable upon surrender of your shares of common stock.

If you hold options to acquire shares of our common stock, immediately prior to the effective time of the merger, each outstanding, unexercised stock option (whether vested or not) shall be deemed to be fully vested at the effective time of the merger and shall be canceled, and the holder thereof shall be entitled to receive, at the effective time of the merger or as soon as practicable thereafter, an amount of cash, less applicable withholding taxes, equal to the aggregate number of shares of our common stock underlying such stock option multiplied by the excess of $31.50 over the exercise price per share of our common stock subject to such stock option.

In addition, under the terms of the merger agreement, at the effective time of the merger, each restricted stock unit that is outstanding or earned but not awarded immediately prior to the effective time of the merger agreement (whether vested or unvested) shall be deemed to be fully vested and shall be canceled, entitling the holder thereof to the right to receive, at the effective time of the merger or as soon as practicable thereafter, an amount of cash, equal to the product of the aggregate number of shares of our common stock underlying such restricted stock unit immediately prior to the effective time of the merger, multiplied by $31.50, less any withholding taxes.

Q.	What will happen to my shares of common stock after completion of the merger?

A.	Following the consummation of the merger, your shares of our common stock will be canceled and will represent only the right to receive your portion of the merger consideration. On or before the effective time of the merger, GE Capital will deposit the merger consideration for the benefit of the holders of our common stock with a paying agent. Promptly after the effective time of the merger (but in any event within five business days), the paying agent will mail a letter of transmittal and instructions to you advising you how to surrender your stock certificates in exchange for the merger consideration. In addition, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NYSE, and the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act will be terminated upon application to the SEC.

Q.	What vote is required for PHH’s stockholders to approve the merger agreement and the merger?

A.	The merger agreement and the merger must be approved by the affirmative vote of the holders of at least a majority of our common stock outstanding on the record date and entitled to vote at the special meeting.

Q.	How does the board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the merger and “FOR” the proposal to consider and vote on a proposal to approve any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. You should read “— Our Reasons for the Merger” beginning on page [ ● ] for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Q.	What effects will the merger have on PHH Corporation?

A.	As a result of the merger, we will cease to be an independent, publicly-traded company and will be wholly owned by GE Capital. You will no longer have any interest in our future earnings or growth. In addition, GE Capital has entered into a separate agreement to sell our mortgage business to the Mortgage Business Purchaser. Accordingly, upon the closing of the merger and the transactions contemplated by the mortgage business sale agreement, GE Capital will own our fleet management business and Blackstone, through the Mortgage Business Purchaser, will own our mortgage business.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not approved by the requisite stockholder vote or if the merger is not consummated for any other reason, you will not receive any payment for your shares of our common stock in connection with the merger. Instead, we expect that we will remain an independent public company and that shares of our common stock will continue to be listed and traded on the NYSE. However, under specified circumstances, we may be required to pay GE Capital a termination fee or reimburse GE Capital for its out-of-pocket expenses as described under the caption “The Merger Agreement — Termination Fee and Expenses” beginning on page [ ● ].

Q.	Will I owe taxes as a result of the receipt of the merger consideration?

A.	Yes. Your receipt of the merger consideration for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss as a result of the merger equal to the difference, if any, between the merger consideration that you receive for each of your shares of our common stock and the adjusted tax basis of your shares of our common stock. See “— Certain Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page [ ● ] for a more complete discussion of the U.S. federal income tax consequences of the merger. You should consult your tax advisors about the specific tax consequences to you of the merger.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or via the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee. See “The Special Meeting” beginning on page [ ● ].

Q.	How do I vote?

A.	You may vote in person or by valid proxy received by telephone, via the Internet or by mail. If voting by mail, you must:

• indicate your instructions on the proxy;

• date and sign the proxy;

• mail the proxy promptly in the enclosed envelope; and

• allow sufficient time for the proxy to be received before the date of the Special Meeting.

Alternatively, in lieu of returning signed proxy cards, our stockholders of record can vote their shares by telephone or via the Internet. If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone or electronically via the Internet by following the instructions included with your proxy card. The deadline for voting by telephone or electronically via the Internet is 11:59 p.m., eastern standard time, on [ ● ], 2007. If your shares of our common stock are held in “street name,” please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or electronically via the Internet. See “The Special Meeting” beginning on page [ ● ].

Q.	Should I send in my stock certificates now?

A.	No. Promptly after the effective time of the merger (but in any event within five business days), the paying agent will mail a letter of transmittal and instructions to you advising you how to surrender your stock certificates in exchange for the merger consideration. You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent requires. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

• if you hold your shares in your name as a stockholder of record, by notifying, in writing, our Secretary, William F. Brown, at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054;

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

• by submitting a later-dated proxy card;

• if you voted by telephone or via the Internet, by voting again by telephone or via the Internet; or

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to approve the merger agreement and the merger, but will not have an effect on the proposal to adjourn the special meeting.

Q.	How do participants in our employee savings plans vote?

A.	For participants in the PHH Corporation Employee Savings Plan and the PHH Home Loans, LLC Employee Savings Plan (the “savings plans”) with shares of our common stock credited to their accounts, voting instructions for the trustees of the savings plans are also being solicited through this proxy statement. In accordance with the provisions of the savings plans, the respective trustees will vote shares of our common stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to noon, eastern standard time, on [ ● ], 2007, the trustees of the savings plans will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions. Instructions given with respect to shares in accounts of the savings plans may be changed or revoked only in writing, and no such instructions may be revoked after noon, eastern standard time, on [ ● ]. Participants in the savings plans are not entitled to vote in person at the special meeting. If a participant in the savings plans has shares of our common stock credited to his or her account and also owns other shares of our common stock, he or she should receive separate proxy cards for shares credited to his or her account in the savings plans and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in the savings plans.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares directly as a record holder in “street name,” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be consummated. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $31.50 per share in cash to be received by our stockholders in the merger. In order to receive the $31.50 per share, you must hold your shares through completion of the merger. See “— Exchange and Payment Procedures” beginning on page [ ● ] for details about the payment of the merger consideration.

Q.	What rights do I have if I oppose the merger?

A.	If you are a holder of our common stock of record, you can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card or by voting against the merger in person at the special meeting. If you hold your shares in “street name,” you can vote against the merger in accordance with the voting instructions provided to you by the recordholder of your shares. You are not, however, entitled to dissenting stockholder’s appraisal rights or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement because our shares of common stock are listed on the NYSE. See “No Dissenter’s Rights of Appraisal” on page [ ● ].

Q.	When is the merger expected to be consummated?

A.	We are working toward consummating the merger as quickly as possible. However, the exact timing of the consummation of the merger cannot be predicted. In order to consummate the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. The closing date of the merger will occur no later than the second business day following satisfaction or waiver of all conditions to closing or as we and GE Capital may mutually agree.

Q.	Will a proxy solicitor be used?

A.	Yes. The Company expects to engage Georgeson Shareholder Communications, Inc. (“Georgeson”) to assist in the solicitation of proxies for the special meeting for a fee of approximately $[ ● ], a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Nancy Kyle, Vice President of Investor Relations at (856) 917-4268 or Georgeson, who we expect to be our proxy solicitor, toll-free at (888) 605-7538.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer in this proxy statement, include “forward-looking statements” (as that term is defined under Section 21E of the Exchange Act) based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. In addition to other factors and matters contained in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against PHH Corporation and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business, generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	a decline in the number of home sales and/or prices; competition in our existing and future lines of business and the financial resources of competitors;

•	our failure to comply with regulations and any changes in regulations;

•	our inability to file our required periodic reports with the SEC in a timely manner;

•	the failure of the Mortgage Business Purchaser to be ready, willing and able (including with respect to access to financing) to consummate the transactions contemplated by the mortgage business sale agreement; and

•	the loss of any of our senior management.

In addition, for a more detailed discussion of these risks and uncertainties and other factors, please refer to our annual report on Form 10-K filed with the SEC on May 24, 2007 and our quarterly reports on Form 10-Q filed with the SEC from time to time. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward- looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [    ●    ], 2007, starting at [ ● ] a.m. local time, at the [    ●    ] located at [    ●    ] for the following purposes. (1) to consider and vote upon a proposal to approve the merger agreement and the merger, pursuant to which merger sub will merge with and into PHH Corporation, (2) to consider and vote upon a proposal to approve any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies, and (3) to consider and vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof.

A copy of the merger agreement is attached to this proxy statement as Annex A.

Record Date

Our board of directors has specified the close of business on [    ●    ], 2007 as the record date for purpose of determining our stockholders who are entitled to receive notice of and to vote at the special meeting. Only our stockholders of record on the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were [    ●    ] shares of our common stock issued and outstanding and entitled to notice of and to vote at the special meeting. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

As of [    ●    ], 2007, the record date, our directors and executive officers held and are entitled to vote, in the aggregate, [    ●    ] shares of our common stock, representing [ ● ]% of our issued and outstanding common stock.

Vote Required

The merger agreement and the merger must be approved by the affirmative vote of the holders of at least a majority of our common stock outstanding on the record date and entitled to vote at the special meeting. Holders of at least a majority of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or by proxy at the special meeting to constitute a quorum to conduct business at the special meeting. In the event that a quorum is not present at the special meeting, we expect that we will adjourn or postpone the special meeting to solicit additional proxies.

Abstentions and Broker Non-Votes

For the proposal to approve the merger agreement and the merger, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement and the merger, but will count for the purpose of determining whether a quorum is present at the special meeting. If you abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the merger.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to approve the merger agreement and the merger. As a result, absent specific instructions from the beneficial owner of such shares, brokers cannot vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining whether a quorum is present at the special meeting, but will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the merger.

Proxies and Revocation

If you submit a proxy by telephone, via the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve the merger agreement and the merger and “FOR” the proposal to consider and vote on a proposal to approve any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against the proposal to approve the merger agreement and the merger.

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of our common stock are held in “street name” by your broker, you should instruct your broker on how to vote such shares of common stock using the instructions provided by your broker. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the proposal to approve the merger agreement and the merger. The persons named in the accompanying proxy card will also have discretionary authority to vote on any adjournments or postponements of the special meeting.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before it is voted at the special meeting in the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying, in writing, our Secretary, William F. Brown, at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054;

•	by attending the special meeting and voting by paper ballot in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or via the Internet, by voting again by telephone or via the Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Other Business

We do not expect that any matter other than the proposal to approve the merger agreement and the merger and the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to permit further soliciting of additional proxies will be brought before the special meeting. If, however, any other matter properly comes before the special meeting, or in the event of any adjournment or postponement of the special meeting, proxy holders will vote thereon in accordance with their discretion.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Whether or not a quorum is present, a special meeting of stockholders may be adjourned without notice by announcement made at the special meeting, of the time, date and place of the adjourned meeting. Any signed proxies received by us in whom no voting instructions are provided on such matter will be voted “FOR” the proposal to consider and vote on a proposal to approve any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

Dissenters’ Rights

Holders of our common stock are not entitled to dissenting stockholders’ appraisal rights or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement. The MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if the shares of the corporation are listed on the NYSE on the record date for determining stockholders entitled to vote on the merger. See “No Dissenters’ Rights of Appraisal” beginning on page [ ● ].

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our board of directors. In addition, we expect to retain Georgeson to assist in the solicitation for a fee of approximately $[    ●    ], a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Nancy Kyle, Vice President of Investor Relations at (856) 917-4268 or Georgeson, who we expect to be our proxy solicitor, toll-free at (888) 605-7538.

Availability of Documents

Any documents referenced in this proxy statement will be made available for inspection and copying at our principal executive offices during its regular business hours by any interested holder of our common stock.

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the merger.

PROPOSAL NO. 1: THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

We are a leading outsource provider of residential mortgages and vehicle fleet management services. Prior to February 1, 2005, we were a wholly owned subsidiary of Cendant Corporation (“Cendant”) (now known as Avis Budget Group, Inc.). On February 1, 2005, we began operating as an independent, publicly traded company pursuant to our spin-off (the “Spin-Off”) from Cendant and our stock started trading on the NYSE under the symbol “PHH”. After the Spin-Off, our board of directors and senior management team periodically assessed and reviewed our business, strategic direction, performance, prospects and competitive position in light of trends and developments impacting our business.

From time to time after the Spin-Off, we had been approached by, and held informal discussions with, various entities about the possibility of either engaging in a potential strategic transaction with us or acquiring us. These entities included private equity funds and GE Finance Fleet Services (“GE Fleet Services”), a business unit of GE Capital. We entered into a confidentiality agreement with GE Fleet Services on October 5, 2005 and held exploratory discussions with GE Fleet Services and its representatives, including its financial advisors at Lehman Brothers. We abandoned these discussions after a few weeks for a variety of reasons. While we entered into confidentiality agreements and engaged in informal discussions with certain of the other entities, for a variety of reasons none of these discussions resulted in a transaction and were terminated.

In February 2006, Lehman Brothers contacted us and informed us that in addition to representing GE Fleet Services, it also represented an affiliate of Blackstone. Lehman Brothers indicated that the Blackstone affiliate was interested in possibly partnering with GE Fleet Services or its affiliates, with our consent, to pursue a potential strategic transaction with us and wished to meet with our senior management to discuss our operations, especially our mortgage business.

On March 1, 2006, we issued a press release indicating that we did not expect to meet the March 16, 2006 deadline to file our Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”) because we had not yet finalized our financial statements for the fourth quarter and the fiscal year 2005 and that the audit of our 2005 financial statements was ongoing. On the same day, we also announced that our board of directors had appointed Mr. Clair M. Raubenstine as our Executive Vice President and Chief Financial Officer. On March 17, 2006, we filed a Form 12b-25 with the SEC, disclosing that we would not able to file the 2005 Form 10-K by the SEC filing deadline and that we were unable to provide an expected date for the filing of the 2005 Form 10-K.

On March 22, 2006, members of our senior management met with the Blackstone affiliate and its representatives. Shortly after this meeting, we told the parties that we were going to focus on finalizing our financial statements and, accordingly, abandoned further discussions.

During a meeting of our board of directors held on April 4, 2006, our board of directors discussed the potential risks and benefits presented by the strategic alternatives available to the Company. The board reviewed our current strategic business plan, including the risks associated with achieving and executing our business plan, the nature of the industries in which we operate, industry trends, economic and market conditions, both on an historical and prospective basis, and the uncertainty associated with our future plans. The board also considered the risks and challenges associated with delays in finalizing our financial statements and in not satisfying the reporting requirements under the Exchange Act, the risks inherent in our business model, and the risks associated with stockholder litigation. The board considered our proposed timetable for becoming compliant with the reporting requirements under the Exchange Act, our continuing need to identify and remediate material weaknesses in internal control over financial reporting and to achieve effective internal control over financial reporting, potential contractual defaults, the potential delisting of our common stock from the NYSE and the reasons described in “The Merger — Our Reasons for the Merger” beginning on page [ ● ]. Our board of directors discussed alternatives to enhance stockholder value, including continuing to operate the Company under our current business plan, a sale of all or part of the Company and other strategic alternatives. The board also considered the alternative risks involved in pursuing a strategic transaction or sale of the Company, including distraction of management, disruption of the business and the risk of non-consummation of the transaction. A representative from DLA Piper US LLP (“DLA Piper”), our outside corporate and securities counsel, advised regarding the fiduciary duties of the directors in connection with their review of strategic alternatives. After discussion, our board of directors approved the formation of a special committee (the “special committee”) composed solely of independent non-employee directors to review and evaluate the strategic alternatives available to the Company. Messrs. A. B. Krongard, James W. Brinkley, Jonathan D. Mariner, Francis J. Van Kirk and Ms. Ann D. Logan were appointed to serve on the special committee, with Mr. Krongard serving as chairman.

On April 12, 2006, the special committee met with members of our senior management and representatives of DLA Piper. The parties discussed the strategic alternatives available to us including, among other matters, the possible sale or spin-off of one or the other of our businesses, the challenges and benefits of remaining a stand-alone public company, the timing of a process to explore strategic alternatives and our proposed timetable for becoming compliant with the reporting requirements under the Exchange Act. During the course of discussions regarding strategic alternatives, the special committee discussed the fact that our mortgage business continued to be dependent on the results and cash flows of the fleet management business to support an investment grade rating, which the special committee considered to be important to the competitiveness of the mortgage business, and that as a result, pursuing a transaction that would result in the mortgage business operating as a stand-alone entity was not practical and would likely negatively impact stockholder value. The special committee authorized the chairman and certain other members of the special committee to interview investment bankers and make a recommendation to the special committee regarding selection of financial advisors for the special committee.

On April 27, 2006, we advised the NYSE that we were not prepared to file our 2005 Form 10-K and had postponed our annual meeting of stockholders and the mailing of the related proxy statement.

During the course of the next several weeks, members of the special committee met with and interviewed representatives of several investment banks regarding their expertise and qualifications to advise us with respect to potential opportunities for strategic alternatives and discussed their conclusions with the chairman of the special committee. The special committee concluded after these discussions that the best advisory team for the special committee would be a team of bankers, including both Merrill Lynch and Gleacher Partners. The special committee authorized the chairman to discuss this joint representation with representatives of the two investment banks and to receive verbal assurances from each bank that the investment banks would work together as a team to represent the special committee and our board of directors.

The special committee met on June 8, 2006 with members of our senior management and a representative of DLA Piper. The special committee reported on the investment bank interview process. The DLA Piper representative advised regarding the scope of the engagement of the investment banks and certain related disclosure requirements. The special committee discussed, among other matters, the timing of the process of exploring strategic alternatives, fee arrangements and the provisions for fairness opinions. The special committee approved and authorized the engagement of Merrill Lynch and Gleacher Partners to serve as our joint financial advisors (our “financial advisors”) to investigate and analyze our strategic alternatives, subject to the negotiation and execution of mutually satisfactory engagement letters.

The special committee met on June 27, 2006 with members of our senior management and a representative of DLA Piper. The special committee reviewed the terms of the engagement letters with Merrill Lynch and Gleacher Partners. The chairman of the special committee updated the special committee on his prior discussions with the financial advisors regarding their proposed due diligence and informed the special committee that the financial advisors were developing a list of entities that might be interested in a potential strategic transaction with us. The special committee asked the chairman to take charge of the coordination of the process with the financial advisors. Members of the special committee then engaged in a discussion regarding the risks related to the process of exploring strategic alternatives, including the risks presented as a result of the delays in finalizing our financial statements and execution risks associated with pursuing certain forms of strategic alternatives, as well as the risk of execution of our business plan. The special committee concluded that it was in the best interest of the Company and its stockholders to commence a competitive sales process to explore strategic alternatives, in light of the significant execution risks associated with our business plan. The DLA Piper representative advised regarding the fiduciary duties of the special committee and the board of directors.

During the next three months, the financial advisors conducted a due diligence process regarding our operations and worked with the chairman of the special committee to develop the list of potential bidders that might be interested in a transaction with us. The chairman of the special committee kept the financial advisors informed about the status of the completion of our financial statements and our outstanding SEC filings along with our proposed timetable for becoming compliant with the reporting requirements under the Exchange Act. The chairman of the special committee also periodically conferred with other members of the special committee regarding, among other matters, the list of entities that might be interested in a transaction with us. The process of completing our financial statements and filing our 2005 Form 10-K took longer than expected, which in turn delayed the process of exploring strategic alternatives. The financial advisors and members of our senior management, with assistance from DLA Piper representatives, began drafting a confidential offering memorandum and preparing an on-line data room to facilitate access to due diligence materials that would be provided to potential transaction parties.

On August 16, 2006, we commenced a cash tender offer and consent solicitation to the holders of certain outstanding notes to undertake one or a combination of the following: (i) retire certain notes from tendering note holders or (ii) obtain consent from the holders of at least a majority of note holders to (a) amend certain provisions of the indenture governing the notes, regarding, among other matters, the requirement to file with the SEC and the trustee our annual reports, quarterly reports and other documents pursuant to the Exchange Act and (b) waive certain default and potential events of default under the indenture. On September 14, 2006, we concluded our tender offer and consent solicitation for certain outstanding notes.

The financial advisors began contacting potential bidders in late September 2006 and, over the course of the next three months, contacted forty-nine entities resulting in twenty-seven confidentiality agreements being executed. Pursuant to the confidentiality agreements, each entity agreed to maintain the confidentiality of the information to be provided to it by us and the entity’s discussions of a possible transaction, to provide customary standstill protection and to place certain restrictions on their ability to enter into agreements with co-bidders in connection with a transaction. As part of this process, GE Capital and the Blackstone affiliate informed the financial advisors that they expected to work together to submit a combined bid.

On October 11, 2006, the special committee met with members of our senior management and representatives of the financial advisors and DLA Piper and discussed, among other matters, the status of our financial statements and outstanding SEC filings, the draft confidential offering memorandum and the proposed timing of a strategic transaction. The financial advisors discussed the list of potential bidders and the merits of a competitive sales process by which the Company solicited interest from the most likely bidders, as compared to a public auction, and the risks to our business from a public auction. The financial advisors provided an update on the status of their contacts with both strategic and financial bidders, including the possibility that certain potential bidders may team up to submit a combined bid. The special committee discussed the expected levels of interest in us and our fleet management business and mortgage business, the difficulty of locating bidders with serious interest in both lines of our business and the risks of closing conditions attendant to sales to two different bidders at two different times. The special committee then engaged in a discussion regarding the timing of the process of exploring strategic alternatives. The special committee concluded that it would be in the best interest of the Company to continue the competitive sales process by contacting designated potential bidders identified by the financial advisors as having significant potential interest in a strategic transaction.

During a meeting of our board of directors held on October 23, 2006, our board of directors discussed the current state of the mortgage business, and the fact that mortgage originations for the third quarter of 2006 had declined dramatically from the comparable period of 2005, resulting in expected significant losses which had not been forecast previously. Management discussed the fact that the decline in mortgage originations appeared to be industry-wide. Our board of directors reviewed with management several cost cutting measures to address the mortgage business downturn.

Beginning in late October 2006, the financial advisors distributed our confidential information memorandum to the potential bidders that had executed confidentiality agreements.

On November 22, 2006, we filed our 2005 Form 10-K with the SEC.

On November 27, 2006, the entities that had received our confidential information were informed that we intended to follow a two-step bidding process involving the submission of a preliminary non-binding bid following review of the confidential information memorandum and, thereafter, selection of certain bidders to conduct due diligence and receive presentations by members of our senior management. The deadline for the preliminary non-binding bids was December 5, 2006.

On or about December 5, 2006, we received five preliminary non-binding bids to acquire all of our issued and outstanding common stock and one preliminary non-binding bid to acquire only our fleet services business.

GE Capital and a Blackstone affiliate (collectively, the “GECC group”) submitted a bid to acquire all of our issued and outstanding common stock in an all cash transaction for between $31.00 and $33.00 per share. The bid indicated that GE Capital was interested in our fleet services business and that the Blackstone affiliate was interested in our mortgage business. The GECC group noted that its bid purchase price was based upon certain assumptions, including, among other matters, assumptions regarding our capitalization and the anticipated tax consequences of the transaction. The bid explained that the GECC group expected to fund the purchase price of our common stock with a combination of cash and proceeds of secured financing. The GECC group expected to have firm financing commitments consistent with standard public company acquisitions and did not anticipate the transaction to be subject to a financing contingency.

A second bidder, which we refer to as “Bidder B,” submitted a bid to acquire all of our issued and outstanding common stock in an all cash transaction for between $32.00 and $34.00 per share. Bidder B indicated that it did not expect to have a financing contingency and was flexible with respect to the transaction structure. The bid was subject to additional due diligence, including, among other matters, a review of operational, business, financial, accounting, legal, tax, employee benefit and information systems.

A third bidder, which we refer to as “Bidder C,” submitted a bid to acquire all of our issued and outstanding common stock in an all cash transaction for between $28.50 and $30.50 per share. Bidder C indicated that based upon its knowledge of current market conditions and its experience in financing similar transactions, it was confident that it would be able to finance and consummate the transaction in a timely manner. The bid was subject to the satisfactory completion of its accounting, business and legal due diligence and certain other conditions.

A fourth bidder, which we refer to as “Bidder D,” submitted a bid to acquire all of our issued and outstanding common stock in an all cash transaction for between $31.00 and $33.00 per share. Bidder D noted that the final share price was to be determined upon successful completion of additional due diligence and that the purchase of the Company was to be financed through a mix of asset-based debt and equity financing. Bidder D indicated that, given the size of the transaction, it would arrange for an equity investment consortium to include its limited partners, other private equity firms and institutional asset managers.

A fifth bidder, a strategic buyer, which we refer to as “Bidder E,” proposed to acquire only our fleet services business in an all cash transaction for between $825 million and $925 million (on a debt and cash free basis). Bidder E expected to finance the acquisition with a combination of existing cash, existing credit lines and additional debt financing, as applicable. The bid was based upon certain assumptions and satisfactory resolution of additional due diligence. Bidder E noted that it hoped to find a suitable partner to work towards making a final offer for the Company as a whole.

The special committee met on December 7, 2006 to discuss the preliminary non-binding bids received. Members of our senior management and representatives of the financial advisors and DLA Piper attended the meeting as well. Representatives from Merrill Lynch and Gleacher Partners presented summaries of the bids and discussed the relative strengths and weaknesses of the various bids. The financial advisors noted that, based upon their experience, each of the bidders had access to sufficient capital to close a transaction with us and had expressed sufficient interest in us to potentially facilitate the execution of a definitive transaction agreement on a rapid timetable, thereby reducing our business risk and disruption from the transaction. The financial advisors provided a summary of their discussions with each bidder and, given the relatively close grouping of all the bid ranges, recommended that we continue active discussion with all the bidders seeking to acquire all our issued and outstanding common stock. The financial advisors did not recommend active discussions with Bidder E since, among other reasons, its bid was for only our fleet services business and also advised the special committee that they expected one more bid in the near future, which they believed would be a viable bid.

The special committee then discussed the relative weaknesses in Bidder E’s bid, including, among other matters, the fact that its bid was only for our fleet services division and the fact that it did not appear that Bidder E could consummate a transaction with us without one or more joint bidders that it had yet to identify. The financial advisors recommended against continuing active discussion with Bidder E unless it found a bidding partner. Based on the special committee’s evaluation of the five bids and the recommendations of the financial advisors, the special committee determined that the resources and attention of our senior management and our legal and financial advisors should be focused primarily on the bidders seeking to acquire all of our issued and outstanding common stock and recommended that the financial advisors proceed with the next round of negotiations and bidding with four of the five bidders. The special committee directed our financial advisors to encourage Bidder E to find a bidding partner if they wanted to continue in the process. Later that day, the chairman of the special committee provided input to a representative of DLA Piper regarding the terms and conditions of the proposed acquisition agreement.

On December 12, 2006, a sixth bidder, which we refer to as “Bidder F,” submitted a bid to acquire all of our issued and outstanding common stock in an all cash transaction for between $31.00 and $33.00 per share. Bidder F indicated that it expected to use a combination of asset-based, bank debt and equity financing to effect the proposed transaction. The offer was conditioned on satisfactory review and completion of additional due diligence and the signing of a definitive transaction agreement containing customary representations and warranties. Bidder F informed the financial advisors that it intended to work with a private equity firm.

On or about December 12, 2006, the financial advisors sent a letter to each of the six bidders seeking to acquire all of our issued and outstanding common stock, instructing them on the next phase of the process, including information on how to access the on-line due diligence data room and scheduling management presentations. Over the course of the next three weeks, we provided access to the on-line data room and gave management presentations to each of these bidders and their representatives.

In late December, representatives of Merrill Lynch and Gleacher Partners periodically updated the chairman of the special committee regarding the status of their discussions with each bidder and the timing of the process.

On January 8, 2007, the bidders were requested to submit updated proposals to acquire all of our issued and outstanding common stock, with a deadline of January 25, 2007 for their responses. During the next three weeks, members of our senior management held several additional due diligence sessions with the bidders, including on-site meetings with representatives of the bidders in New Jersey and Maryland to discuss our business, operations, financial condition and results of operations. In addition, we continued to respond to any due diligence requests made by the bidders by updating the on-line data room.

On January 25, 2007, three bidders provided us with preliminary non-binding proposals to acquire all of the issued and outstanding shares of our common stock in an all cash transaction for between $28.50 and $32.00 per share. The other three bidders decided not to continue in the process.

The GECC group’s proposal indicated that they were interested in acquiring all of our issued and outstanding common stock in an all cash transaction for $30.80 per share. The GECC group indicated that they had reduced their per share bid price based on further analysis of the tax consequences associated with their plan to bifurcate our fleet management business and mortgage business. The GECC group reiterated that GE Capital was interested in our fleet management business and that the Blackstone affiliate was interested in our mortgage business. The proposal indicated that GE Capital would use cash on hand to pay for its portion of the purchase price related to our fleet management business and that the Blackstone affiliate would use cash from its funds and debt secured by some of the mortgage assets acquired in the transaction to pay for its portion of the purchase price related to our mortgage business. The GECC group noted that, while it had committed substantial resources to the due diligence process, including engaging a number of third parties and advisors, it needed to complete its outstanding due diligence. The GECC group indicated that its proposal was based upon certain assumptions, including our capitalization, and the successful resolution of the due diligence items. The GECC group proposed to enter into an exclusivity period with us to finalize its due diligence process and negotiate a definitive transaction agreement, including finalizing the transaction structure.

Bidder B submitted a proposal to acquire all of our issued and outstanding common stock in an all cash transaction for $32.00 per share. Bidder B indicated that it was prepared to invest up to $500 million of equity capital and that debt financing for the transaction would be fully-committed at the time of the execution of a definitive transaction agreement. The proposal was subject to additional due diligence, including, among other matters, a review of operational, business, financial, accounting, legal, tax, employee benefit matters and our information systems. Bidder C submitted a proposal to acquire all of our issued and outstanding common stock in an all cash transaction for between $28.50 and $30.50 per share. Bidder C noted that based upon its knowledge of current market conditions, its experience in financing similar transactions and guidance from its financing sources, it was confident that it would be able to arrange financing to consummate the transaction and that it and its financing partners anticipated providing financing commitments upon signing a definitive merger agreement. Bidder C indicated that while it had undertaken a substantial amount of due diligence and had devoted substantial internal resources to the proposed transaction, it had substantial due diligence remaining prior to being able to execute a definitive merger agreement. Bidder C noted that, with the support of our management and legal and financial advisors, it was confident that it could complete its due diligence, secure committed financing and enter into a definitive merger agreement with us within a four-week period.

On January 31, 2007, the special committee met with members of our senior management and representatives of the financial advisors and DLA Piper to discuss the second round preliminary non-binding proposals. Representatives from Merrill Lynch and Gleacher Partners discussed each proposal and their views of the relative strengths and weaknesses of each proposal. Representatives of DLA Piper discussed the fiduciary duties of the directors. The special committee discussed with its legal and financial advisors, among other matters, the risks associated with our business and prospects and the risks associated with pursuing strategic alternatives, including regulatory risks, and concluded that it was advisable to continue to pursue the competitive sales process. The special committee discussed with its legal and financial advisors the fact that two of our most significant contracts include provisions which required third-party waivers and consents to any change-in-control transaction, and the risks to our business if a transaction were announced but not consummated. The special committee concluded that it would be necessary to obtain the third-party waivers and consents described above prior to entering into a change-in-control transaction agreement with any of the bidders. The legal and financial advisors also discussed the GECC group’s request for exclusivity, which the special committee concluded was premature. The special committee then discussed with the financial advisors whether any of the bidders might be willing to increase their respective per share valuation. After further discussion and based on the special committee’s evaluation of the relative merits of the various proposals and the recommendations of the financial advisors, the committee instructed the financial advisors to continue discussions with the GECC group and Bidder B and seek to increase the prices offered. The special committee also instructed the financial advisors to seek clarification regarding each bidder’s intended due diligence process for the proposed transaction, and clarification regarding the terms of their proposal. Thereafter, the financial advisors held discussions with each bidder in accordance with the special committee’s instructions.

On February 5, 2007, the financial advisors circulated a proposed draft merger agreement prepared by DLA Piper to the GECC group and Bidder B.

On February 9, 2007, the financial advisors received a supplemental due diligence request list from Bidder B’s counsel and a lengthy list of open due diligence items from Bidder B’s financial advisor. The financial advisors also received a shorter supplemental list of due diligence items from the GECC group. The financial advisors instructed each bidder to complete their due diligence and to finalize the key terms of their second round proposal.

For the next several days, the GECC group, Bidder B and their respective representatives continued their due diligence investigation and held several in-person meetings and telephonic conference calls with us and our advisors. Members of our management also held several due diligence sessions with representatives of the GECC group and Bidder B in New Jersey and Maryland to discuss the Company’s business, operations, financial condition, and results of operations.

During this time, representatives of Merrill Lynch and Gleacher Partners kept the chairman of the special committee informed on a regular basis of the status of each of the two proposals.

On February 14, 2007, Weil, Gotshal & Manges LLP (“Weil Gotshal”), counsel for GE Capital, delivered its comments on the draft merger agreement to the financial advisors. On February 15, 2007, a representative of senior management participated in a conference call, requested by representatives of GE Capital, with representatives of GE Capital, Weil Gotshal, DLA Piper and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), counsel for Blackstone, to discuss the GECC group’s approach to the comments to the merger agreement. Representatives of

Weil Gotshal explained that its client, or an affiliate, expected to acquire all issued and outstanding shares of our common stock and subsequently sell our mortgage business to Blackstone or its affiliates. GE Capital representatives advised that GE Capital would be the contracting party to the merger agreement and that GE Capital would enter into a separate agreement for the sale of our mortgage business to Blackstone, or its affiliate. The GECC group explained that they expected this separate transaction to close simultaneously with the proposed merger. The parties also discussed issues related to allocation of risk, antitrust and other regulatory matters and certain ongoing due diligence matters.

On February 15, 2007, counsel for Bidder B, delivered its comments on the draft merger agreement to the financial advisors. On February 20, 2007, DLA Piper and members of our senior management held a call with counsel for Bidder B with regard to their client’s approach to the comments to the draft merger agreement.

On February 19, 2007, Bidder B contacted the financial advisors and indicated that it did not intend to submit a final proposal at that time and that, should it ultimately submit a final proposal, based on the additional due diligence that it had conducted since submitting its bid on January 25, 2007 and the deterioration in the mortgage industry, it would not be prepared to maintain its earlier bid of $32.00 per share and instead its proposed price would be in the range of $30.00 to $31.00 per share.

On February 20, 2007, the GECC group submitted a letter increasing their proposed per share price from $30.80 to $32.25 per share and confirming certain aspects of their proposal. The GECC group indicated that, as reflected in its mark-up of the draft merger agreement, GE Capital, or an affiliate, would acquire all of our issued and outstanding shares of common stock in an all cash transaction and subsequently sell our mortgage business to Blackstone or its affiliate. The GECC group noted that the only way it was willing to proceed was to immediately enter into a period of exclusivity with us to finalize its due diligence and negotiate the terms of the merger agreement.

Later on February 20, 2007, the special committee met with members of our senior management and representatives of the financial advisors and DLA Piper to discuss the new developments. Representatives from Merrill Lynch and Gleacher Partners presented an overview and analysis of the sales process up to that point. Representatives of DLA Piper provided a summary and analysis of the material issues raised by the two bidders regarding the merger agreement and advised that the issues raised by the GECC group’s comments were not as significant as those raised by Bidder B. DLA Piper representatives reviewed the fiduciary duties of the directors in connection with their review of the proposed transaction, and discussed, among other matters, the no shop provisions, the termination provisions, including the fees proposed on termination, and the conditions to closing proposed by each bidder. Representatives of DLA Piper also reviewed the regulatory risks of the transaction proposed by each bidder.

The special committee discussed the price proposed by each bidder and the terms of the merger agreement offered by each bidder with representatives of the financial advisors and DLA Piper. The special committee and representatives from Merrill Lynch and Gleacher Partners also discussed the relative levels of risk and certainty surrounding the terms of each proposal, including regulatory risks, and the potential probability of successfully closing a transaction with each bidder. Representatives of the financial advisors discussed with the special committee that Bidder B had informed them that it did not intend to submit a final proposal and that, should it ultimately submit a final proposal, it would not be prepared to maintain its earlier bid of $32.00 per share and instead its proposed price would be in the range of $30.00 to $31.00 per share. The special committee directed the chairman of the special committee to contact the GECC group to see if they were willing to increase their per share valuation.

After these discussions, the GECC group agreed to increase its proposed per share price to $32.50 per share. On February 21, 2007, the special committee reconvened and the financial advisors reported on the increased per share price proposed by the GECC group. The special committee discussed the relative difficulty in resolving comments to the draft merger agreement from Bidder B compared to the GECC group, and the relatively short period of further due diligence requested by the GECC group compared with the substantial business and financial due diligence requirements of Bidder B. The special committee determined to proceed with negotiations with the GECC group on an exclusive basis, and authorized the chairman of the special committee to execute the letter agreement with GE Capital containing exclusivity provisions that would remain in effect from February 20, 2007 until March 2, 2007. The special committee also authorized the financial advisors to inform Bidder B that we had entered into exclusive negotiations with another party and were discontinuing any further discussions with them regarding a possible transaction. Representatives of the financial advisors communicated this to Bidder B.

On February 24, 2007, in response to the GECC group’s original February 14, 2007 mark-up of the merger agreement, DLA Piper submitted a revised draft of the merger agreement to Weil Gotshal. From February 24, 2007 until the execution of the merger agreement on March 15, 2007, we, GE Capital and our respective representatives exchanged drafts of the merger agreement and other relevant documents and held extensive negotiations relating to the terms and conditions of the merger agreement. Blackstone and Simpson Thacher participated in certain of these negotiations.

From February 26 through February 28, 2007, a member of our senior management and representatives of DLA Piper met at Weil Gotshal’s offices in New York to negotiate the terms of the merger agreement and met with representatives of GE Capital, Weil Gotshal, representatives of Blackstone and Simpson Thacher. The parties also discussed certain change-in-control and assignment provisions in certain of our agreements which required third-party waivers and consents to the proposed transaction and the proposed timing of the third-party waivers and consents.

On March 1, 2007 and the morning of March 2, 2007, the chairman of the special committee and representatives of our senior management had several discussions with representatives of the GECC group regarding various diligence issues (including the determination that the number of our restricted stock units outstanding was larger than the number that the GECC group had previously assumed and specified in its proposal for the Company) a preliminary proposal for a retention and severance package for certain members of senior management and various terms of the merger agreement still being negotiated. The parties discussed the impact of these various issues on the GECC group’s assessment of the transaction, and a range of potential compromises. Also on the morning of March 2, 2007, the compensation committee of our board of directors met with an independent compensation committee consultant, representatives of our senior management and representatives of DLA Piper to discuss, among other matters, the preliminary proposal on retention and severance for senior management. Our compensation committee considered the risks to our business if these employees were not retained during the pendency of the proposed merger, and received advice on the retention benefits and the terms of the proposed retention and severance plan from the independent consultant. After discussing these issues, our compensation committee approved the retention and severance plan in principle and directed senior management to provide a final list of participants, and the final terms of the retention and severance plan, as well as the final estimate of the financial impact of the plan, for compensation committee approval.

On the afternoon of March 2, 2007, the special committee met with members of our senior management and representatives of the financial advisors and DLA Piper to discuss, among other matters, the status of negotiations to date. Representatives of senior management and the chairman of the special committee briefed the special committee on the open issues. The special committee discussed the potential impact of the open issues, including the diligence issues, the proposed retention and severance plan and the other terms being negotiated in the merger agreement, on the proposed per share purchase price offered by the GECC group, and discussed the other open issues, including the proposals for termination fees in various circumstances, and the conditions relating to our financial statements. The special committee then considered the terms of the draft merger agreement circulated by GE Capital. DLA Piper representatives reviewed the fiduciary duties of the directors in considering the proposed transaction and also reviewed negotiations relating to the structure of the proposed transaction, our representations and warranties, the conditions to closing, the amount of the termination fee and the events upon which the termination fee would be payable, the definition of material adverse effect, and interim covenants imposing restrictions on the operation of our business between signing and closing of the merger. The DLA Piper representatives summarized the remaining issues to be negotiated, including the amount of and events triggering payment of termination fees, and conditions to closing. The special committee took note of the proposed retention and severance plan for certain members of senior management being considered by the compensation committee, and the risks to our business if these employees were not retained during the pendency of the proposed merger. The special committee also considered the closing conditions and the risks related to the delays in finalizing our financial statements and our proposed timetable for becoming compliant with the reporting requirements under the Exchange Act, the risks associated with the mortgage business sale agreement between GE Capital and Blackstone or its affiliate including the impact on the proposed merger if Blackstone or its affiliate failed to obtain the requisite financing to consummate the mortgage business sale agreement, as well as the potential adverse impact on our business if the merger were not consummated. The special committee also reviewed the regulatory approval process applicable to the proposed merger. The special committee discussed the negotiation relating to the amount of fees payable on various termination events and the related triggering events. Representatives of DLA Piper reviewed with the special committee certain change-in-control and assignment provisions in certain of our agreements that required third-party waivers and consents to the proposed merger and the proposed timing of the third-party waivers and consents, and the possible impact on the transaction from the negotiation of such third party consents. The special committee discussed the risks and benefits associated with the proposed merger, taking into account the likely impact of the open issues on the transaction value offered by the GECC group, compared to the potential alternatives available to us, including remaining independent, taking into account the risks attendant to the company’s business. The special committee concluded that it was advisable to continue to negotiate the best possible terms for a sale to the GECC group. The special committee then considered a proposal from the chairman of the special committee to address the material outstanding issues, including a proposal on the triggering events for termination of the agreement and fees payable on various termination events, including in the event of a failure of Blackstone or its affiliate to obtain financing in respect of the mortgage business sale agreement, as well as closing conditions, addressing our concerns relating to deal certainty, and a proposed reduction in the purchase price from $32.50 to $32.00, which the special committee believed to be the smallest price reduction likely to be acceptable to the GECC group. After discussion, the special committee authorized the chairman of the special committee to present this proposal to the GECC group.

Thereafter, the chairman of the special committee and the financial advisors held discussions with the GECC group, in accordance with the special committee’s instructions and the proposal authorized by the special committee was accepted by the GECC group, subject to further negotiations. Over the next week, we, the GECC group and our respective representatives continued negotiating the terms and conditions of the draft merger agreement. We also negotiated portions of the agreement for the subsequent sale of our mortgage business by GE Capital to Blackstone, or its affiliate, relevant to us with the GECC group.

On March 11, 2007, the special committee and our board of directors held separate meetings attended by members of our senior management and representatives of the financial advisors and DLA Piper, to consider whether to approve the proposed merger with GE Capital. In advance of the meetings, each member of our board of directors received a copy of the draft merger agreement and other related documents, along with a copy of a presentation to be made by the financial advisors. At the meeting of the special committee, representatives of DLA Piper led a discussion with the special committee regarding certain provisions of the draft merger agreement, including, but not limited to, closing conditions, termination fees and the events upon which the termination fee would be payable, the scope of our representation and warranties, covenants relating to our financial statements, the definition of material adverse effect, the interim operating covenants, as well as the terms of the mortgage business sale agreement for the subsequent sale of our mortgage business by GE Capital to Blackstone or its affiliate, including closing conditions and termination fees. The special committee reviewed the risk of non-consummation of the transaction and the fees payable in certain termination events with representatives of DLA Piper. The special committee understood that the parties were still negotiating certain third-party waivers and consents, although the special committee believed these agreements were close to final terms. Representatives of Merrill Lynch and Gleacher Partners made a formal presentation with respect to the process of exploring strategic alternatives and the background of the proposed merger with GE Capital. The financial advisors discussed a number of valuation metrics, including an analysis of the per share price paid by the GECC group for shares of our common stock compared to our historical per share trading price, an analysis of the current trading multiples of selected publicly traded companies that the financial advisors deemed relevant compared to the implied multiples of the proposed merger, an analysis of the transaction multiples in selected change of control transactions that the financial advisors deemed relevant compared to the implied multiples of the proposed merger and a discounted dividend analysis. The financial advisors then rendered an oral opinion to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered and limitation on the opinion and the review undertaken, as set forth in the opinion, the merger consideration to be paid in connection with the proposed merger was fair, from a financial point of view, to the holders of our common stock. After further discussion and based on the special committee’s evaluation of the GE Capital proposal and other relevant factors including those discussed under “— Our Reasons for the Merger,” the special committee unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined to recommend to our board of directors, the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Our board of directors then convened to consider whether to approve the proposed merger with GE Capital. Representatives of Merrill Lynch and Gleacher Partners made the same presentation with respect to the process of exploring strategic alternatives and the background of the proposed merger with GE Capital, and with respect to valuation metrics as had been presented to the special committee. The board of directors engaged in a discussion of the proposed merger and the financial advisors and representatives of DLA Piper responded to questions from the board of directors. The board of directors was also advised that the third-party waivers and consents were in the process of being finalized. The financial advisors then confirmed their oral opinion to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered and limitation on the opinion and the review undertaken, as set forth in the opinion, the merger consideration to be paid in connection with the proposed merger was fair, from a financial point of view, to the holders of our common stock.

Our board of directors then discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction and the overall strategic alternatives available to us. These factors are described in more detail below under the heading “— Our Reasons for the Merger” beginning on page [ ● ]. After a discussion and consideration of all relevant issues and after consulting with the financial advisors, the board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of our stockholders, approved the merger agreement and the transactions contemplated thereby, including the merger, along with the other transaction documents presented to the board of directors relating to the merger, and directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted for consideration by holders of our common stock at a special meeting of stockholders.

Following this meeting, we, the GECC group, and our respective representatives continued our discussions to finalize the merger agreement and related documents, including the required third-party waivers and consents to the proposed merger. Negotiations regarding the costs and terms of the third-party waivers and consents proceeded to final agreements.

On March 12, 2007, the GECC group informed our financial advisors that it intended to decrease its per share price from $32.00 to $31.50 as a result of the costs associated with the financial terms of the third-party waivers and consents. The special committee met with members of our senior management and representatives of the financial advisors and DLA Piper to discuss the GECC group’s reduction in price. The chairman of the special committee gave an update regarding discussions he had during the day related to the matters that formed the basis for the GECC group’s reduction in price. The special committee discussed with its legal and financial advisors various alternatives in response to the price reduction, including the continuation of the business as a stand-alone business, or the initiation of a renewed process for the sale of the Company. The special committee considered the fact that all bidders would face similar negotiations relating to the need for third-party waivers and consents, and that the costs of such waivers and consents needed to be factored into the transaction. The special committee met again that evening with members of our senior management and representatives of the financial advisors and DLA Piper, and discussed the status of the negotiations held with GE Capital since its earlier meeting. After considering the alternatives, the special committee concluded that the current transaction was in the best interests of stockholders, despite the reduction in price, and instructed the financial advisors to continue discussions with GE Capital and its representatives to determine if a definitive merger agreement could be finalized.

The special committee instructed the financial advisors to provide an updated analysis taking into account the revised per share price directed management to schedule a meeting of the board of directors the next day to consider whether to approve the proposed transaction with GE Capital.

On March 13, 2007, the special committee and our board of directors held separate meetings attended by members of our senior management and representatives of the financial advisors and DLA Piper to consider whether to approve the revised terms of the merger agreement with GE Capital. In advance of the meetings, the members of our board of directors received a revised copy of the presentation to be made by the financial advisors. The financial advisors apprised the special committee of the current state of discussions with GE Capital and

Blackstone. Representatives from Merrill Lynch and Gleacher Partners made a formal presentation and reviewed with the special committee their financial analysis of the $31.50 per share cash merger consideration to be received by holders of our common stock. The financial advisors then rendered to the special committee an oral opinion (which was subsequently confirmed in a written opinion on March 14, 2007) to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the merger consideration to be paid in connection with the proposed merger was fair, from a financial point of view, to the holders of our common stock. After further discussion and based on the special committee’s evaluation of the terms of the merger agreement and related documents, and the other relevant factors including those discussed under “— Our Reasons for the Merger,” the special committee unanimously determined to recommend to our board of directors, among other matters, the revised terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Our board of directors then held a meeting, which was attended by members of our senior management and representatives of the financial advisors and DLA Piper. The financial advisors apprised the board of directors of the current state of discussions with GE Capital and Blackstone. Members of our senior management discussed the reduction in the price and the special committee informed the board of directors of its deliberations and recommendation. The board of directors considered and discussed the revised terms and asked questions of the financial advisors and representatives of DLA Piper. Representatives from Merrill Lynch and Gleacher Partners made a formal presentation and reviewed with our board of directors their financial analysis of the $31.50 per share cash merger consideration to be received by holders of our common stock. The financial advisors then rendered to the board of directors an oral opinion (which was subsequently confirmed in a written opinion on March 14, 2007) to the effect that, as of that date and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the consideration to be paid in connection with the proposed merger was fair, from a financial point of view, to the holders of our common stock.

Our board of directors then discussed the revised terms of the merger agreement and its prior review of the factors described in detail below under the heading “— Our Reasons for the Merger” beginning on page [ ● ]. After discussion and based on the recommendation of the special committee and other relevant factors, including those discussed under “— Our Reasons for the Merger”, the board of directors unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of our stockholders, (2) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, along with other transaction documents presented to the board of directors relating to the merger and (3) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted for consideration by holders of our common stock at a special meeting of stockholders. Our board of directors authorized senior management to finalize negotiations of the definitive merger agreement and the documents related thereto. The closing price of our common stock on March 13, 2007 was $27.55. Following this meeting, we, the GECC group, and our respective representatives continued finalizing the merger agreement and the documents related thereto.

Later that day, Blackstone informed the chairman of the special committee and the financial advisors that it was reevaluating its participation in the GECC group’s bid in light of the developments in the mortgage industry generally, especially the deterioration in the subprime mortgage market and that it needed an additional day to determine whether it wished to participate in the GECC group’s bid. Over the course of the next twenty-four hours, the chairman of the special committee had numerous telephone conferences with representatives of GE Capital and Blackstone to discuss the status of the proposed transaction in light of Blackstone’s review of the current developments in the mortgage industry.

On March 15, 2007, we and GE Capital executed the definitive merger agreement and issued a joint press release announcing the merger. The terms of the merger agreement are set forth in more detail below under “The Merger Agreement.” On the same date, a Blackstone affiliate and GE Capital executed the mortgage business sale agreement.

Our Reasons for the Merger

The following discussion summarizes the material factors considered by the board of directors in their consideration of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and is not intended to be exhaustive. It should be noted that part of this explanation of the board of director’s reasoning and other information presented in this section is forward-looking in nature and therefore should be read in light of the factors discussed under “Forward-Looking Statements.”

The board of directors believes that the merger is fair to and in the best interests of the company and its stockholders. In reaching its decision to approve the merger agreement and transactions contemplated by the merger agreement, including the merger, the board of directors consulted numerous times with members of our senior management and representatives of the financial advisors and DLA Piper and considered, among other matters, the following factors:

•	current industry, economic and market conditions and trends in the markets in which we compete and the risks associated with the foregoing if we were to remain an independent public company;

•	our business model and our business, prospects, financial performance and condition, financial and operating plans, capital levels and asset quality and the risks associated with the foregoing if we were to remain an independent public company, including the continuing deterioration of the performance of our mortgage business and the mortgage industry generally during the second half of 2006 and early 2007;

•	risks associated with the restatement of our historical financial statements;

•	the impact of our inability to file certain reports with the SEC on a timely basis on our financial condition, operations and prospects, our ongoing obligations under our current outstanding debt, and under regulations applicable to our business;

•	the delays in our proposed timetable for becoming compliant with the reporting requirements under the Exchange Act and the ongoing distraction and costs associated with these delays;

•	the risk of delisting of our common stock from the NYSE if we were unable to become compliant with the reporting requirements under the Exchange Act in a reasonable time frame;

•	our continuing need to identify and remediate material weaknesses in internal control over financial reporting and to achieve effective internal control over financial reporting;

•	the belief of our board of directors and the special committee that a sale of the entire company at the price offered by the GECC group was advisable given the significant execution risks attendant to the Company as a stand alone company and preferable to the other strategic alternatives available to us (including the possible sale or spin-off of one or the other of our businesses);

•	the competitive sale process undertaken by the board of directors and the special committee, with the assistance of the financial advisors, aimed at maximizing stockholder value, which included:

•	contacting forty-nine potential bidders,

•	executing confidentiality agreements with twenty-seven such potential bidders, each of whom received a confidential information memorandum,

•	obtaining and evaluating preliminary non-binding bids from six potential bidders that were invited to conduct initial due diligence,

•	receiving and responding to inquiries from such potential bidders,

•	evaluating the non-binding proposals submitted by the GECC group, Bidder B and Bidder C following initial due diligence, and

•	evaluating the final terms of the GECC group and Bidder B along with the terms of the merger agreement suggested by each bidder;

•	the difficulty of locating alternative bidders who expressed serious interest in both lines of our business, and the difficulty of pairing bidders who might be interested in only one line of business;

•	the disruption in the market surrounding the business conditions for sub-prime lenders and the impact on prospective bidders’ perceived risk for acquiring mortgage businesses generally;

•	the current and historical market prices of our common stock, including the fact that the merger consideration of $31.50 per share represents a premium to the closing price of our common stock of approximately:

•	$3.69 for each share, or a 11.7% premium, over the closing price of our common stock on March 14, 2007, the trading day prior to the date we announced the merger,

•	$4.60 for each share, or a 17.1% premium, over the closing price of our common stock on April 3, 2006, the trading day prior to the decision of our board of directors to pursue strategic alternatives,

•	$3.12 for each share, or a 11.0% premium, over the average closing price of our common stock for the six-month period before the public announcement of the merger,

•	$4.81 for each share, or a 18.0% premium, over the average closing price of our common stock since our Spin-Off on February 1, 2005; and

•	$11.50 for each share, or a 57.5% premium, over the trading price of our common stock immediately after our Spin-Off on February 1, 2005.

•	the positive and negative aspects of a fixed per share merger consideration, including the fact that the payment of cash as the form of merger consideration will provide the holders of our common stock with immediate liquidity and value that is not subject to market fluctuation;

•	the general terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to consummate the merger as well as the likelihood of the consummation of the merger, the termination provisions of the merger agreement, the proposed transaction structure, including the terms and conditions of the mortgage business sale agreement between GE Capital and a Blackstone affiliate, and the board of directors’ evaluation of the likely time period necessary to close the transaction;

•	the fact that the merger agreement, subject to the limitations and requirements contained in the merger agreement, permits the board of directors to provide information to, and conduct negotiations with, an unsolicited third party if there is a reasonable likelihood that such actions could lead to a superior proposal and to terminate the merger agreement to accept a superior proposal upon the payment to GE Capital of a termination fee of $50 million;

•	the caliber and reputation of the counterparties in the merger agreement and the mortgage business sale agreement in closing transactions such as the merger and the sale of our mortgage business;

•	the terms and conditions of the mortgage business sale agreement and the reverse termination fee payable to us, under certain limited circumstances, if the Mortgage Business Purchases breaches its obligations under the mortgage business sale agreement to close the transactions contemplated thereby;

•	the current strength and liquidity of the private equity and debt financing markets and the risk that such conditions could be less conducive to a strategic transaction with us in the future;

•	the opinion of each of the financial advisors that, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the consideration to be paid in connection with the merger was fair, from a financial point of view, to the holders of our common stock as described under the heading “— Opinion of the Financial Advisors” beginning on page [ ● ]. The full text of the written opinion of each of the financial advisors, dated March 14, 2007, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, are attached to this proxy statement as Annex B and Annex C. Each opinion is not a recommendation to any holder of our common stock as to how such stockholder should vote at our special meeting; and

•	the fact that the merger is subject to the approval of the holders of our common stock.

Potential Negative Factors Relating to the Transaction

In the course of its deliberations, the board of directors also considered a variety of risks and other potentially negative factors relating to the merger, including the following:

•	if the merger is consummated, we will no longer exist as a public company and the holders of our common stock will not have the opportunity to participate in the future performance of our assets and any future appreciation in the value of our common stock;

•	the merger is a taxable transaction and, as a result, holders of our common stock will generally be required to pay U.S. taxes on any gains that result from their receipt of the cash consideration in the merger;

•	the regulatory risks associated with the merger and the transactions contemplated by the mortgage business sale agreement. See “— Regulatory Approvals” beginning on page [ ● ];

•	certain terms of the merger agreement and related documents, including, but not limited to, the following:

•	in the event that the merger agreement is terminated in certain circumstances as a result of the Mortgage Business Purchaser not being ready, willing and able (including with respect to access to financing) to consummate the transactions contemplated by the mortgage business sale agreement, our remedy may be limited to the payment of the reverse termination fee to us. See “— Conditions to the Merger”, “ Termination Fee, Reverse Termination Fee and Expense Reimbursement” beginning on [ ● ], and “— Mortgage Business Sale Agreement” beginning on pages [ ● ] and [ ● ], respectively,

•	pursuant to the mortgage business sale agreement, GE Capital has agreed not to consummate the merger unless all the mutual conditions to closing and the closing conditions pertaining to GE Capital and the merger sub specified in the merger agreement have been satisfied or waived. GE Capital and the merger sub are required to obtain the prior written consent of the Mortgage Business Purchaser before agreeing to any waiver of such conditions unless such waiver relates solely to our fleet management business and would not otherwise materially prejudice the Mortgage Business Purchaser’s position or obligations under the mortgage business sale agreement,

•	even though the merger agreement permits the board of directors to receive unsolicited inquiries and proposals regarding other potential acquisition proposals, it prohibits us from soliciting, initiating, knowingly encouraging or taking certain actions, except under the circumstances discussed under the heading “— No Solicitation of Transactions” beginning on page [ ● ]. If we receive a superior proposal and ultimately enter into an agreement for such a transaction, subject to certain conditions, we would be obligated to pay GE Capital a termination fee in the amount of $50 million. See “Termination Fee, Reverse Termination Fee and Expense Reimbursement” beginning on [ ● ]. Accordingly, the termination fee may discourage a third party from submitting a competing higher proposal to acquire us,

•	under certain circumstances, we may be required to pay the GECC group’s reasonable transaction expenses incurred in connection with the merger and the transaction contemplated by the merger agreement, up to a limit of $5 million;

•	the merger agreement includes covenants that set forth limitations on our ability to conduct our business prior to the completion of the merger. See “— Conduct of Our Business Pending the Merger” beginning on page [ ● ],

•	the merger agreement may be terminated in certain circumstances if the merger does not occur on or before December 31, 2007,

•	the merger agreement requires us to file any and all forms, reports and other documents required to be filed with the SEC with respect to periods from and after December 31, 2005 prior to the effective time of the merger agreement,

•	the requirement that no later than September 30, 2007, we provide to GE Capital the following financial statements:

•	our audited financial statements for the year ended December 31, 2006,

•	the audited financial statements of PHH Mortgage for the year ended December 31, 2006,

•	a copy of the revised consolidating balance sheet for us and our consolidated subsidiaries and consolidated joint ventures as of December 31, 2006 and the related consolidating statement of operations for the year ended December 31, 2006 reflecting any adjustments as a result of the audit of our 2006 financial statements, and

•	audited combined financial statements of our mortgage business for the years ended December 31, 2005 and 2006, and certain unaudited combined financial statements for each quarter of 2007 together with unaudited combined financial statements for the corresponding periods from 2006,

•	the merger agreement includes a provision that our audited financial statements for the year ended December 31, 2006 shall not reflect a consolidated financial condition or results of operations of us, our consolidated subsidiaries and our consolidated joint ventures that is different from the consolidated financial condition or results of operations of us, our consolidated subsidiaries and our consolidated joint ventures reflected in the unaudited financial statements for the year ended December 31, 2006 that we had previously delivered to GE Capital, unless such difference would not constitute, or would not reasonably be expected to constitute, a material adverse effect. See “— Conditions to the Merger” beginning on page [ ● ],

•	the risk that the failure to complete the merger may cause substantial damage to our relationships with our existing and potential customers;

•	the significant costs involved in connection with completing the merger;

•	the substantial management time and effort required to effectuate the merger and the related potential disruption to our business operations, including possible customer and employee attrition;

•	the fact that certain of our directors and executive officers may have a conflict of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of other stockholders. See “— Interests of Our Directors and Executive Officers in the Merger” beginning on page [ ● ]; and

•	the fact that the holders of our common stock are not entitled to dissenters’ rights under MGCL.

This discussion of the information and factors considered by the board of directors in reaching its conclusions and recommendation includes all of the material factors considered by the board of directors, but is not intended to be exhaustive. In light of the variety of factors considered by the board of directors in evaluating the merger agreement and the transactions contemplated by the merger agreement, including the merger, the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The board of directors views its recommendation as being based on the totality of the information presented to and considered by it.

Recommendation of Our Board of Directors

Our board of directors, at a special meeting held on March 13, 2006, after due consideration, unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of our stockholders,

•	approved the merger agreement and the other transaction documents presented to the board of directors relating to the merger; and

•	directed that the merger agreement and the merger be submitted for consideration by holders of our common stock at the special meeting of stockholders.

Our board of directors unanimously recommends that the holders of our common stock vote “FOR” the proposal to approve of the merger agreement and the merger.

Opinion of Financial Advisors

At the special meeting of the Company’s board of directors held on March 13, 2007, each of Merrill Lynch and Gleacher Partners rendered its oral opinion, subsequently confirmed in writing, to the Company’s board of directors and special committee that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the merger consideration to be received by the holders of the Company’s common stock was fair, from a financial point of view, to such stockholders.

The full text of the opinions of Merrill Lynch and Gleacher Partners, each dated March 14, 2007, which set forth, among other things, the assumptions made, the procedures followed, matters considered and qualifications and limitations of the reviews undertaken by each of Merrill Lynch and Gleacher Partners in rendering their respective opinions, are attached as Annex B and Annex C, respectively, to this document and are incorporated herein by reference. Merrill Lynch and Gleacher Partners have consented to the inclusion of their respective opinions in this proxy statement. The summary of the Merrill Lynch and Gleacher Partners fairness opinions set forth herein is qualified in its entirety by reference to the full text of each of the opinions. Holders of the Company’s common stock are advised to read these opinions carefully and in their entirety. Each of Merrill Lynch and Gleacher Partners provided its opinion for the information and assistance of the Company’s board of directors and special committee in connection with their respective consideration of the merger and such opinions addressed only the fairness, from a financial point of view, to the holders of the Company’s common stock of the merger consideration. Neither the Merrill Lynch opinion nor the Gleacher Partners opinion expressed an opinion as to the fairness of the transaction (or merger consideration) to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the merits of, and the underlying decision by the Company to engage in, the transaction. Neither the Merrill Lynch opinion nor the Gleacher Partners opinion addressed any matter relating to the mortgage business sale agreement between GE Capital and a Blackstone affiliate.

Neither the Merrill Lynch opinion nor the Gleacher Partners opinion is a recommendation to any holder of the Company’s common stock as to how any stockholder should vote with respect to the merger or any other matter and should not be relied upon by any holder of the Company’s common stock as such. Neither Merrill Lynch nor Gleacher Partners expressed any opinion as to the prices at which the Company’s common stock would trade following the announcement or consummation of the merger.

Opinion of Merrill Lynch

In connection with rendering its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by PHH;

•	conducted discussions with members of the Company’s senior management concerning the matters described in the bullets above;

•	reviewed the Company’s results of operations;

•	reviewed the market prices and valuation multiples for shares of the Company’s common stock and compared them with those of certain publicly traded companies;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions;

•	participated in certain discussions and negotiations among representatives of the Company, GE Capital and Blackstone and their respective financial and legal advisors;

•	reviewed a draft dated March 12, 2007 of the merger agreement;

•	reviewed a draft dated March 13, 2007 of the mortgage business sale agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information, or undertake, nor was it furnished with, an independent evaluation or appraisal of any of the assets or liabilities of the Company. Merrill Lynch did not evaluate the solvency or fair value of the Company. In addition, Merrill Lynch did not conduct any physical inspection of the Company’s properties or facilities. With respect to the financial forecast information furnished to or discussed with the Company, Merrill Lynch assumed that such forecasts and information had been reasonably prepared and reflected the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. Merrill Lynch also assumed that the final executed versions of the merger agreement and related transaction documents would not materially differ from the drafts it reviewed. Merrill Lynch assumed that the merger would be consummated substantially in accordance with the terms set forth in the merger agreement, including: (1) the truth of all the representations and warranties of the parties, (2) compliance by all the parties with their respective covenants, (3) the timely satisfaction of all conditions to closing, and (4) the receipt of consents and approvals (contractual or otherwise) necessary for the consummation of the merger without any material adverse effect on the Company or benefits of the merger.

The Merrill Lynch opinion was necessarily based on market, economic and other conditions as they existed, and on the information made available to it, as of the date of its opinion. Subsequent developments may affect its opinion, and Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion.

Opinion of Gleacher Partners

In arriving at its opinion, Gleacher Partners, among other things:

•	reviewed certain publicly available financial statements and other information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

•	analyzed certain financial forecasts prepared by the management of the Company;

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company, including those items addressed in the bullets above;

•	reviewed the reported prices and trading activity for the Company’s common stock;

•	compared the financial performance of the Company and the prices and trading activity of the Company’s common stock with that of certain other publicly traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain transactions;

•	participated in certain discussions and negotiations among representatives of the Company, GE Capital and Blackstone and their respective financial and legal advisors;

•	reviewed a draft dated March 10, 2007 of the merger agreement;

•	reviewed a draft dated March 10, 2007 of the mortgage business sale agreement; and

•	performed such other analyses and considered such other factors as Gleacher Partners deemed appropriate.

In preparing its opinion, Gleacher Partners assumed and relied on the accuracy and completeness of all information reviewed by or discussed with it. In relying on financial projections provided to it, Gleacher Partners assumed that they had been reasonably prepared and were consistent with the best currently available estimates and judgments of the senior management of the Company as to the future financial performance of the Company.

Gleacher Partners assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. Gleacher Partners assumed, based upon the information that had been provided to it and without assuming responsibility for independent verification of such information, that no material undisclosed liability existed with respect to the Company. Gleacher Partners did not make any independent valuation or appraisal of the assets, including the net mortgage servicing rights, or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor was it furnished with any such valuations or appraisals. Gleacher Partners also assumed that the final executed versions of the merger agreement and other transaction documents would not materially differ from the drafts it reviewed and that the transactions would be consummated in accordance with the terms of such agreements, including: (1) the truth of all of the representations and warranties of the parties, (2) compliance by all of the parties with their respective covenants, (3) the timely satisfaction or waiver of all conditions to closing, and (4) the receipt of consents and approvals (contractual or otherwise) necessary for the consummation of the merger without any material adverse effect on the Company or the benefits of the merger. Gleacher Partners is not a legal, accounting, regulatory or tax expert and relied on the assessment of the Company and its advisors with respect to such matters.

The Gleacher Partners opinion was necessarily based on economic, market and other conditions as they existed, and on the information made available to it, as of the date of its opinion. Subsequent developments may affect its opinion, and Gleacher Partners does not have any obligation to update, revise or reaffirm its opinion.

Joint Financial Analyses of PHH’s Financial Advisors

The following is a summary of the material financial analyses jointly performed by Merrill Lynch and Gleacher Partners in connection with rendering their respective opinions described above and contained in the presentations that were delivered to the Company’s board of directors and special committee on March 13, 2007. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Merrill Lynch and Gleacher Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s and Gleacher Partners’ financial analyses.

Merrill Lynch and Gleacher Partners performed their analyses with respect to the Company based on financial forecasts provided by the management of the Company and a per share transaction value of $31.50 for the Company’s common stock. All market data used by Merrill Lynch and Gleacher Partners in its analyses were as of March 12, 2007.

Merrill Lynch and Gleacher Partners performed various valuation analyses of our common shares, as described below. For purposes of the valuation analyses, diluted shares of the Company were calculated using the treasury stock method, based on 53.5 million basic common shares outstanding, 1.5 million restricted shares outstanding and options to acquire 3.4 million shares of common stock at a weighted average exercise price of $19.38.

Based on the combined valuation analyses described below, Merrill Lynch and Gleacher Partners estimated a per share reference range of $27.73 to $32.57 for PHH.

Historical Stock Trading Analyses

Merrill Lynch and Gleacher Partners reviewed the historical stock price performance of our common stock and compared this performance against certain peer groups and indices determined by them to be relevant. Merrill Lynch and Gleacher Partners compared the per share transaction value of $31.50 for each share of the Company’s common stock to the closing price of the Company’s common stock as of March 12, 2007, the average closing price during the three months leading up to and including March 12, 2007, the average closing price during the six months leading up to and including March 12, 2007, the intraday high price of $30.53 on February 2, 2007 for the 52-week period ended March 12, 2007 and the initial trading price of $20.00 on January 19, 2005 in connection with the Spin-Off. Merrill Lynch and Gleacher Partners calculated the following implied multiples based on the per share transaction value of $31.50 for each share of the Company’s common stock using projections prepared by the Company’s management:

Implied Transaction Multiples

Transaction value/projected 2007 earnings per share	15.5	x
Transaction value/projected 2008 earnings per share	10.1	x
Transaction value/book value as of December 31, 2006	1.18	x
Transaction value/tangible book value as of December 31, 2006	1.29	x

Comparable Company Trading Multiples Analysis

Using publicly available information, Merrill Lynch and Gleacher Partners calculated a range of implied per share values for the Company based on the calculation of the ratios of price to estimated earnings for 2008 and price to adjusted tangible book value per share as of December 31, 2006 for certain publicly traded companies. In addition to the Company, the following companies were selected by Merrill Lynch and Gleacher Partners, based on their experience with companies in similar lines of business, as potentially relevant to an evaluation of the Company:

Selected Companies by Business Segment

Mortgage Companies	Prime Mortgage REITS	Fleet Leasing Companies

Countrywide	Thornburg Mortgage	CIT Group
IndyMac		Dollar Thrifty
Financial Federal
Marlin Business Services
Ryder System

Merrill Lynch and Gleacher Partners reviewed, among other things, closing stock prices of the selected companies on March 12, 2007 as multiples of estimated calendar year earnings per share for 2007 and 2008 and book value per share and tangible book value per share as of December 31, 2006. Merrill Lynch and Gleacher Partners then compared these multiples derived from the selected companies with corresponding multiples for the Company based both on the closing price of the Company’s common stock on March 12, 2007 and the per share transaction value. Financial data for the Company were based on management’s projections, and financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other information. This analysis indicated the following average and median multiples for the selected companies:

					Multiples for PHH
					Based on		Based on
					March 12, 2007		the Per Share
	Multiples for Selected Companies				Closing Stock		Transaction
	Average		Median		Price		Value

Closing Stock Price as a Multiple of:
Projected 2007 earnings per share	11.5	x	11.1	x	13.9	x	15.5	x
Projected 2008 earnings per share	9.8		10.0		9.1		10.1
Book value per share as of December 31, 2006	1.61		1.65		1.06		1.18
Tangible book value per share as of December 31, 2006	1.94		1.76		1.16		1.29

Merrill Lynch and Gleacher Partners determined, based on their experience with companies in similar lines of business, that the appropriate metric for use in determining the valuation of PHH, was the multiple to projected 2008 earnings per share, and therefore calculated an implied per share valuation range for the Company by applying a range of multiples of 8.4x to 9.9x derived from this analysis to the projected 2008 earnings per share of the Company. Although none of the selected companies is directly comparable to PHH, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company. Based on this analysis, Merrill Lynch and Gleacher Partners derived an implied per share range of values for the Company of approximately $26.31 to $30.95. Merrill Lynch and Gleacher Partners also applied a reference range of multiples to the Company’s adjusted tangible book value per share as of December 31, 2006, which assumes a one-time dividend of $135 million and excludes $61 million of intangible items. Based on this metric, Merrill Lynch and Gleacher Partners derived an implied per share range of values for the Company of approximately $29.70 to $34.40.

Precedent Transactions Multiples Analysis

Using company filings and publicly available information, Merrill Lynch and Gleacher Partners examined the following selected transactions within the mortgage and fleet leasing industries:

Announcement Date	Acquiror	Target

Mortgage Industry
July 11, 2006	Deutsche Bank	MortgageIT Holdings
May 11, 2004	Citigroup	Principal Residential Mortgage
April 2, 2001	Washington Mutual	Fleet Mortgage Corp (FleetBoston)
October 2, 2000	Washington Mutual	PNC’s Residential Mortgage
Fleet Leasing Industry
May 22, 2004	Volkswagen	LeasePlan Corp.

Merrill Lynch and Gleacher Partners calculated the transaction value in the selected transactions as a multiple of latest twelve months (“LTM”) earnings and book value as of the most recent completed accounting period prior to public announcement of the transaction for the target companies. No transaction reviewed was directly comparable to the proposed transaction and, accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of the Company relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions.

Merrill Lynch and Gleacher Partners calculated that the ratio of the transaction value to the LTM earnings for the target companies in the mortgage industry had an average and median of 10.4x and the transaction in the fleet leasing industry had a multiple of 11.0x. The ratio of the transaction value to the book value as of the most recent accounting period prior to the announcement of the selected transactions in the mortgage industry had an average of 1.55x and a median of 1.35x, and the transaction in the fleet leasing industry had a multiple of 2.08x. Based on the analysis of the transaction value in the selected transactions, Merrill Lynch and Gleacher Partners determined an implied per share range of values for the Company of approximately $31.41 to $36.95. This range of per share values implied a range of multiples of the Company’s 2008 estimated earnings of 10.0x to 11.8x and a range of multiples of the Company’s book value as of December 31, 2006 of 1.17x to 1.38x.

Discounted Dividend Analysis

Using projections provided by the management of PHH, Merrill Lynch and Gleacher Partners conducted discounted dividend analyses of PHH’s business segments to calculate ranges of implied per share values of PHH. A discounted dividend analysis is a method of evaluating a company using estimates of the future theoretical dividends generated by the Company and taking into consideration the time value of money with respect to those future theoretical dividends by calculating their “present value.” “Present value” refers to the current value of one or more future cash dividends from the company and is obtained by discounting those dividends back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of equity capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all dividends from a company for periods beyond the final forecast period.

Merrill Lynch and Gleacher Partners performed the discounted dividend analysis of the Company to calculate the estimated present value of the dividends that the Company could generate over calendar years 2007 through 2011. Estimated financial data for the Company were based on internal estimates of the Company’s management. For the mortgage business, Merrill Lynch and Gleacher Partners calculated a range of terminal values by applying forward net income terminal value multiples of 6.5x to 7.5x to the Company’s calendar year 2012 estimated net income attributable to the mortgage business. The dividends and terminal values were then discounted to present value using discount rates ranging from 11.0% to 13.0%. For the fleet management business, Merrill Lynch and Gleacher Partners calculated a range of terminal values by applying forward net income terminal value multiples of 10.0x to 12.0x to the Company’s calendar year 2012 estimated net income attributable to the fleet management business. The dividends and terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%. Based on a level of equity capital for the Company deemed appropriate for purposes of this analysis, Merrill Lynch and Gleacher Partners estimated a range of values of excess capital per share of the Company’s common stock as between $2.22 to $2.67. The discounted dividend analysis, together with Merrill Lynch’s and Gleacher Partners’ estimate of excess capital per share, indicated an implied per share range of values for each share of the Company’s common stock of $28.43 to $34.50.

General

In connection with the review of the merger by the Company’s board of directors and special committee, Merrill Lynch and Gleacher Partners performed a variety of generally accepted financial and comparable analyses for purposes of rendering their respective opinions. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at their respective opinions, Merrill Lynch and Gleacher Partners each considered the results of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Merrill Lynch and Gleacher Partners believe that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of their analyses, without considering all of them, would create an incomplete view of the process underlying their analyses and opinions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Merrill Lynch or Gleacher Partners with respect to the actual value of the Company.

In performing their analyses, Merrill Lynch and Gleacher Partners made, and were provided by the management of the Company, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merrill Lynch, Gleacher Partners and the Company. Analyses based on estimates or forecasts of future results are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such analyses. The analyses described above were performed solely as part of the respective analyses of Merrill Lynch and Gleacher Partners of the fairness of the merger consideration, from a financial point of view, to the Company, and were performed in connection with the delivery by Merrill Lynch and Gleacher Partners of their respective opinions, each dated March 14, 2007, to the Company’s board of directors and special committee. The analyses do not purport to be appraisals or to reflect the prices at which the Company’s common stock will trade following the announcement or consummation of the merger. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, none of the Company, Merrill Lynch and Gleacher Partners, nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The merger consideration and other terms of the merger were determined through arm’s-length negotiations with the Company and were approved by the Company’s board of directors.

The respective opinions of Merrill Lynch and Gleacher Partners were one of many factors taken into consideration by the Company’s board of directors and special committee in making their respective determination to approve the merger. The analyses of Merrill Lynch and Gleacher Partners summarized above should not be viewed as determinative of the opinion of the Company’s board of directors or special committee with respect to the value of the Company, or of whether the Company’s board of directors or special committee would have been willing to agree to different or other forms of merger consideration. The foregoing summary does not purport to be a complete description of the analyses performed by Merrill Lynch and Gleacher Partners.

The Company’s special committee selected Merrill Lynch and Gleacher Partners as its financial advisors because of their reputations as internationally recognized investment banking and advisory firms with substantial experience in transactions similar to this transaction and because Merrill Lynch and Gleacher Partners are each familiar with the Company and its business. As part of its investment banking and financial advisory business, each of Merrill Lynch and Gleacher Partners is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Merrill Lynch and its affiliates have performed in the past, and may continue to perform, certain financial advisory and other investment banking and commercial banking services for the Company, all for customary compensation. Such past services have included acting as a dealer in the Company’s commercial paper program. In the ordinary course of its businesses, Merrill Lynch and its affiliates may actively trade the debt and equity securities of the Company for its own account or for the accounts of customers and, accordingly, Merrill Lynch may at any time hold long or short positions in such securities. In addition, Merrill Lynch or its affiliates are party to several agreements with the Company relating to the origination, servicing, sub-servicing and/or purchase and sale of certain loans and lines of credit, including those agreements through which the Company provides mortgage loan origination assistance, acts as a servicer or sub-servicer for certain mortgage loans and revolving or equity line of credit loans and purchases from Merrill Lynch certain mortgage loans. Approximately 20% of the Company’s mortgage loan originations for the year ended December 31, 2006 and 24% of the Company’s mortgage loan originations for the year ended December 31, 2005 were under these agreements. Certain of these agreements provide Merrill Lynch or its affiliate, as the case may be, the right to terminate its relationship with the Company prior to the expiration of the term of the agreements in certain enumerated instances, which include, without limitation, a change-in-control of the Company. On March 14, 2007, the Company and Merrill Lynch entered into an agreement waiving certain of these restrictions. The letter agreement pursuant to which Merrill Lynch has acted as joint financial advisor to the Company expressly acknowledges that Merrill Lynch’s role as financial advisor to the Company has no bearing or impact on other commercial relationships between the Company and Merrill Lynch and its affiliates.

Gleacher Partners may perform certain financial advisory and other investment banking services for the Company, all for customary compensation. Gleacher Partners and its affiliates may in the future trade the debt and equity securities of the Company for its own account or for the accounts of customers and, accordingly, Gleacher Partners may at any time hold long or short positions in such securities.

Under the terms of separate letter agreements, the Company engaged each of Merrill Lynch and Gleacher Partners to act as its joint financial advisors in connection with the transaction. Pursuant to the terms of its letter agreement with Merrill Lynch, the Company has agreed to pay Merrill Lynch a fee for its services (including for the delivery of the Merrill Lynch opinion) in an aggregate amount equal to $7.01 million, a substantial portion of which will become payable only if the merger is consummated. Pursuant to the terms of its letter agreement with Gleacher Partners, the Company has agreed to pay Gleacher Partners a fee for its services (including for the delivery of the Gleacher Partners opinion) in an aggregate amount equal to $7.01 million, a substantial portion of which will become payable only if the merger is consummated. The Company has also agreed to reimburse each of Merrill Lynch and Gleacher Partners for its reasonable expenses incurred in connection with the engagement, including travel costs, document production and other customary expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify each of Merrill Lynch, Gleacher Partners and their related parties from and against certain liabilities.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger and the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the holders of our common stock. Such interests include, among other matters, severance payments and benefits payable to certain executive officers upon termination of employment pursuant to our existing policies and agreements, retention bonuses payable to certain of our executive officers in order to retain their services at least through the closing of the merger, accelerated vesting of certain equity awards and rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. In addition, the number of shares of our common stock owned by our directors and executive officers as of June 1, 2007, appears below under the heading “— Securities Ownership of Certain Beneficial Owners and Management” beginning on page [ ● ].

Stock Options

As of June 11, 2007, there were approximately 188,059 shares of our common stock issuable pursuant to outstanding, unexercised and unvested stock options held by each person who served as a director or executive officer of the Company since January 1, 2006. Under the terms of the merger agreement at the effective time of the merger, each such stock option shall be deemed to be fully vested and shall be canceled and the holder thereof shall be entitled to receive at the effective time of the merger or as soon as practicable thereafter, an amount of cash equal to the merger consideration of $31.50 for each share subject to the stock option, less the applicable option exercise prices and any applicable withholding taxes. See “— Treatment of Stock Options and Restricted Stock Units” beginning on page [ ● ]. For information about the beneficial ownership of our common stock by our directors or executive officers, see “— Securities Ownership of Certain Beneficial Owners and Management” beginning on page [ ● ].

The following table sets forth the potential estimated payments to each person who served as a director or executive officer of the Company since January 1, 2006 with respect to outstanding, unexercised and unvested stock options, upon consummation of the merger:

	Number of
	Unvested Stock
	Options Held	Estimated
Name	(#)	Payments(1)

Terence W. Edwards	68,000	$649,934
Clair M. Raubenstine	—	—
George J. Kilroy	33,653	316,951
Mark R. Danahy	17,504	187,643
William F. Brown	16,410	175,915
Mark E. Johnson	9,572	102,612
Michael D. Orner	9,267	93,041
Neil J. Cashen(2)	33,653	316,951
James W. Brinkley	—	—
A.B. Krongard	—	—
Ann D. Logan	—	—
Jonathan D. Mariner	—	—
Francis J. Van Kirk	—	—

Total	188,059	$1,843,047

(1)	The estimated payments do not include any reduction for any applicable withholding taxes.

(2)	Mr. Cashen resigned his employment with us on September 20, 2006.

Restricted Stock Units

As of June 11, 2007, there were approximately 160,587 unvested restricted stock units granted to and 111,854 restricted stock units earned but not awarded to persons who served as a director or executive officer of the Company since January 1, 2006. Under the terms of the merger agreement, at the effective time of the merger, each restricted stock unit that is outstanding or earned but not awarded immediately prior to the effective time (whether vested or unvested) shall be deemed fully vested and shall be canceled, and the holder thereof shall be entitled to receive, at the effective time of the merger or as soon as practicable thereafter, an amount of cash equal to the merger consideration of $31.50 for each share, less any applicable withholding taxes. See “— Treatment of Stock Options and Restricted Stock Units” beginning on page [ ● ]. For additional information about the number of restricted stock units held by our directors or executive officers, see “— Securities Ownership of Certain Beneficial Owners and Management” beginning on page [ ● ].

The following table sets forth the potential estimated payments to each person who served as a director or executive officer of the Company since January 1, 2006 with respect to unvested or earned but not awarded restricted stock units upon consummation of the merger:

	Unvested	Restricted Stock
	Restricted	Units Earned
	Stock Units	but not Awarded	Estimated
Name	(#)	(#)(1)	Payments(2)

Terence W. Edwards	38,169	26,810	$2,046,839
Clair M. Raubenstine	—	—	—
George J. Kilroy	34,324	23,525	1,822,244
Mark R. Danahy	23,451	14,662	1,200,560
William F. Brown	17,093	11,528	901,562
Mark E. Johnson	3,602	1,200	151,263
Michael D. Orner	3,602	1,200	151,263
Neil J. Cashen(3)	20,146	13,315	1,054,022
James W. Brinkley	—	3,154	99,351
A.B. Krongard(4)	—	7,109	223,934
Ann D. Logan	—	3,154	99,351
Jonathan D. Mariner	—	3,086	97,209
Francis J. Van Kirk	—	3,110	97,965

Total	140,387	111,853	$7,945,563

(1)	Due to the delay in the filing of our financial statements with the SEC since March 2006, the issuance of our common stock for purposes of converting earned restricted stock units to shares for our executive officers and the awards of restricted stock units for service by directors have been postponed for our executive offices and directors until we become current with our SEC filing requirements. These shares are reflected in this column.

(2)	The estimated payments do not include any reduction for any applicable withholding taxes.

(3)	Mr. Cashen resigned his employment with us on September 20, 2006.

(4)	Mr. Krongard elected to defer the cash portion of his director fees to the Non-Employee Directors Deferred Compensation Plan in exchange for 2,910 restricted stock units since January 1, 2006.

Retention Bonuses

Following the execution of the merger agreement we entered into letter agreements with certain of our executive officers in order to retain them at least through the effective time of the merger. The retention bonus equals and is in lieu of the executive’s annual target bonus for 2007 set by the compensation committee of our board of directors, but will be pro-rated if the effective time of the merger is before December 31, 2007, and is payable as soon as practicable following the earlier of the effective time of the merger and December 31, 2007. In certain instances, the executive officer covered by a retention agreement may receive the retention bonuses even if his employment is terminated prior to the effective time of the merger. The following table sets forth the potential estimated payments to our executive officers pursuant to these retention bonuses upon consummation of the merger:

Estimated
Name	Payments(1)

William F. Brown	$150,000
Mark E. Johnson	64,890
Michael D. Orner	64,334

Total	$279,224

(1)	The estimated payments are based on an effective time of the merger of December 31, 2007, subject to pro-ration as noted above, and do not include any reduction for any applicable withholding taxes.

Severance Payments

We have historically maintained a policy of providing post-termination payments of salary, or severance, to our executive officers in the event of a reduction in our workforce or the elimination or discontinuation of their position. Pursuant to this policy, the minimum severance is 26 weeks of base salary and the maximum severance is 52 weeks of base salary for our executive officers, payable in a lump sum amount. In addition, each executive officer is eligible to receive $7,500 in outplacement services, which may be declined by the executive officer, in lieu of an equivalent cash payment. The payment of severance is conditioned upon, among other things, the execution of a general release of any claims against us and our affiliates.

Pursuant to the terms of the merger agreement, on June 7, 2007, our compensation committee approved severance agreements for Messrs. Kilroy, Brown, Johnson and Orner subject to certain parameters, in lieu of the severance payments that would otherwise be payable to these officers pursuant to our policy described above. We have entered into severance agreements with these executive officers to provide severance payments to them in the event, on or prior to the first anniversary of the effective time of the merger, of (i) the involuntary termination of employment other than for “cause” or “disability” (as such terms are defined in the applicable severance agreement) or (ii) the voluntary termination of employment as a result of (a) a change in the required location of the executive officer’s employment in excess of 20 miles, (b) subject to certain enumerated exceptions, the material diminution of the executive officer’s duties and responsibilities as of the date of the applicable severance agreement, or (c) a reduction in the executive officer’s base salary or material reduction in compensation opportunity as of the date of the applicable severance agreement. The following table sets forth the potential estimated payments to our executive officers pursuant to the terms of our severance policy or the severance agreements, as applicable:

Estimated
Name	Payments(1)

Terence W. Edwards(2)	$572,135
Clair M. Raubenstine(2)	507,500
George J. Kilroy(3)	1,800,000
Mark R. Danahy(2)	162,500
William F. Brown	900,000
Mark E. Johnson	562,380
Michael D. Orner	557,562

Total	$5,062,077

(1)	The estimated payments do not include any reduction for any applicable withholding taxes.

(2)	Pursuant to our severance policy, the estimated payments to the executive officer include $7,500 in the form of either outplacement services or a cash payment, in lieu thereof.

(3)	As described more fully below under “— Arrangements with GE Capital and Blackstone,” if Mr. Kilroy accepts employment with GE Capital pursuant to the terms of the offer letter he has with GE Capital, he will not be entitled to these payments.

Employment Arrangements with GE Capital and Blackstone

As of the date of this proxy statement, except for Mr. George J. Kilroy, a member of our board of directors and the President and Chief Executive Officer of PHH Arval (as described below), none of our executive officers has entered into any agreement, arrangement or understanding with GE Capital, Blackstone or their respective affiliates, regarding employment or other matters. We believe that certain of our executive officers currently are engaged in discussions with GE Capital, Blackstone or their respective affiliates regarding potential employment matters. We cannot presently determine whether such negotiations will or will not result in any such agreements, arrangements or understandings.

Pursuant to the terms of an offer letter entered into between GE Capital Solutions Fleet Services, a division of GE Capital, and Mr. Kilroy, Mr. Kilroy is expected to become the Chairman of GE Capital Solutions Fleet Services upon the consummation of the merger. We have been informed that Mr. Kilroy’s gross annual salary is expected to be $450,000 per year and that he may be eligible to participate in certain other compensation and employee benefit plans offered by GE Capital. Based upon the offer letter, we believe that Mr. Kilroy is guaranteed to receive an incentive bonus of $450,000 for the 2007 calendar year and will be eligible to receive an incentive bonus of $1 million payable in 2010 if certain financial, operating and synergy targets are achieved. The offer letter provides that Mr. Kilroy will not be eligible to receive the severance payment described in the “Severance Payments” section above, instead his compensation and benefits will be as provided in the offer letter. In addition, Mr. Kilroy will be entitled to participate in GE Capital’s compensation and benefits plans.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, the surviving corporation has agreed to indemnify (including advancing expenses) each present and former director or officer of the Company, our subsidiaries’ or joint ventures’, and present or past trustees or fiduciaries of our employee benefit plans, against any costs and expenses, judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any threatened, pending or completed legal proceeding relating to or in connection with any action or omission occurring or alleged to have occurred whether existing or occurring at or prior to the effective time of the merger, including legal proceedings related to the transactions contemplated by the merger agreement. Subject to certain limitations, prior to the effective time of the merger, we shall, and if we are unable to, GE Capital shall cause the surviving corporation to obtain and fully pay for non-cancelable “tail” directors’ and officers’ liability insurance and fiduciary liability insurance with a policy term of at least six (6) years from and after the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of our common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary jurisdiction over its administration and (ii) one or more persons who have the authority to control substantially all of its decisions;

•	a trust not described above that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person, or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Holders of our common stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

The following does not purport to consider all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organization, stockholders subject to the alternative minimum tax, partnerships (or other flow-through entities such as limited liability companies and their partners or members), persons whose functional currency is not the U.S. dollar, stockholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or stockholders that acquired our common stock pursuant to the exercise of an employee stock option, a restricted stock award or otherwise as compensation, nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

The tax consequences to stockholders that hold our common stock through a partnership or other pass-through entity such as a limited liability company, generally, will depend on the status of the stockholder and the activities of the partnership. Partners in a partnership or members of other pass-through entity holding our common stock should consult their tax advisors.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of our common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Shares of Our Common Stock for Cash Pursuant to the Merger Agreement

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are exchanged for cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (a block being a number of shares acquired at the same cost in a single transaction) surrendered pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 1 year at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

A stockholder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such stockholder is entitled pursuant to the merger, unless the stockholder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each stockholder should complete and sign the substitute Internal Revenue Service (“IRS”) Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, neither the merger nor the transactions contemplated by the mortgage business sale agreement may be consummated until the requisite notification and report forms have been filed with the FTC and the Antitrust Division of the DOJ, and the applicable waiting periods have expired or been terminated. On March 23, 2007, we and GE Capital filed the requisite notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ with respect to the merger. The waiting period relating to the merger expired on April 23, 2007. On March 30, 2007, we and an affiliate of Blackstone filed the requisite notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ with respect to the transactions contemplated by the mortgage business sale agreement. The FTC and the Antitrust Division of the DOJ granted early termination of the waiting period relating to this transaction on April 11, 2007. Under Canada’s Competition Act, the merger may not be completed until Canada’s Commissioner of Competition issues an advance ruling certificate or waives the applicable notification requirements, or until prescribed notification information has been filed with the Commissioner of Competition and the applicable waiting period has expired. On March 29, 2007, GE Capital requested that the Commissioner of

Competition either issue an advance ruling certificate or indicate that the Commissioner did not intend to challenge the merger and waive the parties’ obligation to file prescribed notification information under the Competition Act. On April 13, 2007, the Commissioner of Competition issued an advance ruling certificate in respect of the merger.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of the Company or GE Capital. At any time before or after the consummation of the merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any U.S. state governmental authority could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of the Company or GE Capital. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

The Canadian Commissioner of Competition’s issuance of an advance ruling certificate indicates that the Commissioner does not have sufficient grounds on which to challenge the merger and prevents the Commissioner from challenging the merger solely on the basis of information that is the same or substantially the same as that considered by the Commissioner, provided the merger is substantially completed by April 13, 2008.

There can be no assurance that neither the merger nor the transactions contemplated by the mortgage business sale agreement will be challenged by a governmental authority or private party on antitrust grounds. The Company, however, based on the foregoing and a review of information provided to it by GE Capital and Blackstone, and their respective affiliates, relating to their respective businesses, reasonably believes that each of the transactions contemplated by the mortgage business sale agreement can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

On May 7, 2007, certain affiliates of Blackstone filed an application with the New York State Department of Insurance pursuant to New York Insurance Law in connection with the proposed change in control of Atrium, a New York domiciled mortgage guaranty insurer and a subsidiary of the Company. In addition, on May 25, 2007, GE Capital filed a request for an exemption with the New York Department of Insurance relating to the change in control of Atrium due to the transactions contemplated by the merger agreement and the mortgage business sale agreement.

We are licensed by various states to conduct our operations. In order to complete the transactions contemplated by the merger agreement, including the merger, we are required to obtain approvals from, and/or provide notices to, various state regulatory authorities relating to ownership changes with respect to our mortgage business. We cannot assure you, however, that these consents, registrations, approvals, permits and authorizations will be obtained in a timely manner, or at all.

Delisting and Deregistration of Common Stock

If the merger is consummated, shares of our common stock will no longer be listed on the NYSE or any stock exchange or quotation system. In addition, the registration of our common stock under the Exchange Act will be terminated upon application to the SEC and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger

On March 15, 2007, a purported stockholder class action lawsuit related to the merger agreement was filed in the Circuit Court of Baltimore County against us, each member of our board of directors, GE Capital and an affiliate of Blackstone. The plaintiffs seek to represent an alleged class consisting of all persons (other than our officers and our board of directors and their affiliates) holding shares of our common stock. In support of their request for injunctive and other relief, the plaintiffs allege, among other matters, that the members of our board of directors breached their fiduciary duties by failing to maximize stockholder value in approving the merger agreement.

On March 21, 2007, a second purported stockholder class action lawsuit was filed in the Circuit Court of Baltimore County against us and each member of our board of directors. The plaintiffs seek to represent an alleged class consisting of persons holding shares of our common stock (other than our officers and our board of directors and their affiliates). In support of their request for injunctive and other relief, the plaintiffs allege, among other matters, that the members of our board of directors breached their fiduciary duties by failing to maximize stockholder value in approving the merger agreement.

The two civil cases have been consolidated, one of the complaints has been designated as the operative complaint in the consolidated action, and the defendants have filed motions to dismiss the complaints.

Due to the inherent uncertainties of litigation, and because these actions are at a preliminary stage, we cannot accurately predict the ultimate outcome of these matters at this time. We intend to respond appropriately in defending against the alleged claims in each of these matters. The ultimate resolution of these matters could have a material adverse effect on our business financial position and results of operations or cash flows.

Amendment to PHH’s Rights Plan

On March 14, 2007, the Company and the Bank of New York (the “Rights Agent”) entered into Amendment No. 1 to the Rights Agreement between the Company and the Rights Agent dated as of January 28, 2005. The amendment permits the execution of the merger agreement and the performance and consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the provisions of the Rights Agreement.

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Therefore, we recommend that you read carefully the copy of the merger agreement attached to this proxy statement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by and to us, GE Capital and merger sub. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Annex A, were made for the purposes of negotiating and entering into the merger agreement between the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Holders of our common stock are not third-party beneficiaries of the merger agreement and therefore may not directly enforce any of its terms and conditions. You should also be aware that none of the representations or warranties contained in the merger agreement has any legal effect among the parties to the merger agreement after the effective time of the merger.

Structure of the Merger

The proposed transaction is our acquisition by GE Capital, an affiliate of the General Electric Company. Once we obtain the requisite stockholder vote and the other closing conditions to the merger in the merger agreement and related documents are satisfied or waived in accordance with their respective terms, merger sub will merge with and into us. We will be the surviving corporation in the merger. As a result of the merger, we will cease to be an independent, publicly traded company and will be wholly owned by GE Capital. Shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NYSE, and the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act, will be terminated upon application to the SEC. In addition, GE Capital has entered into the mortgage business sale agreement to sell our mortgage business to the Mortgage Business Purchaser. Accordingly, upon the closing of the merger and the transactions contemplated by the mortgage business sale agreement, GE Capital will own our fleet management business and Blackstone, through the Mortgage Business Purchaser, will own our mortgage business.

Timing of the Merger

The closing date of the merger will occur no later than the second business day following satisfaction or waiver of all conditions to closing or as we and GE Capital may mutually agree.

Directors and Officers of Surviving Corporation

Upon completion of the merger, the directors of merger sub will be the directors of the surviving corporation and our officers will remain officers of the surviving corporation after the merger.

Merger Consideration

The merger agreement provides that each share of our common stock (other than shares held by GE Capital or merger sub, which will be automatically canceled and retired and cease to exist with no payment being made with respect thereto) issued and outstanding immediately prior to the effective time of the merger will be converted into, and canceled in exchange for, the right to receive the merger consideration, which is an amount in cash equal to

$31.50, without interest and less any applicable withholding taxes, for each share of our common stock. In addition, holders of stock options and restricted stock awards will receive consideration as described in “— Treatment of Stock Options and Restricted Stock” below.

Treatment of Stock Options and Restricted Stock Units

The merger agreement provides that, immediately prior to the effective time of the merger, each outstanding, unexercised stock option (whether vested or not) shall be deemed to be fully vested at the effective time of the merger and shall be canceled, and the holder thereof shall be entitled to receive, at the effective time of the merger or as soon as practicable thereafter, an amount of cash, less applicable withholding taxes, equal to:

•	the aggregate number of shares of our common stock underlying such stock option immediately prior to the effective time of the merger, multiplied by

•	the excess of $31.50 over the exercise price per share of our common stock subject to such stock option.

In addition, under the terms of the merger agreement, at the effective time of the merger, each restricted stock unit that is outstanding or earned but not awarded immediately prior to the effective time of the merger (whether vested or unvested) shall be deemed to be fully vested and shall be canceled, entitling the holder of such unit to the right to receive, at the effective time of the merger or as soon as practicable thereafter, an amount of cash, less applicable withholding taxes, equal to the aggregate number of shares of our common stock underlying such restricted stock unit immediately prior to the effective time of the merger, multiplied by $31.50.

No Further Ownership Rights

At the effective time of the merger, holders of our common stock will cease to be, and have no rights as, our stockholders other than the right to receive the applicable merger consideration. The merger consideration paid to the holders of our common stock in accordance with the exchange and payment procedures contained in the merger agreement will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to our common stock exchanged (and, if applicable, represented by certificates exchanged).

Exchange and Payment Procedures

Prior to the effective time of the merger, GE Capital will select a paying agent to make payments of the merger consideration upon surrender of certificates representing shares of our common stock.

On or before the effective time of the merger, GE Capital will deposit the merger consideration for the benefit of the holders of our common stock with the paying agent. Promptly after the effective time of the merger (but in any event within five business days), the paying agent will mail a letter of transmittal and instructions to you advising you how to surrender your stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without an executed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent requires. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable. Following the completion of the merger, your shares of our common stock will be canceled and will represent only the right to receive your portion of the merger consideration. No interest will be paid or accrued on the merger consideration payable upon surrender of your shares of our common stock.

Each of the paying agent, the surviving corporation and GE Capital will be entitled to deduct and withhold any applicable taxes from the merger consideration payable to you pursuant to the merger agreement.

None of the paying agent, GE Capital, merger sub or the Company shall be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent by GE Capital that remains undistributed to the holders of shares of our common stock, will be delivered to the surviving corporation after twelve (12) months after the effective time of the merger and any holder of our common stock who has not complied with the provisions of the merger agreement relating to the exchange and payment procedures shall thereafter only look to GE Capital and the surviving corporation for payment of his or her claim for merger consideration without any interest thereon. Any unclaimed funds payable with respect to the shares of our common stock that are not claimed within seven years after the effective time of the merger (unless otherwise required by applicable escheat laws), shall become the property of the surviving corporation free and clear of any claims or interest of any holder of our common stock.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you are entitled to receive the merger consideration, you will be required to deliver an affidavit stating that fact and, if reasonably required by GE Capital, to post a bond in customary and reasonable amount and upon such terms as reasonably required by GE Capital or as indemnity against any claim that may be made against GE Capital with respect to such certificate on account of the alleged loss, theft or destruction of such certificate.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

•	the due organization, valid existence, good standing and power and authority to carry on the businesses of each of us and our subsidiaries and joint ventures;

•	our charter and bylaws and the similar organizational documents of certain of our subsidiaries and joint ventures;

•	our capitalization and our ownership in our subsidiaries and joint ventures and the absence of any encumbrances on our ownership of the equity interests of our subsidiaries and our joint ventures;

•	our power and authority to execute and deliver, and to perform our obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us;

•	the vote of our stockholders required in connection with the approval of the merger and the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or breaches or violations of, our or our subsidiaries’ or our joint ventures’ organizational documents, and laws, permits and certain contracts applicable to us and, our subsidiaries and our joint ventures as a result of entering into the merger agreement or performing our or their respective obligations under the merger agreement;

•	consents and approvals of governmental or regulatory entities required as a result of executing and delivering the merger agreement and performing our obligations under the merger agreement;

•	compliance with government laws pertaining to, and possession of all permits necessary to operate, our, our subsidiaries’ and our joint ventures’ properties and carry on our, our subsidiaries’ and our joint ventures’ business and the absence of any conflict with, or default, breach or violation of, applicable laws or such permits;

•	our SEC filings and the financial statements contained therein;

•	the audited and unaudited financial statements of the Company and PHH Mortgage for certain historical periods;

•	our internal financial reporting controls and disclosure controls and procedures;

•	the absence of any material adverse effect and certain other changes and events since December 31, 2005;

•	the absence of liabilities required to be recorded on a balance sheet under generally accepted accounting principles as applied in the United States;

•	the absence of litigation or orders against us or our subsidiaries or joint ventures;

•	our and our subsidiaries’ and joint ventures’ employee benefit plans;

•	labor matters affecting us and our subsidiaries and joint ventures;

•	tax matters affecting us and our subsidiaries and joint ventures;

•	the receipt by us of a fairness opinion from each of Merrill Lynch and Gleacher Partners;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the exemption of the merger agreement and the merger from the requirements of any business combination, control share acquisition or other takeover laws contained in the MGCL or other federal or provincial law applicable to us;

•	the exemption of the merger agreement and the merger under our Rights Agreement with the Bank of New York such that no holders of our common stock will be eligible to exercise their rights thereunder by virtue of our execution of the merger agreement or consummation of the merger;

•	intellectual property used by, owned by or licensed by us and our subsidiaries and joint ventures;

•	environmental matters affecting us and our subsidiaries and joint ventures;

•	the absence of transactions between us or our subsidiaries or joint ventures on one hand, and any affiliates thereto, on the other hand, which have not already been disclosed in our filings with the SEC;

•	our and our subsidiaries’ and joint ventures’ material contracts and the absence of any breach or violation of, or default under, any material contract;

•	real property owned and leased by us and our subsidiaries and joint ventures; and

•	our mortgage lending practices, including compliance with applicable underwriting standards and the absence of written notice alleging violation thereof.

For the purposes of the merger agreement, “material adverse effect” means any change, effect, fact, event, circumstance or development, whether individually or in the aggregate with all other changes, effects, facts, events, circumstances and developments, with respect to the business, assets, liabilities, operations, financial condition or results of operations of:

•	us and our subsidiaries and joint ventures;

•	our fleet management business, taken as a whole; or

•	our mortgage business, taken as a whole.

A material adverse effect will not have occurred, however, as a result of effects, events, developments or changes arising out of or resulting from:

•	changes in conditions in the economy or capital or financial markets, including prevailing interest rates and market conditions (except to the extent any of the same materially disproportionately affects us or any of our subsidiaries or joint ventures as compared to other companies in the industries in which we or any of our subsidiaries or joint ventures operate);

•	changes that are proximately caused by factors that generally affect the industries in which we or our subsidiaries and joint ventures operate (except to the extent any of the same materially disproportionately affects us or our subsidiaries or joint ventures as compared to other companies in the industries in which we or any of our subsidiaries or joint ventures operate);

•	changes proximately caused by the announcement or performance of the merger agreement or the merger or the transactions contemplated by the merger agreement, including changes related to compliance with the covenants contained in the merger agreement or the failure to take any action as a result of any restrictions or prohibitions set forth in the merger agreement, and any proximately caused (a) shortfalls or declines in revenue, margins or profitability, (b) loss of, or disruption in, any customer, supplier, and/or vendor relationships, or (c) loss of personnel (except that this provision does not apply to portions of any representation or warranty contained in the merger agreement to the extent that the purpose of such portion of the representation or warranty is to address the consequences resulting from the execution or performance of the merger agreement or the mortgage business sale agreement or the transactions contemplated by the merger agreement or the mortgage business sale agreement;

•	any actual, threatened or rumored adverse change to any of the credit ratings of us or any of our securities;

•	any (a) legal proceeding, other than any criminal proceeding, claim or process (whether threatened, pending or otherwise), (b) penalties, sanctions, fines, injunctive relief, remediation or any other civil sanction (whether threatened, pending or otherwise, and in each case, other than criminal penalties, sanctions, fines or relief), or (c) facts, circumstances, changes, developments, effects, outcomes, results, occurrences and eventuality (whether or not, known, contemplated or foreseeable, and whether financial or otherwise) resulting from, relating to or arising out of :

•	the restatement of our historical consolidated financial statements for the years ended December 31, 2004 and 2003, the quarters therein, and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005,

•	the matters referred to in Item 9A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Note 2 or Note 26 to our consolidated financial statements included therein, and

•	our failure to file in a timely manner our Annual Report on Form 10-K for each year ended December 31, 2005 and 2006, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, and March 31, 2007;

•	changes in applicable laws or interpretations thereof by governmental entities;

•	the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving or affecting the United States or Canada, except to the extent any of the same materially disproportionately affects us or our subsidiaries or joint ventures as compared to other companies in the industries in which we or any subsidiary or any company joint venture operate;

•	changes in generally accepted accounting principles or interpretations thereof;

•	earthquakes, hurricanes, or other natural disasters or acts of God that do not materially disproportionately affect us or our subsidiaries or joint ventures;

•	any decrease in the market price, trading volume or stock exchange listing status of shares of our common stock (subject to certain enumerated exceptions); or

•	any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (subject to certain enumerated exceptions).

The merger agreement also contains customary representations and warranties made by GE Capital and merger sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and power and authority to carry on their businesses;

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or certain contracts as a result of entering into the merger agreement or consummating the merger;

•	the absence of litigation or court orders against them;

•	their compliance with applicable laws and the possession of all material permits to be able to conduct their businesses;

•	the absence of any undisclosed broker’s or finder’s fees;

•	that merger sub has no assets or activities and was formed solely for purposes of consummating the merger;

•	their ownership of our common stock or any other securities of ours and our subsidiaries and joint ventures;

•	the vote of their respective stockholders required in connection with the approval of the merger and the transactions contemplated by the merger agreement; and

•	the mortgage business sale agreement and that they will have sufficient collective capital resources at the closing date of the merger to satisfy their obligations under the merger agreement and consummate the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions and qualifications in the merger agreement, between March 15, 2007 and the effective time of the merger, we and certain of our subsidiaries and joint ventures will:

•	conduct our business in the ordinary course of business; and

•	use commercially reasonable efforts to preserve intact, in all material respects, our respective business organizations, comply in all material respects with the requirements of all material contracts and permits, and maintain existing relations and goodwill with customers, suppliers, creditors, lessors, employees and business associates, and use reasonable best efforts to comply in all material respects with all applicable laws.

We have also agreed that during the same time period, subject to certain exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith, or unless GE Capital approves in advance in writing, which approval may not be unreasonably withheld or delayed, we and certain of our subsidiaries and joint ventures will not, among other things:

•	amend our organizational documents;

•	merge or consolidate with another entity or restructure, reorganize or completely or partially liquidate;

•	acquire, purchase or lease any material assets, other than in the ordinary course of business, consistent with past practice, or any business or entity;

•	effect changes to our respective capitalization;

•	pay any dividend, whether in cash or property, except for any dividend or distribution (a) by certain enumerated wholly owned subsidiaries of PHH Corporation, (b) by a wholly owned subsidiary or a joint venture to another wholly owned subsidiary or (c) by a joint venture or a non-wholly owned subsidiary to the extent required by its organizational documents;

•	reclassify or split any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•	except pursuant to agreed upon criteria, incur any indebtedness, issue or sell any debt securities, assume, guarantee or endorse the obligations of another person, make any capital contribution to or investment in any person, or make loans or advances to any other person;

•	subject to certain exceptions, transfer, sell, lease, encumber or dispose of any material assets, product lines or businesses of us or our subsidiaries or joint ventures;

•	except for contracts with customers or clients entered into, amended or modified in the ordinary course of business consistent with past practice, enter into, amend, modify or terminate any material contract or material rights or obligations thereunder;

•	make or authorize any capital expenditure, other than in respect of the capital expenditures contemplated by our 2007 budget previously delivered to GE Capital;

•	change (other than immaterial changes made in the ordinary course of business, consistent with past practice) our financial or tax accounting methods, principles, policies or procedures, except as required by generally accepted accounting principles or applicable law;

•	settle or offer or propose to settle any legal proceeding, other than any commercially reasonable settlement, offer or proposal made consistent with past practice (a) with respect to any legal proceeding arising solely from the conduct or operation of our fleet management business and for an amount less than or equal to the amount reserved for such legal proceeding in our unaudited financial statements that we previously delivered to GE Capital (which settlements, offers or proposals in the aggregate, shall not exceed $500,000), unless fully covered by insurance, or (b) with respect to any legal proceeding arising solely from the conduct or operation of the mortgage business for an amount less than or equal to the amount reserved for such legal proceeding in the unaudited financial statements that we previously delivered to GE Capital (which settlements, offers or proposals in the aggregate, shall not exceed $2 million), unless fully covered by insurance;

•	change any material tax election unless required by applicable law or reasonably determined by us upon good faith consultation with GE Capital to be necessary or advisable;

•	except pursuant to agreed-upon criteria, change the compensation or benefits payable under our severance, sales commission or employment benefits policies, or grant any severance rights, to our directors, officers, employees or consultants;

•	grant any equity or equity-based compensation award (whether in the form of options, restricted stock, restricted units or otherwise) or renew any previously terminated equity or equity-based compensation plan;

•	except as required under any previously executed tax sharing agreement, amend any material tax return, settle any material tax legal proceeding, or change any material tax accounting or reporting practice;

•	repay or redeem any outstanding indebtedness, other than repayment in the ordinary course of business, consistent with the maturities of such indebtedness;

•	other than (a) in the ordinary course of business, consistent with past practice and (b) solely with respect to our mortgage business, other than as required under any applicable law or any pertinent agreement, amend or modify our underwriting standards;

•	except pursuant to agreed-upon criteria, enter into or alter any securitization facility; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Transactions

We have agreed that from March 15, 2007 to the effective time of the merger and subject to specified exceptions, we will not and we will cause our subsidiaries and joint ventures (along with our and their respective representatives) to not:

•	directly or indirectly, initiate, solicit or knowingly encourage or facilitate (including by way of furnishing information or assistance) any inquiries or the making of any proposal or offer with respect to, or the making or effectuation of, an acquisition proposal for us;

•	approve or recommend (or propose publicly to approve or recommend) any acquisition proposal for us or enter into any agreement to acquire us;

•	directly or indirectly, engage in any negotiations or discussions with respect to, or provide access to our properties, books and records or any confidential or non-public information to any person relating to, or that would reasonably be expected to lead to, an acquisition proposal for us; or

•	amend, terminate, waive, fail to use commercially reasonable efforts to enforce, or grant any consent under, any confidentiality, standstill, shareholder rights or similar agreement (other than any such agreement with GE Capital).

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer (other than the merger) made or commenced after the date of the merger agreement, for a tender offer or exchange offer, proposal for a merger, consolidation or other business combination, sale of shares of capital stock, recapitalization, liquidation, dissolution or similar transaction involving us and our subsidiaries and joint ventures or any proposal or offer to acquire (whether in a single transaction or a series of related transactions) in any manner:

•	equity interest representing a 20% or greater economic interest or voting interest in us and our subsidiaries and joint ventures, taken as a whole; or

•	assets, securities or ownership interests of or in, us or our subsidiaries or joint ventures (a) representing 20% or more of the consolidated assets of us and our subsidiaries and joint ventures, taken as a whole, or (b) with respect to which 20% or more of our revenues or earnings on a consolidated basis are attributable.

Prior to the holders of at least a majority of our common stock approving the merger agreement and the merger in accordance with the merger agreement, we may provide confidential information with respect to such proposals, with the maker of an unsolicited written acquisition proposal (which did not result from a breach of an enumerated section of the merger agreement or any standstill agreement) only if our board of directors makes a prior determination in good faith and after consultation with its outside counsel and a financial advisor of nationally recognized reputation, that:

•	the acquisition proposal constitutes, or is reasonably likely to, lead to a superior proposal, and

•	failure to take such action would be inconsistent with the statutory duties of our board members, as directors, under the MGCL.

In addition, we are required to (a) enter into a confidentiality agreement with the maker of the unsolicited written acquisition proposal containing confidentiality restrictions no less favorable to us than those contained in the confidentiality agreement with GE Capital before we provide any confidential information to such person, (b) provide a copy of such confidentiality agreement to GE Capital within twenty-four hours of execution, and (c) furnish a copy to GE Capital of any confidential information we furnish to such person, to the extent such information was not previously furnished to GE Capital.

For purposes of the merger agreement, “superior proposal” means an unsolicited bona fide written offer made by a third party, not involving a breach of the merger agreement or any standstill agreement, to acquire, directly or indirectly,

•	at least a majority of our equity securities; or

•	all or substantially all of the stock or assets of us and our subsidiaries on a consolidated basis, all or substantially all of the assets of, or the stock of our subsidiaries or entities engaged in the mortgage business, or all or substantially all of the assets of, or the stock of our subsidiaries or entities engaged in, the fleet business.

In addition, such an offer also must not be subject to a financing contingency and must otherwise be on terms which our board concludes in good faith (taking into account (x) the likelihood of consummation of such transaction on the terms set forth therein as compared to the terms of the merger agreement, including the ability of such proposal to be financed, (y) legal, financial, regulatory, and timing aspects of the proposal and the person making the acquisition proposal and (z) any changes to the terms of the merger agreement that as of such time have been proposed by GE Capital) and after consultation with its outside counsel and financial advisors, to be more favorable from a financial point of view to our stockholders than the merger.

We have agreed to promptly notify GE Capital (within 24 hours) of our receipt of any proposal, offer, inquiry, or other contact or request for information or if any discussions or negotiations are sought to be initiated or continued with us either regarding, or that could reasonably be expected to lead to, an acquisition proposal. We have agreed to provide to GE Capital prompt notice of any such proposal along with a copy of any written materials received from the maker of the acquisition proposal. We have also agreed to indicate such party’s identity and to provide to GE Capital the material terms and conditions of the proposal and to keep GE Capital fully informed of all material developments regarding any such acquisition proposal, offer, inquiry or request.

The merger agreement provides that prior to obtaining our stockholders’ approval on the merger agreement:

•	if our board of directors determines in good faith that, due to an intervening event that arose after, and was unknown to our board of directors at the time it approved the merger agreement, the failure of the board of directors to withdraw, qualify or modify its recommendation of the merger agreement would be inconsistent with the statutory duties of our board members, as directors, under the MGCL, then we and our board of directors are permitted to withdraw, qualify or modify the recommendation of our board of directors that our stockholders vote in favor of the merger agreement, or

•	if our board of directors receive an unsolicited acquisition proposal that was not in breach of a particular section of the merger agreement or any standstill agreement and our board of directors determines in good faith that the proposal constitutes a superior proposal, then if we desire either to further pursue the opportunity that arose due to the intervening event or to take action with respect to the prior recommendations of our board of directors concerning the merger agreement, among other matters, we are required to deliver to GE Capital a notice listing certain relevant items. We are required to negotiate in good faith with GE Capital and its representatives regarding revisions to the terms of the transactions contemplated by the merger agreement. The merger agreement also sets forth the procedures we and GE Capital have agreed to follow, including setting specific time lines within which each party should respond.

Under the merger agreement, we may not permit any of our subsidiaries and joint ventures to terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we or our subsidiaries and joint ventures are a party and we have agreed to, and to cause each of our subsidiaries and joint ventures to, enforce the provisions of any such agreements. We also agreed to, and to cause each of our subsidiaries and joint ventures to, terminate or cause to be terminated any existing discussions, negotiations, or communications with any parties regarding any acquisition proposal.

Employee Benefits

Until the first anniversary of the merger, GE Capital has agreed to honor, and to cause the surviving corporation to honor, all severance, change of control and similar plans and agreements in accordance with their terms as in effect immediately prior to the effective time of the merger.

In addition, GE Capital has agreed to:

•	provide each of our active employees with credit for service with us and our subsidiaries with respect to any employee benefit plans established by GE Capital or its subsidiaries under which our active employees may be eligible to participate after the effective time of the merger (“new plans”), to the same extent as such active employee was entitled to credit for such service under our respective benefit plans; and

•	for purposes of each new plan providing health benefits to any active employee, cause such active employee to receive credit for all amounts paid by such active employee for purposes of satisfying all deductible, co-payments and out-of-pocket maximums under our health plans as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of GE Capital or the surviving corporation.

Directors’ and Officers’ Indemnification and Insurance

In the merger agreement, the surviving corporation has agree to indemnify (including advancing expenses) each present and former director or officer of the Company, our subsidiaries’ or joint ventures’, and present or past trustees or fiduciaries of our employee benefit plans, against any costs and expenses, judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any threatened, pending or completed legal proceeding relating to or in connection with any action or omission occurring or alleged to have occurred whether existing or occurring at or prior to the effective time of the merger, including legal proceedings related to the transactions contemplated by the merger agreement. Subject to certain limitations, prior to the effective time of the merger, we shall, and if we are unable to, GE Capital shall cause the surviving corporation to obtain and fully pay for non-cancelable “tail” insurance policies with a policy term of at least six (6) years from and after the effective time of the merger.

Tax Matters and Stock Option Plans

Prior to the merger, we have agreed to timely file our tax returns as consistent with past practice. We have also agreed to take all actions necessary such that outstanding stock options and restricted stock unit awards are terminated upon the merger in exchange for the merger consideration as previously described.

Agreement to Take Further Action

Subject to the terms and conditions of the merger agreement and in accordance with applicable laws, each party to the merger agreement has agreed to use commercially reasonable efforts to take, or to cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and the transactions contemplated by the merger agreement, including using its reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities with us and our subsidiaries as are necessary for the consummation of the transactions contemplated by the merger agreement and to fulfill the conditions to the merger and the transactions contemplated by the merger agreement. These actions include specific requirements with respect to filings and agreements that may be required under the anti trust laws of the United States and Canada.

Each party to the merger agreement has agreed to cooperate and use its commercially reasonable efforts to defend any legal action, including administrative or judicial action, asserted by any third party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order that in whole or in part restricts, delays, prevents or prohibits consummation of the merger, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Notices of Certain Events

Each of GE Capital, merger sub and us have agreed to notify the other parties to the merger agreement of:

•	any material notice or other communication from any governmental entity in connection with the transactions contemplated by the merger agreement;

•	legal proceedings commenced or, to its knowledge, threatened against, relating to us or our subsidiaries and joint ventures that would have otherwise been disclosable under the merger agreement or that materially affects a party’s ability to consummate the merger;

•	any inaccuracy of any representation or warranty contained in the merger agreement that would reasonably be expected to cause any condition of closing not to be satisfied;

•	any failure of that party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

•	(a) the material breach of any material contract, or (b) the occurrence of any event of default, amortization or termination event, triggering the requirement to provide additional collateral or increase in overcollateralization levels or another similar event or condition, or the allegation by any party of any of the foregoing.

Interest Rate Risk and Hedging Policies

We have agreed to inform the Mortgage Business Purchaser of our interest rate hedging strategy and not to make any material change to that strategy without the consent of the Mortgage Business Purchaser.

Public Announcements and Expenses

We have agreed that all expenses under the merger agreement shall be the sole responsibility of the party incurring such expenses, except for the expenses of the paying agent and related to the distribution of funds as part of the merger consideration, for which GE Capital shall reimburse us.

Prepayment of Fleet Business Securitizations

We have agreed to use our commercially reasonable efforts to arrange for the prepayment or unwinding of securitizations related to our fleet management business at or after the effective time of the merger.

Delivery of Financial Statements

We have agreed:

•	prior to the effective time of the merger, to file all SEC reports required from and after December 31, 2005 through the effective time of the merger;

•	to provide GE Capital no later than September 30, 2007 with (i) our audited financial statements for the year ended December 31, 2006 and (ii) the unaudited financial statements for the fiscal quarter ending March 31, June 30, and September 30, 2006 and March 31, and June 30, 2007;

•	to provide GE Capital no later than 45 days after the end of each quarter of fiscal year 2007 ended after June 30, 2007 and prior to the closing date, with a copy of our unaudited financial statements for such quarter;

•	to provide GE Capital no later than September 30, 2007 with the audited financial statements of PHH Mortgage for the year ended December 31, 2006;

•	to provide GE Capital no later than September 30, 2007 a copy of the revised consolidating balance sheet for us and our consolidated subsidiaries and consolidated joint ventures as of December 31, 2006 and the related consolidating statement of operations for the year ended December 31, 2006 reflecting any adjustments as a result of the audit of our 2006 financial statements; and

•	to provide GE Capital no later than September 30, 2007 with audited combined financial statements of our mortgage business for the years ended December 31, 2005 and 2006, and certain unaudited combined financial statements for each quarter of 2007 together with unaudited combined financial statements for the corresponding periods from 2006.

Provisions Related to the Mortgage Business Sale Agreement

We, GE Capital and merger sub have mutually agreed to use our reasonable best efforts to cooperate with the Mortgage Business Purchaser in its efforts to obtain financing to effect the transactions contemplated by the mortgage business sale agreement.

Atrium Dividend

We have agreed, except as prohibited by applicable law or the terms of any of our financing facilities, to cause Atrium to pay shareholder dividends in such amount as is requested by the Mortgage Business Purchaser, or such lesser amount as is approved by the New York State Superintendent of Insurance. Such dividends, if paid to us prior to the date of the sale of our mortgage business to the Mortgage Business Purchaser, will be immediately contributed to PHH Mortgage.

Other Agreements

We have also agreed to certain other covenants regarding general matters, including but not limited to (a) preparing and filing with the SEC this proxy statement and holding a stockholder’s meeting to vote on the merger agreement and the merger, (b) subject to certain limitations, our board of directors recommending that the holders of our common stock vote in favor of approving the merger agreement and the merger, and (c) providing GE Capital, Blackstone and their respective representatives access to our and certain of our subsidiaries’ and joint ventures’ books and records and other information. GE Capital and the merger sub have also agreed to observe the requirements of the confidentiality agreement previously signed with us.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time of the merger, of following mutual conditions:

•	we shall have obtained the requisite stockholder vote;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that would make the consummation of the merger illegal or otherwise prohibit the consummation of the merger; and

•	all waiting periods or extensions thereof applicable to the merger or any of the transactions contemplated by the merger agreement, under the HSR Act or the Canadian Antitrust Law (and the Competition Act Compliance shall have been obtained), and any agreement with any governmental entity not to consummate the merger, transactions contemplated by the mortgage business sale agreement or the transactions contemplated by the merger agreement (including the transactions contemplated by the mortgage business sale agreement) shall have expired or early termination thereof shall have been granted. See “— Regulatory Approvals” beginning on page [ ● ].

The obligations of GE Capital and merger sub to complete the merger are subject to the following additional conditions:

•	our representations and warranties that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of our and our subsidiaries’ and joint ventures’ representations and warranties to be true and correct in all respects without regard to any materiality or material adverse effect qualifications (other than the representation relating to any material adverse effect) does not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, provided that certain representations and warranties pertaining to our capitalization must be true and correct in all material respects as of the closing;

•	the performance, in all material respects, by us of our obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement;

•	the receipt by GE Capital of a certificate signed by either our chief executive officer or chief financial officer with respect to the truth and correctness of our representations and warranties, the performance of our obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement;

•	there shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any governmental entity relating to the merger, transactions contemplated by the mortgage business sale agreement or any of the transactions contemplated by the merger agreement in which a governmental entity is a party that would or is reasonably likely to (a) restrain, enjoin, prevent, restrict, prohibit or make illegal the acquisition of some or all of the shares of our common stock by GE Capital or merger sub or the consummation of the merger or the transactions contemplated by the merger agreement, or (b) result in a governmental investigation or material governmental damages being imposed on GE Capital or the surviving corporation or any of their respective affiliates;

•	the merger and the transactions contemplated by the merger agreement and the mortgage business sale agreement, respectively, shall have been approved by the New York State Insurance Department;

•	certain specified consents, approvals, notifications, or certificates (including the approval of certain state and federal regulatory authorities related to the sale of our mortgage business) shall have been obtained and copies of such consents shall have been delivered by us to GE Capital;

•	we shall have filed all forms, reports, and other documents required to be filed with the SEC with respect to periods from January 1, 2006 through the effective time of the merger;

•	our audited financial statements for the year ended December 31, 2006 shall not reflect a consolidated financial condition or results of operations of us, our consolidated subsidiaries and our consolidated joint ventures that is different from the consolidated financial condition or results of operations of us, our consolidated subsidiaries and our consolidated joint ventures reflected in the unaudited financial statements for the year ended December 31, 2006 that we provided to GE Capital in connection with the execution of the merger agreement, unless such difference would not constitute, or would not reasonably be expected to constitute, a material adverse effect;

•	all of the conditions to the obligations of the Mortgage Business Purchaser under the mortgage business sale agreement to consummate the sale of our mortgage business (other than the condition that the merger shall have been consummated) shall have been satisfied or waived in accordance with the terms thereof, and the Mortgage Business Purchaser shall otherwise be ready, willing and able (including with respect to access to financing) to consummate the transactions contemplated thereby; and

•	we shall have delivered to the Mortgage Business Purchaser acknowledgement agreements fully executed by the applicable agency and us and/or our applicable mortgage entity.

Our obligation to complete the merger are subject to the following additional conditions:

•	the representations and warranties of GE Capital and merger sub, that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the closing, and (b) are made as of a specific date shall be true and correct as of such date, except where the failure of their representations and warranties to be true and correct in all respects without regard to any materiality;

•	each of GE Capital and merger sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under the merger agreement at or prior to the effective time of the merger; and

•	the receipt by us of an officer’s certificate from either the chief executive officer or chief financial officer of both GE Capital and merger sub with respect to the truth and correctness of the representations and warranties of GE Capital and merger sub and the performance of their obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement.

Pursuant to the mortgage business sale agreement, GE Capital has agreed not to consummate the merger unless all the mutual conditions to closing and the closing conditions pertaining to GE Capital and the merger sub specified in the merger agreement have been satisfied or waived. GE Capital and the merger sub are required to obtain the prior written consent of the Mortgage Business Purchaser before agreeing to any waiver of such conditions, unless such waiver relates solely to our fleet management business and would not otherwise materially prejudice the Mortgage Business Purchaser’s position or obligations under the mortgage business sale agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, as follows:

•	by mutual written consent of the parties;

•	by either GE Capital or us if:

•	requisite governmental approval with respect to anti-trust laws of the United States and Canada shall have been denied and such denial shall have been final and non-appealable, or any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action which has the effect of making consummation of any of the merger illegal or otherwise prevents or prohibits the consummation of the merger and is final and non-appealable, provided that this right shall not be available to a party if either the failure to obtain the governmental approval or the action taken by the governmental authority was primarily due to the action or failure to fulfill such party’s obligations under the merger agreement and such action or failure constitutes a breach of the merger agreement,

•	the merger has not occurred on or before December 31, 2007, provided that this right will not be available to a party whose failure to fulfill its obligations under the merger agreement primarily contributed to the failure of the merger to occur on or before December 31, 2007 and such action or failure constitutes a breach of the merger agreement, or

•	the requisite stockholder vote was not obtained at a duly convened meeting of our stockholders in accordance with the requirements of the merger agreement;

•	by us if:

•	we are not in material breach of our obligations under the merger agreement such that certain closing conditions pertaining to GE Capital and the merger sub are incapable of being satisfied, and (a) any of GE Capital’s or merger sub’s representations and warranties are or become untrue or incorrect such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by December 31, 2007, or (b) there has been a breach of any of GE Capital’s or merger sub’s covenants or agreements under the merger agreement such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by December 31, 2007, or

•	prior to obtaining the requisite stockholder vote, our board of directors approves and authorizes us to enter into a definitive agreement to implement a superior proposal in accordance with the terms of the merger agreement.

•	by GE Capital if:

•	each of GE Capital and merger sub are not in material breach of their respective obligations under the merger agreement, and (a) any of our representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by December 31, 2007, or (b) there has been a breach of any of our covenants and agreements under the merger agreement such that the closing condition pertaining to our performance and compliance with covenants or agreements would be incapable of being satisfied by December 31, 2007;

•	our board of directors fails to recommend the merger agreement and the merger in this proxy statement, fails to take certain enumerated actions or withdraws, modifies or amends its recommendation that our stockholders vote to approve the merger agreement and the merger in any manner adverse to GE Capital or merger sub; or

•	if the mortgage business sale agreement is terminated by GE Capital, as a result of a breach of the Mortgage Business Purchaser’s representations and warranties or covenants, in the mortgage business sale agreement, if such breach, either individually or in the aggregate, results in the failure of a closing condition pertaining to GE Capital, provided that GE Capital is not in material breach of its obligations under the merger business sale agreement such that certain closing conditions pertaining to the Mortgage Business Purchaser are incapable of being satisfied.

Pursuant to the mortgage business sale agreement, GE Capital has agreed to obtain the prior written consent of the Mortgage Business Purchaser prior to terminating the merger agreement pursuant to this section.

Termination Fee, Reverse Termination Fee and Expense Reimbursement

We have agreed to pay to GE Capital a termination fee of $50 million if:

•	we terminate the merger agreement because our board approves and authorizes us to enter into an agreement to implement a superior proposal in accordance with the terms of the merger agreement;

•	GE Capital terminates the merger agreement because our board of directors failed to recommend that holders of our common stock vote to approve the merger agreement and the merger;

•	GE Capital terminates the merger agreement because (a) our board has approved or recommended an acquisition proposal, (b) if any acquisition proposal is publicly announced and our board failed to issue a press release reaffirming our board’s recommendation within a specified period of time following the public announcement, or (c) a tender offer or exchange offer for any of our outstanding stock has been commenced prior to us obtaining the requisite stockholder vote and our board has failed to recommend against such offer within ten business days of its commencement, or we or our board has publicly announced its intention to do any of the foregoing; or

•	we or GE Capital terminate the merger agreement because the requisite stockholder vote was not obtained at a duly convened meeting in accordance with the requirements of the merger agreement, but prior to date of such termination, an acquisition proposal is made to us, or otherwise publicly announced, and within nine months following the termination, we enter into a definitive agreement with respect to or consummate any acquisition proposal; for purposes of determining whether a payment is required, references to 20% in the definition of “acquisition proposal” above are deemed to be references to 50% with respect to the acquisition proposal.

The merger agreement also provides that we shall receive a reverse termination fee in the amount of $50 million from the Mortgage Business Purchaser if either:

•	we or GE Capital terminate the merger agreement because the merger has not been consummated by December 31, 2007 and at the time of such termination the mutual closing conditions and each closing condition pertaining to GE Capital (except for the condition related to the obligations of the Mortgage Business Purchaser under the mortgage business sale agreement to consummate the sale of our mortgage business) shall have been satisfied in accordance with the terms thereof; or

•	GE Capital terminates the mortgage business sale agreement due to the Mortgage Business Purchaser’s breach of its representations and warranties, covenants or agreements resulting in a failure of the closing conditions pertaining to GE Capital and at such time, there is no state of facts or circumstances (other than those arising out of the Mortgage Business Purchaser’s breach) that could reasonably be expected to cause the other closing conditions of the mortgage business sale agreement (except for the condition related to consummating the merger concurrently with closing of the transactions contemplated by the mortgage business sale agreement and the closing conditions pertaining to GE Capital) not to be satisfied.

The Mortgage Business Purchaser, however, is not required to pay this fee if:

•	our audited financial statements for the year ended December 31, 2006 provided to GE Capital pursuant to the merger agreement are different in any material and adverse respect from certain unaudited financial statements we previously delivered to GE Capital at the time of the execution of the merger agreement, unless such difference does not result in the Mortgage Business Purchaser being unable to consummate the debt financing contemplated by the debt commitment letter delivered to GE Capital pursuant to the mortgage business sale agreement or available alternative financing should the financing under the debt commitment letter previously delivered to GE Capital are no longer available on the terms and conditions contemplated by the debt commitment letter but similar financing is available from other financial institutions on terms no less favorable to the Mortgage Business Purchaser; or

•	there has been a material and adverse change in our stockholders’ equity or net income (loss) with respect to certain entities engaged in our mortgage business between the revised consolidating balance sheet for us and our consolidated subsidiaries and consolidated joint ventures as of December 31, 2006 and the related consolidating statement of operations for the fiscal year ended December 31, 2006 reflecting any adjustment as a result of the audit of our 2006 financial statements and the earlier version of the same financial statements previously delivered to GE Capital at the time of the execution of the merger agreement. However, no account shall be taken of a change in net income (loss) if there was no associated change in such stockholder’s equity as of December 31, 2006 as reflected in such revised financial statements and such change in net income (loss) is related to a change in income tax expense arising from revised estimates of tax contingencies or valuation allowances or a change in expense arising from a revised estimate of impairment of goodwill.

The merger agreement provides that we must reimburse GE Capital for its reasonable transaction expenses up to a limit of $5 million if either:

•	we, on the one hand, or GE Capital or the merger sub, on the other hand, terminate the merger agreement because we were unable to obtain the requisite stockholder vote at a duly convened meeting of our stockholders in accordance with the requirements of the merger agreement, or

•	GE Capital or the merger sub terminate the merger agreement, provided that each of GE Capital and merger sub are not in material breach of their respective obligations under the merger agreement, and (i) any of our representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by December 31, 2007, or (ii) we have breached any of our covenants and agreements under the merger agreement such that the closing condition pertaining to our performance and compliance with covenants or agreements would be incapable of being satisfied by December 31, 2007.

In addition, in certain instances, we may be able to reduce the termination fee of $50 million payable by us to the extent we have previously reimbursed GE Capital for its reasonable transaction expenses pursuant to the terms of the merger agreement.

Amendment and Waiver

The merger agreement may be amended by mutual agreement of the parties in writing, whether before or after we obtain the requisite stockholder vote, provided that after any such stockholder approval, no amendment shall be made which, by law or the rules of the New York Stock Exchange, requires further stockholder approval without first obtaining such stockholder approval. The merger agreement also provides that, at any time prior to the effective time of the merger we or GE Capital may extend the time for the performance of any obligations of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the agreements or conditions to its obligations contained in the merger agreement.

Mortgage Business Sale Agreement

In conjunction with the merger agreement, GE Capital entered into the mortgage business sale agreement to sell our mortgage business to the Mortgage Business Purchaser. The Mortgage Business Purchaser was formed solely to effect the acquisition of our mortgage business and is an affiliate of Blackstone. Accordingly, upon the closing of the merger and the transactions contemplated by the mortgage business sale agreement, GE Capital will own our fleet management business and Blackstone, through the Mortgage Business Purchaser, will own our mortgage business.

Simultaneous with entering into the mortgage business sale agreement, the Mortgage Business Purchaser entered into a debt commitment letter with JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Commercial Paper Inc. and Lehman Brothers Inc. pursuant to which these financial institutions have agreed, subject to terms and conditions contained in the commitment letter, to provide, or cause to be provided, seventy percent (70%) and thirty percent (30%), respectively, of the following debt facilities:

•	a senior secured loan facility of up to a maximum of $800 million;

•	a senior secured revolving loan facility of up to $800 million;

•	a senior secured receivables-based facility of up to $100 million;

•	a mortgage loan repurchase facility of up to $4 billion; and

•	a senior bridge facility of up to $100 million, subject to certain reductions.

In addition, the debt commitment letter contemplates that the Mortgage Business Purchaser will issue up to $300 million of notes in a public offering or Rule 144A or other debt placement, or in the absence of this publicly-placed debt transaction, up to $300 million in an additional debt facility from JPMorgan Chase and Lehman Brothers.

We are explicitly named as a third-party beneficiary to certain provisions under the mortgage business sale agreement that pertain primarily to the reverse termination fee of $50 million payable to us by the Mortgage Business Purchaser under the following circumstances:

•	if GE Capital terminates the mortgage business sale agreement due to the Mortgage Business Purchaser’s breach of its representations and warranties, covenants or agreements resulting in a failure of the closing conditions pertaining to GE Capital’s obligation to close and at such time, there is no state of facts or circumstances (other than those arising out of the Mortgage Business Purchaser’s breach) that could reasonably be expected to cause the other closing conditions of the mortgage business sale agreement (except for the condition related to consummating the merger concurrently with closing of the transactions contemplated by the mortgage business sale agreement and the closing conditions pertaining to GE Capital) not to be satisfied; or

•	if (i) we or GE Capital terminate the merger agreement because the merger has not been consummated by December 31, 2007, (ii) no later than December 31, 2007, the other closing conditions of the mortgage business sale agreement (except for the condition related to consummating the merger concurrently with closing of the transactions contemplated by the mortgage business sale agreement and the closing conditions pertaining to GE Capital) are satisfied, and (iii) the transactions contemplated by the mortgage business sale agreement could have been consummated no later than December 31, 2007, but for the failure of the Mortgage Business Purchaser to be ready, willing and able to consummate the transactions contemplated thereby.

The Mortgage Business Purchaser, however, is not required to pay this fee if:

•	our audited financial statements for the year ended December 31, 2006 provided to GE Capital pursuant to the merger agreement are different in any material adverse respect from certain unaudited financial statements we previously delivered to GE Capital at the time of the execution of the merger agreement, unless such difference does not result in the Mortgage Business Purchaser being unable to consummate the debt financing contemplated by the debt commitment letter delivered to GE Capital pursuant to the mortgage business sale agreement, or available alternative financing on terms no less favorable in any material respect to the Mortgage Business Purchaser than those set forth in the debt commitment letter should the financing under the debt commitment letter no longer be available but similar financing is available from other financial institutions; or

•	there has been a material and adverse change in our stockholder’s equity or net income (or loss) related to our mortgage business, except if there is a material adverse change in our net income (or loss) but no corresponding change in our stockholder’s equity or where such change in net income (or loss) is related to a change in income tax expense resulting from revised estimates of tax contingences, reserves or impairment due to goodwill.

Conditions to Closing

Under the mortgage business sale agreement, the obligation of the parties to consummate the transactions contemplated thereby are subject to the satisfaction of the following mutual conditions:

•	no court or other governmental entity shall have enacted, issued, promulgated, enforced or entered any law (and if an injunction, whether temporary, preliminary or permanent) that is in effect and prevents, enjoins or otherwise prohibits the consummation of the transactions contemplated by the mortgage business sale agreement or makes such consummation illegal;

•	all waiting periods or extensions thereof applicable to the transactions contemplated by the mortgage business sale agreement under the HSR Act or the Canadian Antitrust Law, and any agreement with any governmental entity not to consummate the transactions contemplated thereby shall have expired or early termination thereof shall have been granted;

•	the mutual conditions to closing and the closing conditions pertaining to GE Capital and the merger sub in the merger agreement shall have been satisfied or waived in accordance with the terms of the mortgage business sale agreement; and

•	the merger shall be consummated concurrently with the closing of the transactions contemplated by the mortgage business sale agreement.

Under the mortgage business sale agreement, the obligation of the Mortgage Business Purchaser to complete the transactions contemplated thereby are subject to the satisfaction of the following conditions:

•	GE Capital shall have performed in all material respects its obligations under the mortgage business sale agreement, the accuracy of the representations and warranties of GE Capital and the receipt of a certificate of an officer of GE Capital with respect to the foregoing; and

•	a condition to closing with respect to our audited financial statements for the year ended December 31, 2006 as described above relating to the instance when the Mortgage Business Purchaser is not required to pay the reverse termination fee.

Under the mortgage business sale agreement, the obligation of GE Capital to complete the transactions contemplated thereby are subject to the satisfaction of the following conditions:

•	the Mortgage Business Purchaser shall have performed in all material respects its obligations under the mortgage business sale agreement, the accuracy of the representations and warranties of the Mortgage Business Purchaser and the receipt of a certificate of an officer of the Mortgage Business Purchaser with respect to the foregoing.

In connection with the merger agreement, we entered into a limited guarantee, pursuant to which Blackstone has agreed to guarantee the obligations of the Mortgage Business Purchaser up to a maximum of $50 million, which equals the reverse termination fee payable to us under certain circumstances by the Mortgage Business Purchaser in the event that the Mortgage Business Purchaser is unable to secure the financing or otherwise is not ready, willing and able to consummate the transactions contemplated by the mortgage business sale agreement. In certain instances, GE Capital is obligated to pay to Blackstone, or its designee, one half of the termination fee it receives from us. In addition, GE Capital has also agreed to pay Blackstone or its affiliates all amounts received by it pursuant to the expense reimbursement provisions of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our outstanding common stock, as of June 11, 2007, by those persons who are known to us to be beneficial owners of 5% or more of our common stock, by each of our directors, by each of our named executive officers and by our directors and executive officers as a group.

	Shares	Percent of
	Beneficially	Common Stock
Name	Owned(1)	Outstanding(2)

Principal Stockholders:
Pennant Capital Management, LLC(3)	4,169,800	7.79%
40 Main Street Chatham, NJ 07928
Dimensional Fund Advisors Inc.(4)	3,598,814	7.18%
1299 Ocean Avenue Santa Monica, CA 90401
Directors and Named Executive Officers:
Terence W. Edwards(5)	403,887		*
Clair M. Raubenstine	—	—
George J. Kilroy(6)	36,812		*
Mark R. Danahy(7)	99,143		*
William F. Brown(8)	82,946		*
Neil J. Cashen(9)	126,810		*
James W. Brinkley(10)	8,664		*
A.B. Krongard(11)	15,703		*
Ann D. Logan(12)	8,414		*
Jonathan D. Mariner(13)	8,291		*
Francis J. Van Kirk(14)	6,552		*
All Directors and Executive Officers as a Group (13 persons)	845,192	1.58%

*	Represents less than one percent.

(1)	Based upon information furnished to us by the respective stockholders or contained in filings made with the SEC. For purposes of this table, if a person has or shares voting or investment power with respect to any of our common stock, then such common stock is considered beneficially owned by that person under the SEC rules. Shares of our common stock beneficially owned include direct and indirect ownership of shares, stock options and restricted stock units granted to executive officers and director restricted stock units granted to our directors which are vested or are expected to vest within 60 days of June 11, 2007. Due to the delay in the filing of our financial statements with the SEC, since March 2006, the issuance of our common stock for purposes of converting earned restricted stock units to shares for our executive officers and the award of director restricted stock units for service by directors (collectively, the “Earned Shares”) and the availability for exercise of certain earned stock options have been postponed for our directors and executive officers until we become current with our SEC filing requirements. These Earned Shares and stock options have been included in the table in accordance with Rule 13d-3 of the SEC rules. Unless otherwise indicated in the table, the address of all listed stockholders is c/o PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

(2)	Based upon 53,506,822 shares of our common stock outstanding as of June 11, 2007. Shares which vest or are expected to vest within 60 days of June 11, 2007 are deemed outstanding for the purpose of computing the percentage ownership for the named stockholder.

(3)	Reflects beneficial ownership of shares of our common stock as reported in a Schedule 13D/A filed with the SEC by Pennant Capital Management, LLC on behalf of itself and its affiliates on April 30, 2007.

(4)	Reflects beneficial ownership of shares of our common stock as reported in a Schedule 13F filed with the SEC by Dimensional Fund Advisors Inc. on behalf of itself and its affiliates on April 19, 2007.

(5)	Represents 10,056 shares of our common stock directly held by Mr. Edwards, options to purchase 367,021 shares of our common stock and 26,810 Earned Shares.

(6)	Represents 9,184 shares of our common stock directly held by Mr. Kilroy, 635 shares of our common stock held in his 401(k) account, options to purchase 3,468 shares of our common stock and 23,525 Earned Shares.

(7)	Represents 4,925 shares of our common stock directly held by Mr. Danahy, options to purchase 79,556 shares of our common stock and 14,662 Earned Shares.

(8)	Represents 3,722 shares of our common stock directly held by Mr. Brown, options to purchase 67,696 shares of our common stock and 11,528 Earned Shares.

(9)	Represents 4,974 shares of our common stock directly held by Mr. Cashen, 144 shares of our common stock held in his 401(k) account, options to purchase 108,377 shares of our common stock and 13,315 Earned Shares.

(10)	Represents 5,260 restricted stock units, 250 shares of our common stock held by Brinkley Investments, LLC, a partnership among Mr. Brinkley, his wife and his children and 3,154 Earned Shares.

(11)	Represents 8,594 restricted stock units and 7,109 Earned Shares.

(12)	Represents 5,260 restricted stock units and 3,154 Earned Shares.

(13)	Represents 5,205 restricted stock units and 3,086 Earned Shares.

(14)	Represents 3,442 restricted stock units and 3,110 Earned Shares.

MARKET PRICE OF COMMON STOCK

Shares of our common stock are listed for trading on the NYSE under the symbol “PHH” and began trading on that exchange immediately after our Spin-Off on February 1, 2005. The following table sets forth the high and low sales prices for our common stock as reported on the NYSE:

	Common Stock Price
	High	Low

February 1, 2005 to March 31, 2005	$22.65	$20.04
April 1, 2005 to June 30, 2005	25.96	21.21
July 1, 2005 to September 30, 2005	31.13	25.60
October 1, 2005 to December 31, 2005	30.44	25.45
January 1, 2006 to March 31, 2006	29.29	23.70
April 1, 2006 to June 30, 2006	27.99	25.03
July 1, 2006 to September 30, 2006	27.99	23.99
October 1, 2006 to December 31, 2006	29.35	26.67
January 1, 2007 to March 31, 2007	31.10	27.55

The closing sale price of our common stock on the NYSE on March 14, 2007, the last trading day prior to the public announcement of the merger, was $27.81 per share. On [    ●    ], 2007, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NYSE was $[    ●    ] per share and there were approximately [    ●    ] holders of record of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. No dividends were declared during the years ended December 31, 2006 or 2005.

PROPOSAL NO. 2
PROPOSAL TO GRANT AUTHORITY TO ADJOURN THE SPECIAL MEETING

If, at the special meeting, the number of shares of our common stock present or represented and voting in favor of Proposal No. 1 is insufficient to approve that proposal under applicable law, we intended to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of approval of Proposal No. 1. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not Proposal No. 1.

In Proposal No. 2, we are asking our stockholders to authorize the holder or any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve Proposal No. 2, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted.

Recommendation of Our Board of Directors

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of Proposal No. 1 is insufficient to approve that proposal, it is in the best interests of our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of Proposal No. 1.

Vote Required

Approval of Proposal No. 2, if necessary, requires the affirmative vote of a majority of the votes cast on the proposal. No proxy that is specifically marked “AGAINST” Proposal No. 1 will be voted in favor of Proposal No. 2, unless it is specifically marked “FOR” Proposal No. 2.

Our board of directors unanimously recommends that the holders of our common stock vote “FOR” the proposal to grant authority to adjourn the special meeting, if necessary, to solicit additional proxies.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Holders of our common stock are not entitled to dissenting stockholders’ appraisal rights or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement. The MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if the shares of the corporation are listed on the NYSE on the record date for determining stockholders entitled to vote on the merger.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not consummated or if we are otherwise required to do so under applicable law, we would hold a 2007 annual meeting of stockholders. Proposals from stockholders are given careful consideration by us in accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”). We provide all stockholders with the opportunity, under certain circumstances and consistent with our by-laws and the rules of the SEC, to participate in the governance of the Company by submitting stockholder proposals that they believe merit consideration at the 2007 annual meeting of stockholders. To enable management to analyze and respond to proposals stockholders wish to have included in the proxy statement and proxy card for that meeting, our by-laws, consistent with Rule 14a-8, require that any such proposal be received by us in writing no later than the tenth day following the public announcement of the date of the 2007 annual meeting of stockholders. Any stockholder proposal submitted must also be in compliance with our by-laws and must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal. Pursuant to our by-laws, any stockholder proposal or director nomination for that meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” unless it is received by us no later than the tenth day following the public announcement of the date of the 2007 annual meeting of stockholders.

Proxies solicited by the board of directors for the 2007 annual meeting of stockholders may confer discretionary authority to vote on any untimely stockholder proposals or director nominations without express direction from stockholders giving such proxies. All stockholder proposals and director nominations must be addressed to the attention of the Secretary at PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054. The Chairman of the annual meeting of stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed in writing to PHH Corporation Investor Relations at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, or by calling (856) 917-4268. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting PHH Corporation Investor Relations at the address and phone number set forth in the prior sentence.

You also may obtain free copies of the documents PHH Corporation files with the SEC by going to the “Investors Relations” section of our website at www.phh.com under the heading “SEC Reports.” Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED          , 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Your vote is very important.  Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card, and return it promptly in the envelope provided. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have questions about this proxy statement, the special meeting or the merger, you should contact: Nancy Kyle, Vice President of Investor Relations at (856) 917-4268 or Georgeson, who we expect to be our proxy solicitor, toll-free at (888) 605-7538.

If you have questions or need assistance in voting your shares, please call:

17 State Street, 10th Floor
New York, NY 10004
(888) 605-7538 (Toll Free)

Banks and Brokerage Firms please call:
(212) 440-9800

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
PHH Corporation,
General Electric Capital Corporation
and
Jade Merger Sub, Inc.
Dated as of March 15, 2007

i

(continued)

(continued)

(continued)

Page
SECTION 9.14 Amendment	62
SECTION 9.15 Waiver	63
SECTION 9.16 Successors; Assigns	63
SECTION 9.17 Transfer Taxes	63
SECTION 9.18 Disclosure Schedules	63

INDEX OF PRINCIPAL TERMS

Page
2005 Annual Report	56
2005 Equity and Incentive Plan	5
2006 Audited Company Financial Statements	44
2006 Audited PMC Financial Statements	45
Acknowledgement	47
Affiliate	54
Affiliated	54
Affiliated Group	54
Agencies	46
Agreed Confidentiality Agreement	34
Agreement	1
Antitrust Law	41
Applicable Antitrust Laws	48
Articles of Merger	1
Atrium Dividends	47
Audited PMC Financial Statements	10
Base Financial Statements	52
Beneficial	54
Beneficially	54
Business Day	55
Bylaws	6
Canadian Antitrust Law	9
Canadian Competition Bureau	41
Certificate	2
Charter	6
Closing	1
Closing Date	1
Code	4
Commissioner	56
Company	1
Company Acquisition Agreement	36
Company Acquisition Proposal	34, 55
Company Adverse Recommendation Change	36
Company Adverse Recommendation Notice	37
Company Board	1
Company Common Stock	2
Company Disclosure Schedule	6
Company Employee	37
Company Financial Advisors	18
Company Financial Statements	45
Company Fleet Plan	14
Company Joint Venture	56
Company Joint Venture Agreement	55
Company Material Adverse Effect	55

v

Page
Company Mortgage Plan	14
Company Option	5
Company Plans	14
Company Policy	23
Company Recommendation	36
Company Requisite Vote	8
Company Rights	7
Company Rights Agreement	7
Company SEC Reports	10
Company Securities	7
Company Stockholders’ Meeting	31
Company Superior Proposal	35
Company Termination Fee	53
Competition Act Compliance	56
Confidentiality Agreement	33
Consolidating Financial Statements	11
Contract	56
control	54
controlled	54
controlled by	54
Controlled Related Party	28
Costs	38
D&O Insurance	38
Debt Financing	45
Department	2
DOJ	41
Effective Time	2
Environment	20
Environmental Claim	20
Environmental Laws	20
Environmental Permits	20
ERISA	15
ERISA Affiliate	56
Exchange Act	9
Exchange Fund	3
Fairness Opinions	18
Filed Company SEC Reports	57
Filing	57
Financing Facilities	29
Fleet Business	57
Fleet Entities	15
FTC	41
Future Company Financial Statements	45
Future Company SEC Reports	44
GAAP	57
Governmental Damages	57
Governmental Entity	9
Governmental Investigation	57
Hazardous Substance	21
HSR Act	9
Indebtedness	57

Page
Indemnified Parties	38
Intellectual Property	19
IRS	15
Knowledge	57
Laws	9
Leased Properties	24
Legal Proceedings	55
Licenses	9
Liens	8
Material Company Joint Venture	6
Material Contract	24
Material Subsidiary	6
Merger	1
Merger Communication	44
Merger Consideration	2
Merger Sub	1
MGCL	1
Mortgage Business	57
Mortgage Business Financial Statements	45
Mortgage Business Purchaser	1
Mortgage Business Sale	1
Mortgage Business Sale Agreement	1
Mortgage Entity	57
Non-Employee Directors Deferred Compensation Plan	5
Option Amount	5
Order	47
Outside Date	50
Parent	1
Parent Beneficial Owners	27
Parent Disclosure Schedule	25
Parent Expenses	52
Parent Plans	37
Paying Agent	3
PBGC	15
Permitted Liens	58
Person	58
PHH Mortgage	58
Preferred Stock	7
Proxy Statement	32
RCRA	21
Release	21
Representatives	33
Required	46
Requisite Regulatory Approvals	48
Restricted Stock Amount	6
Restricted Stock Unit	5
Revised Consolidating Financial Statements	45
Rights Agreement Amendment	58
SEC	10
Securities Act	10
Securitization Trust	31

Page
Side A Insurance	38
Subsidiaries	58
Subsidiary	58
Superintendent	47
Surviving Corporation	1
Takeover Statute	19
Tax	18
Tax Return	18
Tax Sharing Agreement	17
Unaudited Company Financial Statements	11
Unaudited PMC Financial Statements	11
under common control with	54

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of March 15, 2007 (this “Agreement”), by and among General Electric Capital Corporation, a Delaware corporation (“Parent”), Jade Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and PHH Corporation, a Maryland corporation (the “Company”).
     WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the Maryland General Corporation Law, as amended (the “MGCL”), (ii) declared that it is advisable and in the best interests of the Company and the stockholders of the Company to consummate the Merger, and (iii) resolved to recommend the approval of the Merger by the stockholders of the Company; and
     WHEREAS, the Parent has approved, and the board of directors of Merger Sub has approved this Agreement and the Merger and each have determined or declared that it is advisable and in the best interest of their respective corporations and stockholders to consummate the Merger;
     WHEREAS, concurrently with entering into this Agreement, Parent has entered into an agreement (the “Mortgage Business Sale Agreement” ) with Pearl Holding Corp. (the “Mortgage Business Purchaser” ), pursuant to which it has agreed to sell to the Mortgage Business Purchaser, immediately following the Effective Time, directly or indirectly, all of the shares of capital stock of each of the Mortgage Entities (the “Mortgage Business Sale” ).
     NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate legal existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
     SECTION 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of DLA Piper US LLP, 1251 Avenue of the Americas, New York, New York, as soon as practicable, but in no event later than the second Business Day following the day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that can only be fulfilled at the Effective Time, but subject to the fulfillment or waiver of those conditions), or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. On the Closing Date, the parties hereto shall cause articles of merger (“Articles of Merger”) to be executed, acknowledged and filed with, delivered in the manner required by the MGCL to and accepted for record by the State Department of Assessments and Taxation of Maryland (the “Department”) (the date and time of the acceptance for record of the Articles of Merger with the Department, or such later time as is specified in the Articles of Merger and as is agreed to by the parties hereto and specified in the Articles of

1

Merger, being the “Effective Time”) and shall make all other filings or recordings required under the MGCL in connection with the Merger.
     SECTION 1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.
     SECTION 1.4 Charter; Bylaws. The Charter (as defined below) of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, shall be the charter of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law (as defined below). From and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the charter of the Surviving Corporation and applicable Law.
     SECTION 1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation and until their respective successors are duly elected and qualify, and the officers of the Company immediately prior to the Effective Time shall remain the officers of the Surviving Corporation, in each case until the earlier of their death, resignation or removal or the date their respective successors are duly elected or appointed (as the case may be) and qualify.
ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
     SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company or the Merger Sub:
     (a) Merger Consideration.
     (i) Subject to Section 2.1(c), each share of Company common stock, par value $0.01 per share (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Parent an amount per share of Company Common Stock (subject to any Taxes (as defined below) withheld pursuant to Section 2.2(c)) equal to $31.50 in cash, without interest (the “Merger Consideration”).
     (ii) At the Effective Time, subject to Section 2.1(c), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to exist and shall no longer be outstanding and shall be automatically canceled and retired and each certificate (each, a “Certificate”) formerly representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.2, without interest.

2

     (iii) Notwithstanding anything in this Agreement to the contrary (but without limiting the covenants of Section 5.1 hereof), if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split (including a reverse stock split), redenomination, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and any other relevant provisions of this Agreement shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration.
     (b) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, or such greater number of shares as Parent shall determine prior to the Effective Time.
     (c) Cancellation of Parent-owned and Merger Sub-owned Company Common Stock. As of the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and that is owned by Parent or Merger Sub (or any direct or indirect wholly owned Subsidiary (as defined below) of Parent or Merger Sub) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to exist and no longer be outstanding and shall automatically be canceled and retired, and no cash or other consideration shall be delivered or deliverable in exchange therefor. Each share of Company Common Stock beneficially owned by any direct or indirect wholly-owned Subsidiary of the Company shall remain outstanding and no payment shall be made in respect thereof.
     SECTION 2.2 Exchange of Certificates. Prior to the Effective Time, Parent shall select a bank or trust company (who is reasonably acceptable to the Company) as paying agent (the “Paying Agent”) for payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, cash amounts in immediately available funds necessary for the Paying Agent to make all required payments pursuant to Section 2.1(a) in exchange for and upon surrender of outstanding shares of Company Common Stock (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund may not be used for any purpose that is not provided for in this Agreement.
     (a) Payment Procedures. Promptly after the Effective Time, but in no event later than five (5) Business Days (as defined below) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), the following: (i) a notice advising such holders of the effectiveness of the Merger, (ii) a letter of transmittal and (iii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, such materials to be in a form substantially similar to that previously reviewed and found reasonably acceptable to the Parent and the Company. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.1(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person (as defined below) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a

3

Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Certificate, the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(a). No interest will be paid or accrue on the Merger Consideration payable upon surrender of any Certificate.
     (b) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Parent, the posting by such Person of a bond in customary and reasonable amount and upon such terms as may reasonably be required by the Parent or as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate, cash in the amount that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.
     (c) Withholding Taxes. Each of the Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options (as defined below) or Restricted Stock Units (as defined below) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the “Code”) and/or any other applicable provisions of Tax Law. To the extent that amounts are so withheld by the Parent, the Surviving Corporation and the Paying Agent, such withheld amounts (i) shall be remitted by the Parent, the Surviving Corporation and the Paying Agent, to the applicable Governmental Entity (as defined below), and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Options or Restricted Stock Units in respect of which such deduction and withholding was made.
     (d) Appraisal Rights. In accordance with Section 3-202(c)(1) of the MGCL, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.
     (e) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled as provided in this Article II.
     (f) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any unclaimed funds payable with respect to such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

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     (g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time, shall be delivered to the Surviving Corporation and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for Merger Consideration without any interest thereon.
     (h) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, provided that such investments shall be in direct obligations guaranteed by the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or a combination thereof. Any interest and other income resulting from such investments shall become part of the Exchange Fund and, to the extent the amount held in the Exchange Fund at the end of each month exceeds the amount remaining to be paid by the Company pursuant to Section 2.1(a), such excess shall be paid to the Parent within five (5) Business Days of the end of each such month. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payments of the Merger Consideration as required by Section 2.1(a) hereof, Parent shall promptly replace or restore the Exchange Fund for any amount lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such cash payments.
     SECTION 2.3 Treatment of Company Options and Restricted Stock Units.
     (a) At the Effective Time, each option to purchase shares of Company Common Stock granted pursuant to the Company’s 2005 Equity and Incentive Plan (the “2005 Equity and Incentive Plan”) or otherwise (each, a “Company Option”) that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be fully vested and shall be cancelled, and the holder thereof shall be entitled to receive, at the Effective Time or as soon as practicable thereafter, an amount of cash from the Surviving Corporation equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option and (y) the excess, if any, of the Merger Consideration over the exercise price per share subject to such Company Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent) subject to any applicable withholding Taxes (collectively, the “Option Amount”). Immediately after the Effective Time, the Surviving Corporation shall deposit with the Paying Agent an amount of cash equal to the Option Amount, together with instructions that such amount be promptly distributed to the holders of the Company Options in accordance with this Section 2.3(a).
     (b) At the Effective Time, each restricted stock unit granted pursuant to the 2005 Equity and Incentive Plan or otherwise, including those granted pursuant to the Company’s Non-Employee Directors Deferred Compensation Plan (the “Non-Employee Directors Deferred Compensation Plan”) (each, a “Restricted Stock Unit”), that is outstanding or earned but not awarded immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be fully vested and shall be cancelled, and the holder thereof shall become entitled to receive, at the Effective Time or as soon as practicable thereafter, in each case, an amount of cash from the Surviving Corporation equal to the product of (x) the number of shares of Company Common Stock subject to such Restricted Stock Unit and (y) the Merger Consideration (less any required withholding Taxes) (the “Restricted Stock Amount”). Immediately after the Effective Time, the Surviving Corporation shall deposit with the Paying Agent an amount of cash equal to the Restricted Stock Amount, together with instructions that such amount be promptly distributed to the holders of the Restricted Stock Units in accordance with this Section 2.3(b).

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     (c) Prior to the Effective Time, the Company shall take all actions necessary to terminate the 2005 Equity and Incentive Plan and the Non-Employee Directors Deferred Compensation Plan as of the Effective Time.
     (d) The Company Board, or, its designee shall, to the extent necessary, take appropriate steps, prior to or as of the Effective Time, to (i) approve, for purposes of Section 16(b) of the Exchange Act, the Merger and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who (x) is a director or officer of the Company or (y) at the Effective Time, will become a director or officer of the Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act (as defined below) and (ii) provide for the vesting and cancellation of Company Options and Restricted Stock Units and payment of cash to the holders thereof, as provided in this Section 2.3. Any cash payments required to be made pursuant to this Section 2.3, shall be subject to withholding Taxes in accordance with Section 2.2(c).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule dated the date hereof and delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”):
     SECTION 3.1 Organization and Qualification; Subsidiaries and Company Joint Ventures. The Company and each of its Subsidiaries and Company Joint Ventures is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries and Company Joint Ventures is duly qualified or licensed to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect (as defined below).
     SECTION 3.2 Charter and Bylaws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the amended and restated charter of the Company, together with any articles of amendment and articles supplementary thereto (the “Charter”), and bylaws of the Company, together with any amendments thereto (the “Bylaws”), and with respect to any Company Subsidiary or Company Joint Venture which is engaged, or which own assets used, in the conduct of the Fleet Business or the Mortgage Business, each of which is listed in Section 3.2 of the Company Disclosure Schedule (each, a “Material Subsidiary” or “Material Company Joint Venture”, as the case may be), the charter, bylaws or other comparable organizational documents in respect thereof, in each case, as currently in effect.
     SECTION 3.3 Capitalization.
     (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 1,000,000 shares are designated as Company Series A Junior Participating Preferred Stock, par value $0.01 per share, and are reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Rights

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Agreement between the Company and The Bank of New York dated as of January 28, 2005 (as amended from time to time, the “Company Rights Agreement”).
     (b) As of March 9, 2007, (i) 53,506,822 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights or similar rights existing under the Charter, Bylaws or the MGCL or any Contract (as defined below) to which the Company is a party or by which it is or its assets or properties are bound; (ii) an aggregate of 3,406,374 shares of Company Common Stock were subject to the exercise of outstanding Company Options; and (iii) (x) an aggregate of 1,451,060 Restricted Stock Units were granted under and are subject to the 2005 Equity and Incentive Plan and the Non-Employee Directors Deferred Compensation Plan and (y) an aggregate of 16,008 Restricted Stock Units (representing $441,867 of non-employee director fees payable in Restricted Stock Units under the 2005 Equity and Incentive Plan and the Non-Employee Directors Deferred Compensation Plan) had been earned but not awarded. Included in Section 3.3(b) of the Company Disclosure Schedule is a correct and complete list, as of March 9, 2007, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the 2005 Equity and Incentive Plan or otherwise, and for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and, to the extent applicable, exercise price thereof and the name of the holder thereof. All Company Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the date of grant.
     (c) Except as set forth in Sections 3.3 (a) and (b), there are no outstanding or authorized (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or any of its Subsidiaries or Company Joint Ventures convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or Company Joint Ventures, (3) options, warrants or other rights to acquire from the Company or any of its Subsidiaries or Company Joint Ventures, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries or Company Joint Ventures or (4) stock appreciation, phantom stock, performance-based equity rights or similar equity rights with respect to the Company, any of its Subsidiaries or any of the Company Joint Ventures (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company or any of its Subsidiaries or Company Joint Ventures to repurchase, redeem or otherwise acquire any Company Securities and (C) other than under or as set forth in the Company Joint Venture Agreements, there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character, including voting or registration rights agreements, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or Company Joint Ventures to which the Company or the applicable Subsidiary or Company Joint Venture is a party.
     (d) All (i) outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights or similar rights and (ii) equity or other ownership interests of each of the Company’s Subsidiaries and Company Joint Ventures that is a partnership, limited liability company, business trust or other entity are duly authorized, validly issued and, other than in respect of any equity of any Company Joint Venture subject to any capital call, contribution or other similar requirement set forth in the applicable Company Joint Venture Agreement, are fully paid-up. Section 3.3(d) of the Company Disclosure Schedule sets forth an accurate and complete list of each of the Company’s Subsidiaries and Company Joint Ventures and the Company’s ownership interests therein. All such shares and equity or other ownership interests are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”). The Company does not own, directly or indirectly, any equity or other ownership interest in any Person.

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     SECTION 3.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger by the Company Requisite Vote (as defined below), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary pursuant to the Charter or the MGCL to authorize this Agreement or to consummate the Merger and the other transactions so contemplated (other than the approval of the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Requisite Vote”)). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law). The Company Board has (a) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is advisable and in the best interests of the Company and the stockholders of the Company to consummate the Merger, and (c) resolved to recommend the approval of the Merger by the stockholders of the Company. The only vote of the stockholders of the Company required pursuant to the Charter or the MGCL to approve the Merger is the Company Requisite Vote.
     SECTION 3.5 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of, and the performance by the Company of its obligations under this Agreement do not and the consummation of the Merger and the other transactions contemplated by this Agreement and the consummation of the transactions contemplated by Section 2.01(a) and, to the Knowledge of the Company, the transactions contemplated by the other provisions of, the Mortgage Business Sale Agreement, other than Section 2.03 thereof, will not (i) conflict with or violate the Charter or Bylaws or the comparable organizational documents of any of its Subsidiaries or Company Joint Ventures, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such subsection (b) have been made, conflict with or violate any Law or License applicable to the Company or any of its Subsidiaries or Company Joint Ventures or by which its or any of their respective properties are bound, (iii) conflict with, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries or Company Joint Ventures is a party or by which the Company or any of its Subsidiaries or Company Joint Ventures or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii) above, for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.
     (b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement and the consummation of the transactions contemplated by Section 2.01(a) and, to the Knowledge of the Company, the transactions contemplated by the other provisions of, the Mortgage Business Sale Agreement, other than Section 2.03 thereof, do not and will not, with respect to the Company, its Subsidiaries or the Company Joint Ventures, require any consent, approval, authorization or permit of, action or nonaction by, filing with or notification to, any

8

governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), except for (i) the filing of reports in accordance with applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (ii) filings required under the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the Competition Act (Canada) (the “Canadian Antitrust Law” ), (iii) filings required to be made with the NYSE, (iv) compliance with state securities and “blue sky” Laws, (v) filings required by applicable state and federal Governmental Entities with regulatory authority over the Company or any of its Subsidiaries or Company Joint Ventures as described in Section 3.5(b)(v) of the Company Disclosure Schedule, (vi) the filing with and acceptance for recording by the Department of the Articles of Merger as required by the MGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure to make or obtain which would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.
     SECTION 3.6 Compliance with Law. Except as set forth in the Filed Company SEC Reports (as defined below) (i) the businesses of each of the Company and its Material Subsidiaries and Material Company Joint Ventures (including any securitizations of the Company or any of its Subsidiaries) have been since January 1, 2005, and are being, conducted in compliance in all material respects with all federal, state, local, provincial or foreign laws, statutes, ordinances, common law and rules, regulations, judgments, orders, rulings, writs, injunctions, and decrees of any Governmental Entity applicable to the businesses of the Company and its Subsidiaries and Company Joint Ventures (collectively, “Laws”), except where the failure to so comply would not reasonably be expected to (A) materially interfere with the operation of (x) the Company, its Subsidiaries and the Company Joint Ventures (taken as a whole), (y) the Fleet Business (taken as a whole) or (z) the Mortgage Business (taken as a whole), in each case, consistent with past practice, (B) require material changes to any of their respective business practices, or (C) result in any fine or penalty in excess of $1 million; (ii) to the Knowledge (as defined below) of the Company, and except for routine regulatory examinations relating to the origination, mortgage lending and servicing activities of the Company and its Subsidiaries and Company Joint Ventures which the Company has no reason to believe will result in a material and adverse ruling or determination against the Company or any of its Subsidiaries or Company Joint Ventures, no investigation by any Governmental Entity with respect to the Company or its Subsidiaries or Company Joint Ventures is pending or threatened; and (iii) the Company and its Material Subsidiaries and Material Company Joint Ventures each has obtained and maintains in full force and effect and is in compliance, in all material respects with, all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct the business of each such entity as currently conducted or to own and use their respective properties and assets in the manner in which they currently own and use such assets, except where the failure to so comply would not reasonably be expected to (A) materially interfere with the operation of (x) the Company, its Subsidiaries and the Company Joint Ventures (taken as a whole), (y) the Fleet Business (taken as a whole), or (z) the Mortgage Business (taken as a whole), in each case, consistent with past practice, (B) require material changes to any of their respective business practices, or (C) result in any fine or penalty in excess of $1 million.
     SECTION 3.7 SEC Filings; Financial Statements.
     (a) The Company has filed all forms, reports, and other documents required to be filed with the Securities and Exchange Commission (the “SEC”) (each such form, report or document, together with any other forms, reports or documents filed by the Company with the SEC, collectively, the “Company

9

SEC Reports”). As of their respective filing dates (or, if amended, modified or superseded by another Company SEC Report filed prior to the date of this Agreement, on the date of such amended, modified or superseding filing), each of the Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date such Company SEC Report was required to be filed and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.
     (b) The audited annual and unaudited condensed interim consolidated financial statements of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures included with the Company SEC Reports under cover of Form 10-Q or Form 10-K (or, if amended, modified or superseded by another Company SEC Report filed prior to the date of this Agreement, such financial statements included in such amended, modified or superseding filing) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (as defined below), consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of the dates thereof and the consolidated statements of operations, stockholders’ equity, and cash flows for the periods covered thereby, provided that any unaudited consolidated condensed interim financial statements (including any related notes thereto) included in any such Company SEC Reports may not contain footnotes required by GAAP and are subject to normal year-end adjustments which, to the Knowledge of the Company, are not material in amount or significance, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC. There are no outstanding or unresolved and material comments, complaints, allegations, inquiries or assertions received from or made by the SEC staff with respect to the Company SEC Reports.
     (c) True and complete copies of the audited consolidated balance sheet of PHH Mortgage and its consolidated Subsidiaries and consolidated Company Joint Ventures as of December 31, 2005 and the related consolidated audited statements of operations, stockholder’s equity and cash flows for the fiscal year ended December 31, 2005 and the related notes thereto are set forth in Section 3.7(c) of the Company Disclosure Schedule (the “Audited PMC Financial Statements”). The Audited PMC Financial Statements have been prepared in accordance with GAAP, consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present, in all material respects, the consolidated financial position of PHH Mortgage and its consolidated Subsidiaries and consolidated Company Joint Ventures as of the dates thereof and the consolidated statements of operations, stockholder’s equity, and cash flows for the periods covered thereby.
     (d) True and complete copies of the unaudited condensed consolidated balance sheet of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of December 31, 2006 and condensed consolidated statement of operations for the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures for the fiscal year ended December 31, 2006 are set forth in Section 3.7(d) of the Company Disclosure Schedule (the “Unaudited Company Financial Statements”). The Unaudited Company Financial Statements were prepared from the books and records of the Company and its consolidated Subsidiaries and

10

consolidated Company Joint Ventures. The condensed consolidated balance sheet of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures included in the Unaudited Company Financial Statements fairly presents, in all material respects, the financial position of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of the date thereof and the condensed consolidated statement of operations included in the Unaudited Company Financial Statements fairly presents, in all material respects, the results of operations of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis, except that such Unaudited Company Financial Statements do not include statements of cash flow or notes required by GAAP. The Company and its consolidated Subsidiaries and consolidated Company Joint Ventures make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of their respective operations and assets.
     (e) True and complete copies of the unaudited condensed consolidated balance sheet for PHH Mortgage and its consolidated Subsidiaries and consolidated Company Joint Ventures as of December 31, 2006 and statement of operations for PHH Mortgage and its consolidated Subsidiaries and consolidated Company Joint Ventures for the fiscal year ended December 31, 2006 are set forth in Section 3.7(e) of the Company Disclosure Schedule (the “Unaudited PMC Financial Statements” ). The Unaudited PMC Financial Statements were prepared from the books and records of PHH Mortgage and its consolidated Subsidiaries and consolidated Company Joint Ventures. The condensed consolidated balance sheet of PHH Mortgage and its consolidated Subsidiaries and consolidated Company Joint Ventures included in the Unaudited PMC Financial Statements fairly presents, in all material respects, the financial position of PHH Mortgage and its consolidated Subsidiaries and consolidated Company Joint Ventures as of the date thereof and the condensed consolidated statement of operations included in the Unaudited PMC Financial Statements fairly presents, in all material respects, the consolidated results of operations of PHH Mortgage and its consolidated Subsidiaries and consolidated Company Joint Ventures for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis, except that such Unaudited PMC Financial Statements do not include statements of cash flow or notes required by GAAP.
     (f) True and complete copies of the consolidating balance sheet of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of December 31, 2006 and consolidating statement of operations for the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures for the fiscal year ended December 31, 2006 are set forth in Section 3.7(f) of the Company Disclosure Schedule (the “Consolidating Financial Statements” ). The Consolidating Financial Statements were prepared from the books and records of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures. The consolidating balance sheet of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures included in the Consolidating Financial Statements fairly presents, in all material respects, the financial position of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of the date thereof and the consolidating statement of operations included in the Consolidating Financial Statements fairly presents, in all material respects, the consolidating results of operations of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis, except that such Consolidating Financial Statements do not include statements of cash flow or notes required by GAAP.
     (g) The Company has established and maintains internal control over its financial reporting and disclosure controls and procedures (as such terms are defined in and required by Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries and Company Joint Ventures, is accumulated and communicated to the Company’s principal executive officer and its principal financial officer, as the case may be. With respect to the Company SEC Reports (to the extent not amended, modified or superseded by another Company SEC Report filed prior to the date of this Agreement), the Company’s disclosure controls (as applied in the preparation of the financial statements

11

contained therein) complied, in all material respects, with Rule 13a-15 and Rule 15d-15 under the Exchange Act.
     (h) The Company has disclosed, based on the evaluation dated as of December 31, 2005, performed by or under the management of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses Known to the Company in the design or operation of its internal controls (as defined in Rule 13a-15(f) of the Exchange Act) over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any deficiencies and material weaknesses in internal control over financial reporting Known to the Company and (ii) any fraud Known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
     (i) Except as disclosed in the Filed Company SEC Reports, neither the Company nor any of its consolidated Subsidiaries or consolidated Company Joint Ventures is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its consolidated Subsidiaries or consolidated Company Joint Ventures, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction in the Company’s consolidated financial statements.
     (j) As of their respective filing dates, each of the Future Company SEC Reports (i) except as set forth in Section 3.7(j) of the Disclosure Schedule, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, each as in effect on the date such Future Company SEC Report is filed and (ii) will not contain any untrue statement of a material fact or will not omit to state a material fact required to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (k) On their respective dates of delivery to Parent:
          (i) The Company Financial Statements will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and will be prepared in accordance with GAAP, consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of the dates thereof and the consolidated statements of operations, stockholder’s equity, and cash flows for the periods covered thereby, provided that any unaudited consolidated interim financial statements (including any related notes thereto) included in any such Company Financial Statement may not contain footnotes required by GAAP and are subject to normal year-end adjustments which, to the Knowledge of the Company, are not material in amount or significance), in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC.
          (ii) The Future Company Financial Statements will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and will be prepared in accordance with GAAP, consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and will fairly present,

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in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of the dates thereof and the consolidated statements of operations, stockholder’s equity, and cash flows for the periods covered thereby, provided that such Future Company Financial Statement may not contain footnotes required by GAAP and will be subject to normal year-end adjustments which, to the Knowledge of the Company, will not be material in amount or significance), in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC.
          (iii) The 2006 Audited PMC Financial Statements will be prepared in accordance with GAAP, consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and will fairly present, in all material respects the consolidated financial position of PHH Mortgage and its consolidated Subsidiaries and consolidated Company Joint Ventures as of the dates thereof and the consolidated statements of operations, stockholders’ equity, and cash flows for the periods covered thereby.
          (iv) The Revised Consolidating Financial Statements will be prepared from the books and records of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures. The consolidating balance sheet of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures included in the Consolidating Financial Statements will fairly present, in all material respects, the financial position of Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of the date thereof and the consolidating statement of operations included in the Consolidating Financial Statements will fairly present, in all material respects, the results of operations of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis, except that such Revised Consolidating Financial Statements will not include statements of cash flow or notes required by GAAP.
          (v) The Mortgage Business Financial Statements will be prepared in accordance with GAAP, consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and will fairly present, in all material respects, the combined financial position of the Mortgage Entities and their consolidated Subsidiaries and consolidated Company Joint Ventures as of the dates thereof and the combined statements of operations, stockholder’s equity, and cash flows for the periods covered thereby, provided that any unaudited combined interim financial statements (including any related notes thereto) included in any such Mortgage Business Financial Statement may not contain footnotes required by GAAP and are subject to normal year-end adjustments which, to the Knowledge of the Company, are not material in amount or significance).
     SECTION 3.8 Absence of Certain Changes or Events. Since December 31, 2005, except as set forth in the Filed SEC Reports or in the Unaudited Company Financials, (i) there have not been any events, changes, developments, effects, circumstances, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and its Subsidiaries and Company Joint Ventures have conducted their respective businesses, in all material respects, in the ordinary course of such businesses consistent with past practice and (iii) neither the Company nor any of its Subsidiaries or Company Joint Ventures has as of the date of this Agreement taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 5.1.
     SECTION 3.9 No Undisclosed Liabilities. Except as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 or as recorded or reflected or reserved against in the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries and Company Joint Ventures included in the Unaudited Company Financials, neither the Company nor any of

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its consolidated Subsidiaries or consolidated Company Joint Ventures has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected or reserved against in a balance sheet under GAAP, other than such liabilities that have been incurred in the ordinary course of business consistent with past practice and that have not had, and that would not individually or in the aggregate reasonably be expected to have, a Company Material Adverse Effect.
     SECTION 3.10 Absence of Litigation. Except as expressly set forth in the Filed Company SEC Reports, (a) there is no material Legal Proceeding (as defined below) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or Company Joint Ventures or any present or former officer, director or employee of any of them (in their capacity as such), (b) no present or former officer, director or employee of the Company or any of its Subsidiaries or Company Joint Ventures has made a claim, or has notified the Company in writing of his or her intention to make a claim, for indemnification and (c) neither the Company nor any of its Subsidiaries or Company Joint Ventures is a party or are subject to (and, to the Knowledge of the Company, none of them are proposed to be subject to) any order, writ, judgment, injunction, decree or award of any Governmental Entity. No carrier of any Company Policy (as defined below) has asserted any denial of coverage with respect to any claim thereunder.
     SECTION 3.11 Employee Benefit Plans; Labor. Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of each “Benefit Plan” that the Company, any of its Subsidiaries or any Company Joint Venture contributes to, has an obligation to contribute to, sponsors or maintains as of the date hereof for the benefit of any employees (and former employees) and directors (and former directors) and consultants (and former consultants) of the Company or any of its Subsidiaries (such plans, programs, agreements and arrangements, collectively, “Company Plans”). Schedule 3.11(a) separately identifies (x) each Company Plan to which PHH Mortgage and its Subsidiaries have an obligation to contribute to, sponsor or maintain (each, a “Company Mortgage Plan”) and (y) each Company Plan to which any of the Fleet Entities have an obligation to contribute to, sponsor or maintain (each, a “Company Fleet Plan”). The Company has provided to the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each Company Plan and, with respect thereto: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if any; (iii) any summary plan description and other written communications (or a description of any oral communications) concerning the extent of benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof, and (v) for the two most recent years or such lesser period as may be applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. For purposes of this section 3.11, “Fleet Entities”shall mean each of PHH Vehicle Management Services, Group LLC, PHH Auto Finance LLC, and their respective wholly-owned Subsidiaries.
     (a) Each Company Plan has been established and maintained, in all material respects, in accordance with its terms and in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA” ), the Code, and other applicable Laws, rules and regulations.
     (b) Neither the Company nor any of its Subsidiaries has, currently or within the past six (6) years, sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any “multiemployer plan” (within the meaning of ERISA Section 4001(a)(3)), and neither the Company nor any of its Subsidiaries has any liability with respect to any multiemployer plan (within the meaning of ERISA Section 4001(a)(3)) that currently, or has ever been sponsored, maintained or contributed to by any ERISA Affiliate, and no events have occurred or conditions exist that could

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reasonably be likely to result in any liability to the Company or any of its Subsidiaries with respect to any multiemployer plan.
     (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Company Plan, (i) no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or to the Knowledge of the Company, threatened and (ii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC” ) in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.
     (d) With respect to each Company Plan which is intended to be qualified under Section 401(a) of the Code, either the remedial amendment period for submitting an application for a determination letter in accordance with Internal Revenue Service (the “IRS” ) Revenue Procedure 2005-66 has not yet expired or an application for a determination letter has been submitted prior to the end of the remedial amendment period in accordance with Revenue Procedure 2005-66 and is pending as of the date hereof and, to the Knowledge of the Company, no circumstances exist which could reasonably be expected to materially adversely affect the tax-qualified status of such plan.
     (e) There has not been any “Reportable Event,” as described in Section 4043 of ERISA, nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)), in each case, with respect to any Company Plan. No event has occurred and no condition exists that would subject the Company or its Subsidiaries or, to the Knowledge of the Company, Company Joint Ventures to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, Company Joint Ventures has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code and payable by the former employee or beneficiary.
     (f) None of the execution and delivery of, the stockholder approval of, the performance by the Company of its obligations under, or the consummation of the transactions contemplated by, this Agreement (including the Mortgage Business Sale), will (either alone or upon occurrence of any additional or subsequent events) result in (i) the triggering or imposition of any material restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan, or (ii) (x) severance pay or any increase in severance pay upon any termination of employment as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, (y) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, or (z) any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.
     (g) All Company Plans that are nonqualified deferred compensation plans (as defined under Section 409A of the Code) have been operated and administered in good faith compliance with Section 409A of the Code and the rules, regulation and guidance issued thereunder.
     (h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries or Company Joint Ventures and any of their respective employees; (ii) none of the Company or any of

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its Subsidiaries or Company Joint Ventures is in breach of any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company or any of its Subsidiaries or Company Joint Ventures, nor does the Company know of any activities or proceedings of any labor union to organize any significant number of such employees; and (iii) since February 1, 2005, there have been no, nor does the Company have any Knowledge of any threatened strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries or Company Joint Ventures.
     SECTION 3.12 Tax Matters.
     (a) The Company and each of its Subsidiaries and Company Joint Ventures (including the securitizations of the Company and its Subsidiaries) have (i) timely filed or caused to be timely filed on their behalf (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them in the manner provided by Law and all such filed Tax Returns were complete and accurate in all material respects and (ii) paid all Taxes (whether or not shown on such Tax Returns to be due) except with respect to matters contested in good faith and for which adequate reserves are reflected in the Unaudited Company Financials in accordance with GAAP.
     (b) The charges, accruals and reserves for Taxes with respect to the Company and its consolidated Subsidiaries and Company Joint Ventures reflected on the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries and Company Joint Ventures included in the Unaudited Company Financials are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.
     (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries and Company Joint Ventures have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable persons (and timely paid to the appropriate Tax authority) proper and accurate amounts for all periods in compliance with all Tax withholding provisions of applicable Laws (including income, social security, and employment Tax withholding for all types of compensation) and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose.
     (d) Neither the Company nor any of its Subsidiaries or Company Joint Ventures (i) is or has been a member of an Affiliated Group (as defined below) filing a consolidated tax return (other than a group the common parent of which was the Company, (ii) is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with respect to Taxes, or (iii) has any liability under the Amended and Restated Tax Sharing Agreement, dated as of December 21, 2005, by and among Cendant Corporation, the Company and certain Affiliates thereof (the “Tax Sharing Agreement”).
     (e) Neither the Company nor any of its Subsidiaries or Company Joint Ventures has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or filed or executed any power of attorney with any Governmental Entity with respect to any such Taxes.
     (f) The Company and the Subsidiaries and Company Joint Ventures do not, and did not, “participate” in a “listed transaction.” To the extent the Company or the Subsidiaries or Company Joint Ventures “participate,” or participated, in “reportable transactions” they complied with the applicable reporting requirements and attached to Section 3.12(e) of the Company Disclosure Schedule copies of the IRS Forms 8886 (or similar form under state, local or foreign laws) that the Company, or the Subsidiaries

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or the Company Joint Ventures filed (all of the terms enclosed in quotation marks in this Section 3.12(f) being defined in Section 1.6011-4 of the Treasury Regulations, or under equivalent provisions of state, local and foreign Tax Laws).
     (g) Section 3.12(g) of the Company Disclosure Schedule lists each foreign Subsidiary and Company Joint Venture for which an election has been made pursuant to Section 7701 of the Code and regulations thereunder to be treated as other than its default classification for U.S. federal income tax purposes, and except to the extent set forth in such schedule, each foreign Subsidiary or Company Joint Venture will be classified for U.S. federal income tax purposes according to its default classification.
     (h) There are no Tax Liens upon any of the assets or properties of the Company or any of its Subsidiaries or Company Joint Ventures, other than Liens for Taxes not yet due and payable and Liens for Taxes being contested in good faith and for which adequate reserves are reflected in the Unaudited Company Financials in accordance with GAAP.
     (i) The distribution by Cendant Corporation, a Delaware corporation (now known as Avis Budget Group, Inc.) on January 31, 2005 of all of the capital stock of the Company and the distribution by the Company on January 28, 2005 of all of the stock of Cendant Mobility Services Corporation, a Delaware corporation, to Cendant Corporation, qualified as distributions to which Section 355 of the Code applies, provided, however, that this representation shall not be considered inaccurate if, and to the extent that, any Tax arising from a failure to so qualify would be the responsibility of Cendant Corporation under Section 2.1(a) of the Tax Sharing Agreement. Neither the Company nor any Subsidiary or Company Joint Venture has taken or failed to take any action that would reasonably be expected to cause any such distribution not to qualify as a distribution to which Section 355 of the Code applies;
     (j) Neither the Company nor any of its Subsidiaries or Company Joint Ventures is under audit or examination by any Tax authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries or Company Joint Ventures. Each material assessed deficiency resulting from an audit or examination relating to Taxes by any Tax authority has been timely paid (or adequate reserves therefor are reflected on the Company’s financial statements in accordance with GAAP) and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due or owing by the Company or any of its Subsidiaries or the Company Joint Ventures. No claim has been made in writing by an authority in a jurisdiction where any of the Company or any of its Subsidiaries or the Company Joint Ventures does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
     (k) Neither the Company nor any of the Company Subsidiaries or the Company Joint Ventures is or has been a United States real property holding corporation within the meaning of Section 897(c) of the Code.
     (l) Neither the Company nor any of the Company Subsidiaries or the Company Joint Ventures shall be required to include in income any amount in respect of an adjustment pursuant to Section 481 of the Code or comparable provisions of state, local or foreign Tax law. Neither the Company nor any of the Company Subsidiaries or the Company Joint Ventures has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Tax authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Tax authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

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     (m) To the Knowledge of the Company, except for any inaccuracies that would not in the aggregate have a Company Material Adverse Effect, Section 3.12(m) of the Company Disclosure Schedules sets forth the net asset basis of the Company and its Subsidiaries as of December 31, 2005.
     (n) There is no Contract by the Company or any of its Subsidiaries covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 162(m) of the Code.
     (o) Neither the Company nor any of the Company Subsidiaries has deferred intercompany gains or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law).
     As used in this Agreement, the term (i) “Tax” (including, with correlative meaning, the term “Taxes”) shall mean (A) all federal, state, provincial local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, and (C) liability for the payment of any amounts as a result of an obligation to indemnify any other person with respect to the payment of any amounts of the type described in clauses (A) or (B); and (ii) “Tax Return“ shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns), including amendments thereto, required to be supplied to a Tax authority relating to Taxes.
     SECTION 3.13 Opinions of Financial Advisors. Merrill Lynch & Co and Gleacher Partners LLC (collectively, the “Company Financial Advisors”) have delivered to the Company Board their respective written opinions (or oral opinions to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock is fair to such holders, from a financial point of view (the “Fairness Opinions”). It is agreed and understood that such opinions are for the benefit of the Company Board, and may not be relied upon by the Parent or Merger Sub.
     SECTION 3.14 Brokers. Other than pursuant to the terms of the engagement letters included in Section 3.14 of the Company Disclosure Schedule, no broker, finder or investment banker (other than the Company Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the other transactions contemplated by this Agreement or the Mortgage Business Sale based upon arrangements made by and on behalf of the Company or any of its Subsidiaries or Company Joint Ventures.
     SECTION 3.15 Takeover Statutes; Company Rights Agreement. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the MGCL or other federal or provincial laws applicable to the Company is applicable to the Merger (each, a “Takeover Statute” ), including any takeover provision in its Charter or Bylaws. The Company has taken all necessary actions so that any Takeover Statute and the Company Rights Agreement are not, and will not be, applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and this Agreement, the Merger and the other transactions contemplated by this Agreement will not be subject to any Takeover Statute or result in the ability of any Person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company

18

Rights to separate from the shares of Company Common Stock to which they are attached or to become distributable, unredeemable or exercisable.
     SECTION 3.16 Intellectual Property.
     (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and its Subsidiaries and Company Joint Ventures own or have all rights to use any and all inventions, copyrights, software, trademarks, service marks, trade names, domain names, trade dress, patents, trade secrets and all other intellectual property rights of any kind or nature (including all applications and registrations for the foregoing, the “Intellectual Property”) used or necessary for use in their respective businesses as currently conducted, (ii) the conduct of the business of the Company and its Subsidiaries and Company Joint Ventures as currently conducted does not infringe, conflict with or otherwise violate any Intellectual Property of any third party and such Intellectual Property is not being infringed by any third party, and (iii) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened alleging the same. The Company and its Subsidiaries and Company Joint Ventures take and have taken commercially reasonable actions to maintain and preserve their material Intellectual Property. Section 3.16(b) of the Company Disclosure Schedule contains a true and complete list of all material Open Source Software used by the Company or its Subsidiaries or Company Joint Ventures and the manner of its use.
     (b) Section 3.16(b) of the Company Disclosure Schedule contains a true and complete list of all material registrations, applications for registration, and unregistered trademarks, service marks, trade names, and software included in the Intellectual Property owned by the Company, its Subsidiaries or Company Joint Ventures, reflecting the owner, jurisdiction and, as applicable, filing and registration dates thereof.
     SECTION 3.17 Environmental Matters.
     (a) Except as set forth in the Filed Company SEC Reports, and with such exceptions as would not, individually or in the aggregate, have a Company Material Adverse Effect:
          (i) each of the Company, its Subsidiaries and Company Joint Ventures is and has been in compliance with applicable Environmental Laws (as defined below) and has received and is and has been in compliance with all Licenses required under Environmental Laws for the conduct of its business (“Environmental Permits”);
          (ii) neither the Company nor any of its Subsidiaries or Company Joint Ventures has been or is presently the subject of any Environmental Claim (as defined below) and, to the Knowledge of the Company, no Environmental Claim is pending or threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was retained or assumed either contractually or by operation of Law by either the Company or any of its Subsidiaries or Company Joint Ventures;
          (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries or Company Joint Ventures nor any other Person, has managed, used, stored, or disposed of Hazardous Substances (as defined below) on, at or beneath any properties currently leased, operated or used or previously owned, leased, operated or used by the Company or any of its Subsidiaries or Company Joint Ventures, and no Hazardous Substances are present at such properties, in amounts or circumstances that would reasonably be expected to form the basis for an Environmental Claim against either the Company or any of its Subsidiaries or Company Joint Ventures;

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          (iv) to the Knowledge of the Company, no properties presently owned, leased or operated by either the Company or any of its Subsidiaries or Company Joint Ventures contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls, radioactive materials or other Hazardous Substances that would be reasonably expected to give rise to any closure, remediation, removal or retirement costs;
          (v) no Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding and no financial assurance obligation is in force as to any property leased or operated by either the Company or any of its Subsidiaries or Company Joint Ventures; and
          (vi) to the Knowledge of the Company, the Company and its Subsidiaries and Company Joint Ventures have no obligation or liability relating to or arising under Environmental Law by Contract.
     (b) For purposes of this Agreement, the following terms shall have the meaning assigned below:
     “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.
     “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its Subsidiaries or Company Joint Ventures, or (b) any violation of any Environmental Law.
     “Environmental Laws” shall mean any Law relating to: (i) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (ii) exposure of employees or third parties to any Hazardous Substances, (iii) any Release or threatened Release of any Hazardous Substances, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, or (iv) the management of any Hazardous Substances, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials.
     “Hazardous Substance” shall mean any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act, as amended (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended and including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, and radon gas.
     “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance).

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     SECTION 3.18 Affiliate Transactions. Except as included in the Filed Company SEC Reports, there are no transactions, agreements or arrangements between the Company or its Subsidiaries or Company Joint Ventures, on the one hand, and any other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K. Section 3.18 of the Company Disclosure Schedule describes all transactions, agreements and arrangements between the Company, on the one hand, and any Mortgage Entity, on the other hand.
     SECTION 3.19 Contracts. Except as included in the Filed Company SEC Reports, the Company, its Subsidiaries and Company Joint Ventures are not a party to nor are any of their respective properties or assets bound by:
     (a) Contracts that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;
     (b) Mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness (as defined below) or extension of credit, in each case as to which the Company, its Subsidiaries or Company Joint Ventures is an obligor and has an outstanding principal amount in excess of $5 million, other than (i) trade accounts receivables and payables and (ii) loans to direct or indirect wholly-owned Subsidiaries, in each case incurred or made in the ordinary course of business consistent with past practice;
     (c) Contracts as to which the Company, one of its Subsidiaries or a Company Joint Venture is an obligor that relate to (i) the deferred purchase price (to the extent in excess of $5 million in respect of any single Contract, or $10 million with respect to all such Contracts) that the Company, one of its Subsidiaries or a Company Joint Venture is or will be obligated to pay in respect of property or (ii) (A) with respect to the Fleet Business, (1) the sale (including any conditional sale) or servicing of any loans, (2) the sale (including any conditional sale) or servicing of leases or lease portfolios or other receivables pursuant to any Contract for aggregate consideration in excess of $1.5 million, or (3) the securitization of loans, leases or other receivables, or (B) with respect to the Mortgage Business, (1) the origination of mortgage loans through the Mortgage Business’s private label sales channel with respect to which the unpaid balances of such mortgage loans originated in 2006 were in excess of $100 million in the aggregate, (2) whole loan sales to third parties (other than Fannie Mae, Freddie Mac and Ginnie Mae) since January 1, 2006 with respect to which the aggregate amount of unpaid loan balances for loans sold pursuant to such Contracts are in excess of $100 million, (3) servicing rights sold to third parties since January 1, 2006, (4) servicing rights acquired by one or more of the Mortgage Entities (other than those acquired pursuant to its private label sales arrangements) since January 1, 2006, (5) mortgage loan pooling and servicing arrangements since January 1, 2006, (6) securitizations of mortgage backed securities since January 1, 2006, (7) PHH Mortgage Corporation’s or Bishop’s Gate Residential Mortgage Trust’s Contracts with Fannie Mae, Freddie Mac or Ginnie Mae and (8) except for agreements entered into in the ordinary course of business consistent with past practice, conditional sale arrangements, or agreements relating to sale, securitization or servicing of loans, leases or loan or lease portfolios or other receivables with aggregate outstanding amounts in excess of $5 million;
     (d) Contracts that relate to any guarantee or assumption of other obligations or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice, which agreements relate to obligations which do not exceed $5 million in the aggregate for all such agreements;
     (e) Except for Contracts contemplated by another subsection of this Section 3.19 or Contracts entered into in the ordinary course of business, consistent with past practice, Contracts that were entered into after March 1, 2005 or not yet consummated, that involve the acquisition or disposition,

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directly or indirectly (by merger or otherwise), of assets for aggregate consideration under such Contract in excess of $10 million, or capital stock or other equity interests of another Person;
     (f) Except for the Company Joint Venture Agreements, Contracts that relate to the formation, creation, operation, management or control of, or participation in, any partnership or joint venture with a third party;
     (g) Contracts with respect to any acquisition, divestiture, merger or similar transaction, pursuant to which the Company or any of its Subsidiaries or Company Joint Ventures has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could individually or in the aggregate, result in payments in excess of $5 million;
     (h) Contracts that provide for any standstill arrangements restricting the Company’s, any of its Subsidiaries, or any Company Joint Venture’s ability to acquire or combine with any assets, securities or businesses or any other Person’s ability to acquire or combine with any assets, securities or businesses of the Company, any of its Subsidiaries or any Company Joint Venture, or any voting, standstill or registration rights Contract to which any of the Company, any of its Subsidiaries or any Company Joint Venture is a party;
     (i) Except for (i) Contracts contemplated by another subsection of this Section 3.19 or (ii) Contracts entered in the ordinary course of business consistent with past practice or (iii) indemnity rights arising under the constituent documents of the Company or its Subsidiaries or pursuant to applicable Law, Contracts providing for continuing indemnification obligations by the Company, any of its Subsidiaries or any Company Joint Venture;
     (j) Contracts that contain covenants which, by their terms, (A) prohibit or limit the Company or any of its Subsidiaries, Company Joint Ventures or existing or future Affiliates of any of them from competing in any business or with any Person or in any geographic area in which the Company or its Subsidiaries or Company Joint Ventures currently operate; (B) granting any exclusive rights or licenses under Intellectual Property; or (C) otherwise prohibiting or limiting the right of the Company or its Subsidiaries or Company Joint Ventures, or existing or future Affiliates of any of them, to conduct their business;
     (k) Except for agreements entered into by one or more Mortgage Entities in the ordinary course of the Mortgage Business consistent with past practice, Contracts that involve any exchange traded, over the counter or other swap, cap, floor, collar, futures Contract, forward Contract, option or any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates foreign currency and indices;
     (l) Contracts that have as a party any current or former director, officer, partner, employee or current Affiliate (as defined below) of the Company or any of its Subsidiaries or Company Joint Ventures or any Person who beneficially owns 5% or more of the Company Common Stock;
     (m) (i) Contracts between or among the Company or any Subsidiary or Company Joint Venture and any federal Governmental Entity, (ii) with respect to the Fleet Business, Contracts between or among the Company or any Subsidiary or Company Joint Venture and any state, municipal or non-U.S. Governmental Entity, to the extent any such Contract involves revenue to or payments by the Company in fiscal year 2006 in excess of $1 million (net of pass-throughs, third party costs and the depreciation portion of billings (whether or not measured in cash)) or is reasonably likely to involve revenue to or payments by the Company in fiscal year 2007 in excess of $1 million (net of pass-throughs, third party

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costs and the depreciation portion of billings (whether or not measured in cash)), and (iii) with respect to the Mortgage Business, Contracts between or among the Company or any Subsidiary or Company Joint Venture and any state, municipal or non-U.S. Governmental Entity;
     (n) Contracts between the Company or any Subsidiary or Company Joint Venture, on the one hand, and Avis Budget Group Inc. (f/k/a Cendant Corporation) or any of its Affiliates, on the other hand;
     (o) Except for Contracts contemplated by another subsection of this Section 3.19, (i) with respect to the Fleet Business, (A) any customer or client Contracts of the Company, any of its Subsidiaries or any Company Joint Ventures under which the aggregate revenue (net of pass-throughs, third party costs and the depreciation portion of billings (whether or not measured in cash)) (1) received by the Company or one or more of its Subsidiaries or Company Joint Ventures in fiscal year 2006 or (2) expected to be received by the Company or one or more of its Subsidiaries or Company Joint Ventures in fiscal year 2007, equal or exceed $1.8 million and (ii)(B) any supply Contracts that involved payments by the Company, any of its Subsidiaries or any Company Joint Ventures in fiscal year 2006, in the aggregate, in excess of $10 million or are expected to involve payments in excess of $10 million in fiscal 2007, and (ii) with respect to the Mortgage Business, (A) the 20 largest customer or client Contracts of the Company, its Subsidiaries and Company Joint Ventures based on net revenues (whether or not measured in cash) (i) received in fiscal year 2006 and (ii) expected to be received in fiscal year 2007 and (B) supply Contracts that required aggregate payments (whether or not measured in cash) in fiscal year 2006 in excess of $2.5 million or that are reasonably likely to require aggregate payments in fiscal year 2007 in excess of $2.5 million;
     (p) Insurance policies and Contracts of the Company or any Subsidiary or Company Joint Venture other than surety bonds obtained in the ordinary course of business (each, a “Company Policy” ); and
     (q) Commitments or agreements to enter into any of the foregoing.
     Each Contract of the type described in clauses (a) through (q) above is set forth in Section 3.19 of the Disclosure Schedule and is referred to herein as a “Material Contract”. The Company has made available to Parent, as of the date of this Agreement, true, correct and complete copies of the Material Contracts. Each Material Contract is valid and binding on the Company and its Subsidiary and Company Joint Ventures that is a party thereto, and to the Knowledge of the Company, each other party thereto and is in full force and effect. The Company and its Subsidiaries and Company Joint Ventures that is a party thereto, and to the Knowledge of the Company, each other party thereto have complied, in all material respects, with all obligations required to be performed or complied with by them under each Material Contract. Assuming receipt of the approvals, consents or waivers set forth on Sections 3.5(a) and 3.5(b) of the Company Disclosure Schedule, no Material Contract will cease to be valid and binding and in full force and effect as a result of the consummation of the Merger or the other transactions contemplated hereby, and no approval, consent or waiver of any Person is needed in order for any Material Contract to continue to be valid, binding and in full force and effect following the consummation of the Merger or the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries or Company Joint Ventures has received any written or, to the Knowledge of the Company, oral notice of termination under or cancellation of, any Material Contract. There is no (and no event has occurred that with the lapse of time or the giving of notice or both, would constitute a) material default, amortization or termination event, event triggering the requirement to provide additional collateral or increase in overcollateralization levels or another similar event or condition under any Material Contract by the Company or any of its Subsidiaries or Company Joint Ventures or, to the Knowledge of the Company, or any other party thereto.

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     The Company has previously provided Parent with a copy of two master assignment Contracts used by the Fleet Entities in connection with the sale of leases or lease portfolios. Each Contract entered into by a Fleet Entity in connection with the sale of leases or lease portfolios has conformed, in all material respects, with the terms set forth in one or both such master assignment Contracts (it being understood that no representation shall be made with respect to terms contained in any such sale agreements that are not contained in, or inconsistent with, the terms of such master assignment Contracts).
     SECTION 3.20 Properties. Neither the Company nor its Subsidiaries or Company Joint Ventures own any real property in fee simple. Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company, its Subsidiaries and Company Joint Ventures (the “Leased Properties” ). The interests of the Company, its Subsidiaries and Company Joint Ventures in the Leased Properties identified in Section 3.20(a) of the Disclosure Schedule are held free and clear of any Liens, except for Permitted Liens. No written termination of or notice of material default has been received by the Company or any of its Subsidiaries or Company Joint Ventures under any leases relating to any material Leased Property.
     SECTION 3.21 Title to Properties. Each of the Company and its Material Subsidiaries and Material Company Joint Ventures has good and marketable title to all material properties and other material assets used by any of them in the conduct or operation of their business in the ordinary course, consistent with past practice, free and clear of all Liens other than Permitted Liens.
     SECTION 3.22 Mortgage Lending Practices.
     (a) Except as would not, or would not reasonably be expected to result in a Company Material Adverse Effect, each Mortgage Loan owned by the Mortgage Entities (i) is eligible for sale to at least one investor that regularly purchases Mortgage Loans from the Mortgage Entities on a non-recourse basis (other than repurchase obligations for breaches of representations and warranties of the Mortgage Entity, first payment default and recapture of purchase premiums) and not including investors in the business of purchasing mortgage loans known to contain defects, (ii) was underwritten and originated, and the loan documents and loan files maintained by the Mortgage Entities with respect thereto are being maintained by the Mortgage Entities, in compliance in all material respects with all applicable Laws, in accordance with the Mortgage Entities’ underwriting standards then in effect and the requirements of each insurer of such Mortgage Loan (if any) in effect and applicable at the time such insurance was obtained, and (iii) is eligible as collateral under any warehouse lending or other credit facility used by the Mortgage Entities to fund the Mortgage Loan and does not violate any terms of such credit facility.
     (b) Except as would not, or would not reasonably be expected to result in a Company Material Adverse Effect, each Mortgage Loan that has been sold by a Mortgage Entity was underwritten and originated, and the loan documents and loan files maintained by the Mortgage Entities with respect thereto were maintained by the Mortgage Entities, in compliance in all material respects with (i) all applicable requirements of the investor that acquired such Mortgage Loan, including requirements relating to underwriting criteria, credit quality, loan-to-value ratio, lien position, verification and documentation standards, (ii) all applicable Laws, and (iii) the requirements of each insurer of such Mortgage Loan (if any) in effect and applicable at the time such insurance was obtained.
     (c) Since December 31, 2005, no investor or insurer has (i) given written notice or a written report to the Company that any of the Mortgage Entities has violated or has not complied on a recurring and material basis with the applicable underwriting standards with respect to Mortgage Loans sold by the Mortgage Entities to an investor or (ii) imposed restrictions on the activities (including commitment authority or volume restrictions) of any of the Mortgage Entities.

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     SECTION 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub of, or Parent’s or Merger Sub’s use of, any such information, including any information, documents or other material made available to Parent or Merger Sub in expectation of the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company, that except as set forth in the disclosure schedule dated the date hereof and delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”):
     SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, operate or lease its properties and assets and to carry on its business as it is now being or will be conducted.
     SECTION 4.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations under this Agreement, and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary action and no other proceedings on the part of Parent or Merger Sub are necessary pursuant to their respective organizational documents, the Delaware General Corporation Law or the MGCL to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law). The Parent has approved, and Parent, as the sole stockholder of Merger Sub, has approved, this Agreement, the Merger and the other transactions contemplated by this Agreement.
     SECTION 4.3 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of, the performance by each of the Parent and the Merger Sub of its obligations under, this Agreement and the Mortgage Business Sale Agreement and the consummation of the transactions contemplated by this Agreement by the Parent or Merger Sub will not: (i) conflict with or violate the respective organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in subsection (b) below have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or their respective properties or assets are

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bound, or (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their Affiliates is a party or by which Parent, Merger Sub or any of their Affiliates or any of their respective properties or assets are bound or (iv) violate any Law applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound, except in the case of clauses (ii) and (iii), which would not prevent, materially impair or delay the consummation of the Merger and the other transactions contemplated by this Agreement.
     (b) The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations under this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, do not and will not require any consent, approval, authorization or permit of, action or nonaction by, filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Exchange Act, the HSR Act, any applicable Antitrust Law and state securities, takeover and “blue sky” Laws, (ii) approval from the New York State Department of Insurance, (iii) the filing with and the acceptance for record by the Department of the Articles of Merger as required by the MGCL and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iv) the Consents (as defined below) and (v) any such consent, approval, authorization, permit, action, filing, or notification the failure of which to make or obtain would not prevent, materially impair or delay the consummation of the Merger and the other transactions contemplated by this Agreement.
     SECTION 4.4 Absence of Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would reasonably be expected to prevent, materially impair or delay the consummation of the Merger and the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to prevent, materially impair or delay the consummation of the Merger and the other transactions contemplated by this Agreement.
     SECTION 4.5 Compliance with Law. The business of each of the Parent and Merger Sub is being conducted in compliance in all material respects with Laws and the Parent and Merger Sub each has obtained and is in compliance, in all material respects, with all material Licenses necessary to conduct its business as presently conducted.
     SECTION 4.6 Brokers. No broker, finder or investment bank (other than Lehman Brothers, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.
     SECTION 4.7 Operations of Merger Sub. Merger Sub has been organized as a Maryland corporation solely for the purposes of effecting the Merger and the other transactions contemplated by this Agreement, and prior to the Effective Time, Merger Sub will have engaged in no other business activities and will have no material assets, liabilities or obligations other than as those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Parent owns Beneficially (as defined below) and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.
     SECTION 4.8 Ownership of Shares of Company Common Stock. As of the date of this Agreement, the Parent, Merger Sub and their respective controlled Subsidiaries (which, for the avoidance

26

of doubt, shall not include any pension fund or trust established or maintained for the benefit of any present or former employees of the Parent or any of its Affiliates) (the “Parent Beneficial Owners” ) do not own (directly or indirectly, Beneficially or of record) 5% or more of Company Common Stock nor do the Parent Beneficial Owners holds the right to acquire (when taken together with any Company Common Stock owned by the Beneficial Owners) 5% or more of Company Common Stock except pursuant to this Agreement. In addition, no Parent Beneficial Owner, is or has ever been deemed to be, an “interested stockholder” or an “affiliate of [an] interested stockholder” for purposes of Sections 3-601 through 3-604 of the MGCL.
     SECTION 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent, as the sole stockholder of Merger Sub (which has occurred prior to the date hereof), is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.
     SECTION 4.10 Mortgage Business Sale Agreement; Sufficiency of Funds.
     (a) Included in Section 4.10 of the Disclosure Schedule is a true and complete copy of the Mortgage Business Sale Agreement to the Company. As of the date hereof, the Mortgage Business Sale Agreement is in full force and effect. To the Knowledge of the Parent, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Pearl Holding Corp. under the Mortgage Business Sale Agreement or any failure of the Mortgage Business Sale Agreement to remain in full force and effect.
     (b) Parent and Merger Sub have and will have on the Closing Date, sufficient cash resources to (i) pay the Merger Consideration payable hereunder, (ii) otherwise refinance any existing indebtedness for borrowed money that will be required to be repaid by the Company as a result of the Merger or the Mortgage Business Sale, (iii) pay any and all fees and expenses in connection with the Merger and the Mortgage Business Sale (including each of the transactions described in this Section 4.10) and (iv) satisfy any of their respective other payment obligations pursuant to this Agreement.
     SECTION 4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees as to itself and as to its Subsidiaries and Company Joint Ventures of which the Company has directly or indirectly, the power generally to direct or control the day-to-day management and policies thereof, whether through ownership of securities, by Contract or otherwise (each, a “Controlled Related Party”), after the date hereof and prior to the Effective Time or earlier termination of this Agreement (unless Parent shall otherwise approve in advance in writing, which approval shall not be unreasonably withheld or delayed) and except as otherwise expressly contemplated by this Agreement or required by applicable Law, the business of it and its Controlled Related Parties shall be conducted in the ordinary course, and it and its Controlled Related Parties shall use commercially reasonable efforts to: (i)

27

preserve intact in all material respects their respective business organizations, (ii) comply in all material respects with the requirements of all Material Contracts and Permits, (iii) maintain existing relations and goodwill with customers, suppliers, creditors, lessors, employees and business associates, and use reasonable best efforts to comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time or earlier termination of this Agreement, except (A) as otherwise expressly contemplated by this Agreement, (B) as Parent may approve in advance in writing (such approval not to be unreasonably withheld or delayed), (C) as required by applicable Law, or (D) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company will not and will not permit its Controlled Related Parties to:
     (a) adopt or propose an amendment or otherwise change the Charter or Bylaws or the comparable organizational documents of any of the Company’s Controlled Related Parties;
     (b) merge or consolidate itself or any Controlled Related Party with any other Person, or restructure, reorganize or completely or partially liquidate;
     (c) acquire, purchase or lease (in each case, whether by merger, consolidation or by any other manner) any material assets (other than in the ordinary course of business, consistent with past practice) or any business or Person;
     (d) issue, sell, deliver or amend, or authorize or propose the issuance, sale, delivery or amendment of, any shares of its capital stock other than the issuance of equity interests by its wholly owned Subsidiaries to the Company or to another of its wholly owned Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case other than the shares of Company Common Stock issuable pursuant to Company Options and Restricted Stock Units outstanding as of the date of this Agreement under the Plans and Restricted Stock Units earned but not awarded prior to the date of this Agreement, as described in Section 3.3(b)(iii)(y) or (z);
     (e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares of capital stock, except for any dividend or distribution (i) by a wholly owned Company Subsidiary (other than any of PHH Mortgage Corporation, Speedy Title and Appraisal Review Services LLC, PHH Broker Partner Corporation, Atrium Insurance Corporation, Haddonfield Holding Corporation or Bishop’s Gate Residential Mortgage Trust) to the Company, (ii) by a wholly owned Subsidiary of the Company or a Company Joint Venture to another wholly owned Subsidiary of the Company or (iii) by a Company Joint Venture or a non-wholly owned Subsidiary of the Company to the extent required by its organizational documents;
     (f) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;
     (g) except (A) in the ordinary course of business pursuant to the Company’s and its Subsidiaries’ and Company Joint Ventures’ existing credit agreements, warehouse facilities, indentures, securitization facilities and other financing arrangements (or any ordinary course renewals thereof on substantially similar terms as, or terms more favorable to the Company than, those currently in effect) as set forth in Section 5.1(g) of the Company Disclosure Schedule (“Financing Facilities”), or (B) by, to, between or among the Company and the wholly-owned Subsidiaries of the Company, or (C) as permitted by Section 5.1(s), incur any Indebtedness for borrowed money, issue or sell any debt securities (including securities issued in any form, debt or otherwise, in connection with securitization transactions), assume,

28

guarantee (other than granting any residual guaranty to funding sources in the ordinary course of business of the Fleet Business, consistent with past practice) or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any capital contributions to, or investments in, or (except to customers in the ordinary course of the Mortgage Business consistent with past practice) make any loans or advances to, any other Person; provided, however, that notwithstanding any other provision of this clause (g), the Company shall not incur any Indebtedness for borrowed money or issue or sell any debt securities unless callable or prepayable by the Company at any time without the payment of any penalty, premium or fee (other than customary breakage costs associated with (i) the prepayment of ordinary course borrowings under the Company’s existing $1.3 billion credit facility, $750 million term loan facility and $500 million revolving credit loan facility listed in Schedule 5.1(g) and (ii) the prepayment of commercial paper having a term of 30 days or less sold by the Company in the ordinary course of business);
     (h) except for Contracts of the type described in clause (g) above (which shall be governed exclusively by such clause (g)), transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its or its Subsidiaries’ or Company Joint Ventures’ material assets, product lines or businesses, including capital stock of any of its Subsidiaries or Company Joint Ventures, except any such transactions among it and its wholly owned Subsidiaries and except for Liens pursuant to the Financing Facilities;
     (i) except for Contracts with customers or clients entered into, amended or modified in the ordinary course of business consistent with past practice, enter into a Contract that would be a Material Contract (if it existed as of the date of this Agreement) or amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by, or material rights or obligations under any Material Contract, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Section 5.1 (provided that the Company shall notify Parent of the entry or renewal of any Material Contract of the type described in Section 3.19(o));
     (j) make or authorize any capital expenditure, other than in respect of the capital expenditures contemplated by the 2007 budget of the Company previously delivered to Parent;
     (k) make any changes (other than immaterial changes made in the ordinary course of business, consistent with past practice) with respect to financial or tax accounting methods, principles, policies or procedures, except as required by GAAP or applicable Law;
     (l) settle or offer or propose to settle any Legal Proceeding, other than any commercially reasonable settlement, offer or proposal made consistent with past practice (i) with respect to any Legal Proceeding arising solely from the conduct or operation of the Fleet Business and for an amount less than or equal to the amount reserved for such Legal Proceeding in the Unaudited Company Financials (which settlements, offers or proposals in the aggregate, shall not exceed $500,000), unless fully covered by insurance, or (ii) with respect to any Legal Proceeding arising solely from the conduct or operation of the Mortgage Business and for an amount less than or equal to the amount reserved for such Legal Proceeding in the Unaudited Company Financials (which settlements, offers or proposals in the aggregate, shall not exceed $2 million), unless fully covered by insurance;
     (m) make, revoke or change any material Tax election unless such election is either required by applicable Law or reasonably determined by the Company upon good faith consultation with Parent to be necessary or advisable;
     (n) (i) enter into, establish, amend, terminate or renew any severance or termination pay, (ii) increase or accelerate the compensation or benefits payable under any existing severance, employee

29

benefit or termination pay agreement or arrangement other than as required by the terms of the applicable Company Plan in effect on the date hereof or applicable Law, (iii) other than with respect to third party professional consultants engaged in the ordinary course of business consistent with past practice, enter into, establish, amend, terminate or renew any employment, consultancy, bonus, severance, termination pay, retirement or other similar agreement or arrangement or any Company Plan (or materially amend any such existing agreement or arrangement), (iv) enter into, establish, amend, terminate or renew any collective bargaining, profit-sharing, thrift, pension, retirement, deferred compensation, incentive compensation, equity compensation or other material benefit plan or arrangement except as required by applicable Law, (v) make any increase in compensation or benefits other than those increases that are contemplated by and consistent with, the annual 2007 budget of the Company previously delivered to Parent, (vi) hire or engage any employee or independent contractor, respectively, with total compensation in any year over $300,000; or (vii) loan or advance any money or other property to any employee, director or consultant, other than (x) routine advances solely for business purposes made in the ordinary course of business, consistent with past practice; (y) loans made to employees under the Company’s employee mortgage loan programs, as in effect on the date hereof, or (z) leasing or rental of company cars for the benefit of employees under the Company’s employee company car programs, as in effect on the date hereof;
     (o) grant any equity or equity-based compensation award (whether in the form of options, restricted stock, restricted units or otherwise) or renew any previously terminated equity or equity-based compensation plan;
     (p) except as required under the Tax Sharing Agreement, amend any material Tax Return; or settle or compromise any Legal Proceeding relating to material Taxes; or change (or make a request to any Tax authority to change) any material aspect of its method of accounting or method of reporting income or deductions for Tax purposes, or accounting practice or policy from those employed in the preparation of the most recent Tax Return or consent to any extension or waiver of the limitation period applicable to any claim or assessment relating to Taxes, except as required by applicable Law;
     (q) repay or redeem any outstanding Indebtedness for borrowed money or any debt securities of the Company, its Subsidiaries or any Company Joint Venture, other than repayment in the ordinary course of business, consistent with the maturities of such Indebtedness as of the date hereof;
     (r) other than (x) in the ordinary course of business, consistent with past practice and (y) solely with respect to the Mortgage Business, other than as required under any applicable Law or any origination, loan sale, servicing, sub-servicing, administration or other securitization agreement, amend or modify the standards of evaluating, originating, underwriting and funding new business (including the Lending Policies or Loan Reserve Policies);
     (s) enter into any securitization facility, other than any renewals of existing facilities on substantially identical or more favorable terms to the Company, or amend or modify, or cancel or waive any rights under, any securitization facility, other than, solely with respect to the Mortgage Business, the transfer of mortgage loans to, or the consummation of securitization transactions with, Securitization Trusts with structures and on terms and conditions (including with respect to pricing) substantially identical to or more favorable to the Company than the securitization transactions entered into by the Company and its Controlled Related Parties in 2006. For purposes of this Section 5.1(s), “Securitization Trust” shall mean any Person which has been established for the purpose of issuing debt or equity securities, the payments of which are derived primarily from the cash flow on mortgage loans and which are issued pursuant to pooling and servicing agreements substantially similar to those used by the Company and its Controlled Related Parties in securitization transactions in 2006; or

30

     (t) agree, in writing or otherwise, to take any of the foregoing actions.
     Notwithstanding any provision contained in this Agreement, action taken by the Company or its Subsidiaries or Company Joint Ventures which is expressly permitted under this Section 5.1 shall not constitute a misrepresentation or breach of any representation, warranty or covenant under this Agreement.
     SECTION 5.2 Conduct of Business of Parent Pending the Merger. Parent covenants and agrees that, during the period from the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly permitted by this Agreement, as required by Law, or unless the Company shall otherwise approve in advance in writing, which approval shall not be unreasonably withheld or delayed, neither Parent nor any of its Subsidiaries shall take any action that would prevent, materially impair or delay the consummation of the Merger and the other transactions contemplated by this Agreement, including the obtaining of the financing necessary for the consummation of the Merger.
ARTICLE VI
ADDITIONAL AGREEMENTS
     SECTION 6.1 Stockholders’ Meetings.
     (a) The Company will (i) establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable after the SEC clears the Proxy Statement (as defined below) for mailing solely for the purpose of seeking to obtain the Company Requisite Vote (the “Company Stockholders’ Meeting”), provided that, at the Company’s option, the agenda for the Company Stockholders’ Meeting also may include the annual election of directors), (ii) as soon as reasonably practicable thereafter cause the Proxy Statement to be mailed to the Company’s stockholders and (iii) subject to 6.4(c), take all lawful action to obtain the Company Requisite Vote. Without limiting the generality of the foregoing, the Company’s obligations pursuant to clauses (i) and (ii) of the first sentence of this Section 6.1(a) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or (B) any Company Adverse Recommendation Change.
     (b) Subject to 6.4(c), the Company Board will recommend that the stockholders of the Company vote in favor of approval of the Merger and will include such recommendation in the Proxy Statement.
     SECTION 6.2 Proxy Statement.
     (a) As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC, subject to prior review and comment by Parent (which review shall not be unreasonably delayed) a proxy statement (collectively with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form relating to the Company Stockholders’ Meeting. The Company shall thereafter respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable after the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Parent prior to responding to any such comments or request or filing any amendment or supplement to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Each of the Company and Parent agrees, as to itself

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and its respective Subsidiaries and Affiliates, that none of the information supplied or to be supplied by it or any of its Subsidiaries or Affiliates for inclusion in the Proxy Statement will, on the date the Proxy Statement is first mailed to holders of the Company Common Stock or at the time of the Company Stockholders’ Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub shall, and shall cause their Affiliates to, furnish all information concerning themselves and their Affiliates as may be reasonably necessary or advisable in connection with the Proxy Statement, and cooperate with and provide reasonable assistance to the Company in connection with the preparation, filing and mailing of the Proxy Statement.
     (b) The Company hereby covenants to Parent that the Proxy Statement will, at the time of the Company Stockholders’ Meeting, comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no covenants, representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or any of their Affiliates, in writing specifically for use in the Proxy Statement.
     (c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to comply with Section 6.2(a) or (b) after any valid termination of this Agreement in accordance with Article VIII.
     SECTION 6.3 Access to Information; Confidentiality.
     (a) From the date hereof to the Effective Time or the earlier termination of this Agreement and subject to applicable Law, upon reasonable prior notice, the Company shall, and shall use commercially reasonable efforts to cause its Controlled Subsidiaries and their respective officers, directors and employees to afford the officers, employees, auditors and other authorized representatives of Parent and the Mortgage Business Purchaser reasonable access, during normal business hours, to its officers, employees, properties, offices and other facilities and to all books and records, including materials filed or furnished by the Company, any of its Subsidiaries or any of the Company Joint Ventures with or to any Governmental Entity with respect to compliance with applicable Law, and shall furnish Parent and the Mortgage Business Purchaser with all reasonable financial, operating and other data and information as Parent or the Mortgage Business Purchaser (as applicable), through its officers, employees or authorized representatives, may from time to time reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to (i) provide access to or to disclose information where such access or disclosure would violate the rights of any Person with which it has a business relationship, (ii) contravene any Law or Contract entered into by the Company or its Subsidiaries or Joint Ventures; (iii) permit any inspection or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties, or (iv) to disclose any privileged information of the Company or any of its Subsidiaries.
     (b) Parent and Merger Sub agree to observe the requirements of the Confidentiality Agreement, dated October 20, 2006, between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
     (c) No investigation or consultation as contemplated by Section 6.3(a) shall add to, modify, nullify, amend or otherwise affect any of the representations, warranties or covenants of the parties set forth in this Agreement.

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     SECTION 6.4 Company Acquisition Proposals.
     (a) The Company agrees that it shall not, and it shall cause its Subsidiaries and the Company Joint Ventures, and its and their respective officers, directors, employees, investment bankers, attorneys, consultants or other agents or representatives (“Representatives”), to not:
     (i) directly or indirectly, initiate, solicit or knowingly encourage or facilitate (including by way of furnishing information or assistance) any inquiries or the making of any proposal or offer with respect to, or the making or effectuation of, a Company Acquisition Proposal;
     (ii) approve or recommend (or propose publicly to approve or recommend) any Company Acquisition Proposal or enter into any Company Acquisition Agreement (as defined below);
     (iii) directly or indirectly, engage in any negotiations or discussions with respect to, or provide access to its properties, books and records or any confidential or non-public information to any Person relating to, or that would reasonably be expected to lead to, a Company Acquisition Proposal; or
     (iv) amend, terminate, waive, fail to use commercially reasonable efforts to enforce, or grant any consent under, any confidentiality, standstill, shareholder rights or similar agreement (other than any such agreement with Parent).
     The Company further agrees that it, its Subsidiaries, the Company Joint Ventures and their respective Representatives will:
     (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons (other than Parent and Merger Sub) conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal or that would reasonably be expected to lead to a Company Acquisition Proposal;
     (ii) promptly (and in any event within five (5) business days after the date hereof) request the prompt return from all such Persons or cause the destruction of all copies of confidential information previously provided to such Persons by the Company, its Subsidiaries, the Company Joint Ventures or their respective Representatives; and
     (iii) deny access to any virtual data room containing any confidential information to such Persons.
Notwithstanding clause (iii) of the first sentence of this Section 6.4(a), prior to the approval of the Merger by the stockholders of the Company in accordance with this Agreement (but in no event after obtaining such approval), the Company may provide confidential information to a Person in response to the receipt of an unsolicited bona fide written Company Acquisition Proposal made by such Person which did not result from a breach of this Section 6.4 or a breach of any standstill agreement, but only if the Company Board makes a prior determination by resolution, duly adopted in good faith, and after consultation with its outside counsel and a financial advisor of nationally recognized reputation, that:
     (iv) such Company Acquisition Proposal constitutes, or is reasonably likely to, lead to a Company Superior Proposal; and
     (v) failure to take the actions described in clause (iii) of the first sentence of this paragraph would be inconsistent with the statutory duty of the Company Board members, as directors, under the Maryland General Corporation Law;

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provided, that (x) prior to providing any confidential information to any such Person, the Company shall have entered into an Agreed Confidentiality Agreement with such third party (and shall provide Parent with a correct and complete copy of the same within 24 hours after the execution thereof) and (y) the Company shall concurrently provide to Parent a copy of any confidential information that is furnished to such Person to the extent not previously furnished to Parent.
Without limiting the foregoing, it is understood that any action taken by Representatives of the Company, any of its Subsidiaries or the Company Joint Ventures on behalf of the Company, any such Subsidiary or any such Company Joint Venture that would be a violation of the restrictions set forth in Section 6.4 if taken by the Company shall be deemed to be a breach of Section 6.4 by the Company.
     As used in this Agreement:
     “Agreed Confidentiality Agreement” shall mean a confidentiality agreement containing confidentiality restrictions no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than those contained in the Confidentiality Agreement (as defined below), and which does not include any provision calling for an exclusive right to negotiate with the Company or restricting the Company from complying with Section 6.4 of this Agreement.
     “Company Acquisition Proposal” shall mean, to the extent made or commenced after the date hereof, and in each case, other than the Merger, a tender offer or exchange offer, proposal for a merger, consolidation or other business combination, sale of shares of capital stock, recapitalization, liquidation, dissolution or similar transaction involving the Company and its Subsidiaries and Company Joint Ventures, or any proposal or offer to acquire (whether in a single transaction or a series of related transactions) in any manner (i) an equity interest representing a 20% or greater economic interest or voting interest in the Company and its Subsidiaries and Company Joint Ventures, taken as a whole, or (ii) assets, securities or ownership interests of or in, the Company or any of its Subsidiaries or Company Joint Ventures (a) representing 20% or more of the consolidated assets of the Company and its Subsidiaries and Company Joint Ventures, taken as a whole, or (b) with respect to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable.
     “Company Superior Proposal” shall mean an unsolicited bona fide written offer made by a third party, obtained after the date hereof and not involving a breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, (a) at least a majority of the equity securities of the Company or (b) (i) all or substantially all of the stock or assets of the Company and its Subsidiaries on a consolidated basis, (ii) all or substantially all of the assets of, or the stock of the Persons engaged in, the Mortgage Business, or (iii) all or substantially all of the assets of, or the stock of the Persons engaged in, the Fleet Business, in each case, which is not subject to a financing contingency and which is otherwise on terms which the Company Board concludes in good faith (taking into account (x) the likelihood of consummation of such transaction on the terms set forth therein as compared to the terms herein, including but not limited to the ability of such proposal to be financed, (y) legal, financial, regulatory, and timing aspects of the proposal and the Person making the Acquisition Proposal and (z) any changes to the terms of this Agreement that as of that time had been proposed by Parent) and after consultation with its outside counsel and a financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to the Company’s stockholders than the Merger.
     Nothing contained in this Agreement shall prevent the Company from complying with Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to a Company Acquisition Proposal, in each case, if the Company Board determines in good faith, after consultation with outside counsel, that

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failure to make such disclosure would constitute a violation of applicable Law; provided, however, that if the Company Board makes any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) without expressly publicly reaffirming, without qualification, the Company Board Recommendation by the date that is the earlier of (i) ten Business Days after the first to occur of the receipt by the Company of such Company Acquisition Proposal and the making public of such Company Acquisition Proposal and (ii) five Business Days prior to the date of the Company Stockholders’ Meeting, then any action taken pursuant to the foregoing shall be deemed to constitute a Company Adverse Recommendation Change (as defined below) for all purposes of Sections 8.1(d)(ii) and 8.2 hereunder.
     (b) The Company will promptly (within 24 hours) notify Parent, orally and in writing, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of, or that would reasonably be expected to lead to, a Company Acquisition Proposal, and shall, in any such notice to Parent, (i) include any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request and (ii) indicate the identity of the Person making such proposal, offer, inquiry or other contact, and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts or requests. Without limiting the Company’s obligations under Section 6.4(a), the Company shall thereafter promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries, contacts or requests (and the Company shall provide Parent promptly (within 24 hours after receipt) with copies of any additional written materials received that relate to such proposals, offers, inquiries, contacts or requests.
     (c) Except as expressly permitted by this Section 6.4(c), neither the Company Board nor any committee thereof shall (i) make or take any action to make, a Company Adverse Recommendation Change; or (ii) approve or recommend, or propose publicly to approve or recommend or cause or authorize the Company, any of its Subsidiaries or Company Joint Ventures to enter into, a Company Acquisition Agreement, or resolve or agree to take any such actions. Notwithstanding anything in Section 6.4(a) to the contrary, but subject to the Company and the Company Board’s compliance with the other provisions hereof, if, prior to obtaining the Company Requisite Vote:
     (x) the Company Board, after consultation with its outside counsel, determines in good faith by resolution duly adopted that, due to an intervening event that arose after, and was unknown to the Company Board at the time of, its approval of this Agreement the failure of the Company Board to so withdraw, qualify or modify the Company Board Recommendation would be inconsistent with the statutory duty of the Company Board members, as directors, under the Maryland General Corporation Law, then the Company and the Company Board shall be permitted to withdraw, qualify or modify the Company Recommendation, or
     (y) the Company Board receives a Company Acquisition Proposal that was unsolicited, that did not otherwise result from a breach of Section 6.4(a) or any standstill agreement and that the Company Board determines, in good faith by resolution duly adopted, constitutes a Company Superior Proposal, then, if the Company desires to enter into a Company Acquisition Agreement or to make a Company Adverse Recommendation Change, it shall deliver to the Parent a Company Adverse Recommendation Notice and shall thereafter negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. If (i) after no less than five Business Days after the date of delivery of the Company Adverse Recommendation Notice and (ii) after taking into account any revised proposals that may be made by Parent since receipt of the Company Adverse Recommendation Notice (including any amendments to this Agreement entered

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into or covenanted to be entered into by Parent), the Company Board shall have not changed its determination under clause (x) or (y) above (as applicable) (it being understood that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three Business Day period if the Company Board shall have changed its determination under clause (x) or (y) above, or would have (without giving effect to any proposal received by the Company Board after the delivery of the most recent Company Adverse Recommendation notice) changed its determination under clause (x) or (y) above, with respect to any revised proposal made by Parent within the five or three Business Day period described above (as applicable)), then the Company may enter into a definitive Company Acquisition Agreement with respect to such Company Superior Proposal only if concurrently therewith, the Company terminates this Agreement pursuant to Section 8.1(c)(iii) and pays the Termination Fee to Parent pursuant to Section 8.2.
     As used in this Agreement:
     “Company Acquisition Agreement” shall mean any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase, option or joint venture agreement or other agreement related to any Acquisition Proposal (other than an Agreed Confidentiality Agreement in accordance with Section 6.4(a)).
     “Company Adverse Recommendation Change” shall mean any action, resolution, agreement, publicly proposed action or inaction pursuant to or in connection with which the Company Board or any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the recommendation of the Company Board that stockholders vote in favor of approval of the Merger (the “Company Recommendation”), (ii) fail to publicly make the Company Recommendation and include it in the Proxy Statement, (iii) approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal, or resolve or agree to take any such of the foregoing actions, or (iv) fail to issue a press release that reaffirms the Company Recommendation if any Company Acquisition Proposal is publicly announced or any Person commences a tender offer or exchange offer for any outstanding shares of Common Stock (and, in the case of any such tender offer or exchange offer, fail to recommend against acceptance of such tender offer or exchange offer by the Company shareholders), in each case within ten business days of such announcement or commencement (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer); provided that it being further understood and agreed that for purposes of this Agreement a factually accurate public statement by the Company that does no more than describe the Company’s receipt of an Company Acquisition Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed a withdrawal, qualification or modification, or proposal by the Company’s Board of Directors to withdraw, qualify or modify the Company’s Board of Directors’ recommendation of this Agreement, the Merger, or the transactions contemplated hereunder, or an approval or recommendation with respect to such Company Acquisition Proposal.
     “Company Adverse Recommendation Notice” shall mean a notice delivered by the Company pursuant to Section 6.4(d) (i) containing (A) if applicable, a description of the material terms of a Company Acquisition Agreement that the Company desires to enter into, (B) any basis for a Company Adverse Recommendation Change, (C) the most current version of any Company Acquisition Agreement relating to a Company Superior Proposal, if any, and (D) any other information required by Section 6.4(b), and (ii) if applicable, advising Parent that the Company Board has determined that (A) a Company Acquisition Proposal received by the Company is a Company Superior Proposal, (B) the Board has made the determination in clause (x) or (y) of Section 6.4(c) and (C) the Company Board intends to enter into a Company Acquisition Agreement with respect to such Company Superior Proposal.

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     SECTION 6.5 Employment and Employee Benefits Matters.
     (a) If any employees of the Company or its Subsidiaries as of the Effective Time (each, a “Company Employee”) become a participant in an Employee Benefit Plan sponsored or maintained by the Parent or the Surviving Corporation (“Parent Plans”), in accordance with the eligibility criteria of such Parent Plans, subject to the Company providing Parent sufficient information to determine the following (i) such participants shall receive full credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility and vesting (but not benefit accrual) subject to applicable Laws, to the extent such service is taken into account under such Parent Plans and under a comparable Company Plan, (ii) such participants shall participate in the Parent Plans on terms no less favorable than those offered by Parent to their similarly-situated employees, (iii) to the extent permitted by Law, such participants and their covered dependents shall have all pre-existing condition exclusions of such Parent Plans waived to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such participants and their covered dependents immediately prior to the Effective Time under the corresponding Company Plan; and (iv) with respect to any Parent Plan that provides medical or health benefits, such Company Employees (and their eligible dependents) shall be given credit for co-payments made, amounts credited towards deductibles, co-insurance and out-of-pocket maximums under the corresponding Company Plan (i.e., under the same type of Plan such as a point of service plan) in the calendar year in which such Company Employee becomes a participant in such Parent Plans; provided that the foregoing (i) through (iv) shall be subject to the Company providing to Parent sufficient information to make such determinations. Parent shall, or shall cause the Surviving Corporation to, permit each Company Employee who remains employed with Parent or the Surviving Corporation to use all unused vacation, sick leave and paid time off accrued by such Company Employee under Company Plans prior to the Effective Time to the extent accrued on the balance sheet contained in the Unaudited Company Financials. For a period commencing on the Effective Time and ending on the first anniversary of the Effective Time, the Parent or the Surviving Corporation shall or shall cause the Company and its Subsidiaries, subject to applicable Law, to pay severance upon the same events and in an amount no less than that provided under the severance plans maintained by the Company and its Subsidiaries for the benefit of Company Employees immediately prior to the Effective Time as set forth in Section 6.5(a) of the Company Disclosure Schedule. Except as otherwise provided herein with respect to severance plans, nothing in this Section 6.5(a) shall (x) require the Parent or Surviving Corporation to provide any particular employee benefit plans to Company Employees, (y) limit the Surviving Corporation’s ability to amend or terminate any benefit plan or arrangement or (z) limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Company Employee at any time.
     (b) Nothing in this Section 6.5, express or implied, is intended to confer any rights or remedies under this Agreement upon any Person, including any Company Employee, other than the parties hereto, and no Person shall be entitled to enforce or seek to enforce all or any portion of this Section 6.5 other than the parties hereto.
     SECTION 6.6 Directors’ and Officers’ Indemnification and Insurance.
     (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law and without requiring a preliminary determination as to the ultimate entitlement to indemnification, each present and former director or officer of the Company or any of its Subsidiaries or Company Joint Ventures and each Person who is presently or who has in the past acted as a trustee or fiduciary under any Company Plan (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities

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(collectively, “Costs”) incurred in connection with any threatened, pending or completed Legal Proceeding relating to or in connection with any action or omission occurring or alleged to have occurred whether existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including Legal Proceedings related to the transactions contemplated by this Agreement.
     (b) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for non-cancelable “tail” insurance policies with a policy term of at least six (6) years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carriers with respect to (1) directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage, taken as a whole, at least as favorable as the Company’s existing policies (collectively, “D&O Insurance”), and (2) Side A insurance with respect to the current independent directors of the Company at least as favorable, taken as a whole, as that described in Schedule 6.6(b) of the Company Disclosure Schedule (“Side A Insurance”), in each case, to the maximum extent commercially obtainable and with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend (or shall the Company expend) for such D&O Insurance and Side A Insurance policies in any one year an amount in excess of 200% of the annual premium currently paid by the Company therefor. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof and Side A Insurance with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof or described in Schedule 6.6(b) of the Company Disclosure Schedule, as the case may be, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use commercially reasonable efforts to purchase comparable D&O Insurance and the Side A Insurance for such six (6) year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof or described in Schedule 6.6(b) of the Company Disclosure Schedule, as the case may be, (to the maximum extent commercially obtainable) with respect to matters occurring at or before the Effective Time, provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such D&O Insurance and Side A Insurance policies in any one year an amount in excess of 200% of the annual premium currently paid by the Company therefor; and if the annual cost of any such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with respect to the applicable insurance coverage with the greatest coverage available for a cost not exceeding such amount. In addition, Parent shall cause the Surviving Corporation and its Subsidiaries to include and maintain in the Surviving Corporation’s Charter and the Surviving Corporation’s Bylaws and the comparable organizational documents of each such Subsidiary for a period of six (6) years after the Effective Date provisions regarding the elimination of liability for, and indemnification of, present and former officers, directors and employees and the advancement of expenses that are no less advantageous to the intended beneficiaries thereof than the corresponding provisions contained in the Charter and the Bylaws and the comparable organizational documents of the Company’s Subsidiaries.
     (c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, (A) provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.6 and (B) prompt written notice thereof shall be provided to the Indemnified Parties.

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     (d) The obligations under this Section 6.6 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.6(b) hereof (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other Person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.6(b) hereof (and their heirs and representatives). The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and other Persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.6(b) hereof, and their respective heirs and legal representatives. The Surviving Corporation shall pay all costs and expenses (including reasonable attorneys’ fees) incurred by an Indemnified Party in enforcing the obligations of the Surviving Corporation under this Section 6.6.
     (e) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.6 shall be joint and several.
     (f) [Intentionally Reserved]
     (g) The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Insurance or the “tail” referred to in Section 6.6(b)) hereof under this Section 6.6 shall be in addition to any rights such Indemnified Parties may have under the MGCL, the Charter or the Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries, or under any applicable Contracts, Laws and any or all indemnification agreements of or entered into by the Company or any of its Subsidiaries, which rights shall survive the Effective Time and shall continue in full force and effect.
     (h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors or employees, it being understood that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims under any such policies.
     (i) Notwithstanding anything to the contrary in this Agreement, if any Legal Proceeding (whether arising before, at or after the Effective Time) is made against or involves any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.6 shall continue in effect until the final disposition of such Legal Proceeding.
     SECTION 6.7 Tax Matters.
     (a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Controlled Related Parties to, consistent with past practice, (i) duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by Law and properly granted by the appropriate authority, provided that the Company notifies Parent that it or any of its Controlled Related Parties is availing itself of such extensions, and (ii) pay all Taxes shown due on such Tax Returns.
     (b) Each party shall reasonably cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement. From the date hereof through the Effective Time, the Company and its Controlled Related Parties shall use reasonable efforts to provide updated Tax basis and other Tax information

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reasonably requested by Parent in connection with calculating the tax liability that would arise upon a sale of the Mortgage Business or the Fleet Business and any other Tax information reasonably requested by Parent.
     SECTION 6.8 Company Options, Restricted Stock Units and Company Rights.
     (a) The Company shall take all actions necessary so that at the Effective Time, in accordance with the terms of the applicable plans and agreements and subject to applicable Law (including in compliance with or exemption from Section 409A of the Code), each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be fully vested and shall be cancelled, and entitled only to the consideration specified to be payable in respect thereof pursuant to Section 2.3(a).
     (b) The Company shall take all actions necessary so that at the Effective Time, in accordance with the terms of the applicable plans and agreements and subject to applicable Law (including in compliance with or exemption from Section 409A of the Code), each Restricted Stock Unit that is outstanding or earned but not awarded immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be fully vested and shall be cancelled, and entitled only to the consideration specified to be payable in respect thereof pursuant to Section 2.3(b) (it being agreed that such actions shall include obtaining the consent of each affected holder of any Restricted Stock Units pursuant to the Non-Employee Directors Deferred Compensation Plan, the Directors Deferred Stock Plan and the Deferred Compensation Plan for Corporate Directors to permit such Restricted Stock Units to be cancelled as of the Effective Time).
     (c) The Company shall take all actions necessary so that the transactions contemplated by this Agreement shall not trigger or accelerate any rights under (and shall be excluded from the application of) the Company Rights Agreement and the Company Rights Agreement will terminate immediately prior to or in connection with, the Closing, in each case, pursuant to on the terms set forth in the Rights Agreement Amendment.
     SECTION 6.9 Further Action; Commercially Reasonable Efforts.
     (a) Subject to the terms and conditions of this Agreement, each party shall cooperate with the other and with the Mortgage Business Purchaser and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy the conditions to Closing set forth in this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees, to the extent necessary, to file the appropriate notices, reports, and other documents pursuant to any Antitrust Law with respect to the transactions contemplated by this Agreement and the Mortgage Business Sale Agreement as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Antitrust Law and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable. Parent shall be solely responsible for paying all filing and other administrative fees required to be paid in connection with filing the foregoing notices, reports, or other documents, including the notifications required under the HSR Act and the other Antitrust Laws, except the Mortgage Business Purchaser (and neither Parent nor Company) shall be responsible for paying any filing and other administrative fees required to be paid in connection with filing any notifications required under the HSR Act and the other Antitrust Laws for the sale of the Mortgage Business to the Mortgage Business Purchaser.

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     (b) Each of Parent and Merger Sub on the one hand, and the Company on the other hand, shall, in connection with the efforts referenced in Section 6.9(a) to obtain any requisite approvals, consents, authorizations, actions or nonactions for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts, to the extent permitted by Law, to (i) cooperate with each other and with the Mortgage Business Purchaser in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and the Mortgage Business Purchaser informed of any communication received from, or given to, the Federal Trade Commission (the “FTC” ), the Antitrust Division of the Department of Justice (the “DOJ” ), the Commissioner of Competition for Canada (the “Canadian Competition Bureau”) or any other United States or foreign Governmental Entity and of any communication received from or given to any Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of the parties to this Agreement) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party and the Mortgage Business Purchaser to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of the parties to this Agreement), and to the extent permitted by the FTC, the DOJ, the Canadian Competition Bureau or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Canadian Antitrust Law and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.9(a) and 6.9(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any Legal Proceeding is instituted (or threatened to be instituted) by the FTC, the DOJ, the Canadian Competition Bureau or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to resolve any such objections or Legal Proceedings so as to permit consummation of the transactions contemplated by this Agreement. Solely in this context, “commercially reasonable efforts” shall include defending any Legal Proceedings, whether judicial or administrative, that challenge this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement; seeking to have lifted, vacated, or reversed any stay, injunction, temporary restraining order, or other restraint entered by any court or other Governmental Entity; and agreeing to do or permitting to be done any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement (including pursuant to the immediately preceding sentence), in connection with any filing or submission required or action to be taken by either Parent, Merger Sub or the Company to effect the Merger and to consummate the other transactions contemplated hereby, (i) the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction, or commit to alter its business or commercial practices in any way, and (ii) neither the Company, nor Parent nor any of its Affiliates shall be required to (A) divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company (or any of the businesses, product lines or assets of the Company) or of Parent or of any of its Affiliates (or any of the businesses, product lines or assets of Parent or any of its Affiliates), or (B) alter or restrict in any way the business or commercial practices of Company, or any of its Affiliates.

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     (d) Subject to Section 6.9(c), in the event that any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company, to the extent permitted by Law, shall use commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is threatened or in effect and that prohibits, prevents, materially impairs or delays the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that no party hereto shall be required to (i) change or agree to change the proposed structure of the transactions contemplated hereby (including if such change would cause such Legal Proceeding to be vacated, lifted, reversed or overturned in a manner that preserves the intended benefits of the transactions contemplated by this Agreement) or (ii) agree to (A) modify the amount or kind of consideration to be received by holders of Company Common Stock as provided in this Agreement or (B) modify any of the material terms of this Agreement
     (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.9 shall limit a party’s right to terminate this Agreement pursuant to Article VIII.
     SECTION 6.10 Notices of Certain Events. Each of the Company and Parent shall as promptly as reasonably practicable notify the other of:
     (a) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;
     (b) any Legal Proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Company Joint Ventures or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of the representations or warranties made in this Agreement or that would reasonably be expected to prevent, materially impair or delay the consummation of, or materially adversely affect the ability of a party to consummate, the Merger and the other transactions contemplated by this Agreement;
     (c) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition contained in Article VII not to be satisfied;
     (d) any failure of that party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; and
     (e) (i) the material breach of any Material Contract, or (ii) the occurrence of any event of default, amortization or termination event, event triggering the requirement to provide additional collateral or increase in overcollateralization levels or another similar event or condition, or the allegation by any party of any of the foregoing;
provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the representations and warranties of the delivering party or remedies available hereunder to the party receiving that notice.
     SECTION 6.11 Interest Rate Risk and Hedging Policies. Until the earlier of the Effective Time or the termination of this Agreement, the Company shall keep Parent and the Mortgage Business Purchaser fully informed on a current basis (including on a daily basis upon request) regarding its interest

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rate hedging strategy; it being understood and agreed that, consistent with its obligations hereunder and applicable Laws, with respect to the business of the Company, its Subsidiaries and Company Joint Ventures (other than the Fleet Business) the Company shall (i) implement an interest rate hedging strategy, as may be modified from time to time in accordance with this Section 6.11, approved by the Mortgage Business Purchaser, and (ii) not otherwise make any material change in such interest hedging strategy, as may be modified from time to time in accordance with this Section 6.11, without the prior consent of the Mortgage Business Purchaser, unless the Company reasonably believes that the failure to make any such change would be reasonably likely to be material and adverse to the Company or the Mortgage Business, taken as a whole.
     SECTION 6.12 Public Announcements. Except as may be required by Law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by request of any Governmental Entity:
     (a) Each of the Company, Parent and Merger Sub agrees that the initial public release or announcement concerning the transactions contemplated hereby shall be jointly issued by the parties and thereafter each party shall use commercially reasonable efforts to allow each other party reasonable time to comment on press releases or announcements relating to the Merger and the other transactions contemplated by this Agreement in advance of their issuance and prior to making any filings with any third party and/or Governmental Entity, it being understood that the final form and content of any such release or announcement shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 6.12(a) shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in compliance with Section 6.4.
     (b) Parent and the Company shall use all commercially reasonable efforts to establish a mutually acceptable process intended to ensure that before any Merger Communication (as defined below) of Parent, the Company or any of their respective “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Parent, the Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, employee or advisor of Parent, the Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, the other party and its counsel have a reasonable opportunity to review any such Merger Communication for purposes of, among other things, determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. As part of any such process, Parent and Merger Sub or the Company, as applicable, shall (or shall use commercially reasonable efforts to cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a holder of the Company Common Stock, would reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.
     SECTION 6.13 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred

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in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.
     SECTION 6.14 Prepayment of Fleet Business Securitizations. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to, as to itself and its Subsidiaries, take all actions, consistent with the terms and conditions of the applicable securitization agreements, as are reasonably necessary and not otherwise damaging to the conduct, operation or financing of the Fleet Business and cause its Subsidiaries to, take all actions necessary to cause each of the applicable counterparties to each of the securitizations of the Fleet Business to agree to permit the Company and its Subsidiaries to prepay or unwind such securitizations at or promptly after the Effective Time.
     SECTION 6.15 Delivery of Financial Statements.
     (a) Prior to the Effective Time, the Company shall file any and all forms, reports and other documents required to be filed with the SEC with respect to periods from and after December 31, 2005 through the Effective Time (the “Future Company SEC Reports” ).
     (b) No later than September 30, 2007, the Company shall provide to Parent true and complete copies of (i) the audited consolidated balance sheet of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of December 31, 2006 and the related audited consolidated statements of operations, cash flows and stockholder’s equity for the fiscal year ended December 31, 2006 (the “2006 Audited Company Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of March 31, June 30 and September 30, 2006 and March 31, and June 30, 2007 and the related consolidated statements of operations, cash flows and stockholders’ equity for the interim period ended as of such dates (together with the 2006 Audited Company Financial Statements, the “Company Financial Statements”).
     (c) No later than 45 days after the last day of each fiscal quarter of fiscal year 2007 ended after June 30, 2007 and prior to the Closing Date, the Company shall provide to Parent true and complete copies of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of the last day of such quarter and the related consolidated statements of operations, cash flows and stockholder’s equity for the fiscal quarter ended as of such date (the “Future Company Financial Statements”).
     (d) No later than September 30, 2007, the Company shall provide to Parent true and complete copies of the audited consolidated balance sheet of PHH Mortgage and its consolidated Subsidiaries and consolidated Company Joint Ventures as of December 31, 2006 and the related audited statements of operations, stockholder’s equity and cash flows for the fiscal year ended December 31, 2006 (the “2006 Audited PMC Financial Statements”).
     (e) No later than September 30, 2007, the Company shall provide to Parent true and complete copies of the consolidating balance sheet of the Company and its consolidated Subsidiaries and consolidated Company Joint Ventures as of December 31, 2006 and the related consolidating statements of operations for the fiscal year ended December 31, 2006 as revised to reflect any adjustments as a result of the audit of the 2006 Audited Company Financial Statements (the “Revised Consolidating Financial Statements”).
     (f) No later than September 30, 2007, the Company shall provide to Parent true and complete copies of (i) the audited combined balance sheet of the Mortgage Entities and their consolidated Subsidiaries and consolidated Company Joint Ventures as of December 31, 2006 and 2005 and the related

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audited combined statements of operations, cash flows and stockholder’s equity for the fiscal years ended December 31, 2006, 2005 and 2004, (ii) the unaudited combined balance sheet of the Mortgage Entities and their consolidated Subsidiaries and consolidated Company Joint Ventures as of the last day of each fiscal quarter of fiscal year 2007 ended prior to the Closing Date and as of the corresponding date in fiscal year 2006 and (iii) the related combined statements of operations, cash flows and stockholders’ equity for each fiscal quarter of fiscal year 2007 ended prior to the Closing Date and for the corresponding periods in fiscal year 2006 (collectively, the “Mortgage Business Financial Statements”) which shall have been reviewed by the independent accountants for the Company as provided in Statement on Accounting Standards No. 100.
     SECTION 6.16 Financing.
     (a) Parent and Merger Sub (i) shall, and shall cause each of their Subsidiaries to, use their reasonable best efforts to provide the Mortgage Business Purchaser all cooperation reasonably requested by the Mortgage Business Purchaser in connection with the arrangement of financing contemplated under the Mortgage Business Sale Agreement (the “Debt Financing” ) (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its Subsidiaries or the Company Joint Ventures) including by providing assistance in gathering information to be used in connection with obtaining such Debt Financing and (ii) shall comply with their respective obligations under the Mortgage Business Sale Agreement.
     (b) The Company shall, and shall cause its Subsidiaries and the Company Joint Ventures to, and shall use its reasonable best efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company, its Subsidiaries and the Company Joint Ventures to, provide the Mortgage Business Purchaser all cooperation reasonably requested by the Mortgage Business Purchaser in connection with the arrangement of financing contemplated under the Mortgage Business Sale Agreement (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its Subsidiaries or the Company Joint Ventures), including by: (i) providing direct contact between prospective lenders and the officers and directors of the Company, its Subsidiaries and the Company Joint Ventures, (ii) providing assistance in preparation of materials for rating agency presentations, offering documents, confidential information memoranda, bank information memoranda, prospectuses and other materials to be used in connection with obtaining the Debt Financing (including customary auditor comfort letters), (iii) providing assistance in the preparation for, and participating in, meetings, presentations, road shows, due diligence and drafting sessions to and with, among others, prospective lenders, investors and rating agencies, (iv) providing access and assistance to prospective lenders in performing any audits or appraisals of assets in connection with the Debt Financing, (v) entering into a loan agreement, purchase agreement and related documents, including guarantees and collateral security documents, so long as such documents provide that the Company, its Subsidiaries and the Company Joint Ventures shall not have any liability or obligation under such documents until the consummation of the transactions contemplated hereby, (vi) providing legal opinions customarily and reasonably required by the lenders in connection with the Debt Financing, (vii) (A) providing a list of the mortgage servicing contracts and loan purchasing and servicing rights agreements of the Mortgage Entities and, except to the extent, if any, that disclosure of such information is prohibited by applicable Law, lists, by contract, of names and mailing addresses of the owners of the mortgage loans underlying such contracts and (B) with respect to loans to be purchased under a warehouse facility, delivering a purchased mortgage loan schedule, original mortgage notes endorsed in blank, an assignment in blank of mortgages and a copy of the mortgage and of each intervening assignment, and any other related documentation reasonably requested by the lenders in connection with the Mortgage Business Purchaser’s establishment of mortgage warehousing facilities at Closing and (viii) furnishing the Mortgage Business Purchaser as promptly as reasonably practicable with financial and other pertinent information regarding the Mortgage Entities and their consolidated Subsidiaries and consolidated

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Company Joint Ventures as may be reasonably requested by the Mortgage Business Purchaser in connection with the Debt Financing and customarily included in offering memoranda relating to resales under Rule 144A promulgated under the Securities Act and otherwise customarily required to consummate the offering(s) of debt securities contemplated by the Debt Financing at the time such offering(s) will be made, and in any event furnishing such financial and other information within the time period specified by Rule 3-12 of Regulation S-X, including all financial statements and financial data of the type required by Regulation S-X (provided that information required by Rule 3-10 of Regulation S-X may be in summary form) and Regulation S-K under the Securities Act (without giving effect to the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A; 34-54302A; IC-27444A), including audits and reviews thereof to the extent so required (which audits shall be unqualified) and related management discussion and analysis of financial condition and results of operations and which shall include, in all events, the Mortgage Business Financial Statements (all such information in clause (vii) and this clause (viii), together with the Acknowledgement Agreements (defined below), the “Required Information” ); provided, however, that neither the Company nor any Subsidiary or Company Joint Venture shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing.
     (c) No less than 45 days prior to the anticipated Closing Date, the Company shall, or shall cause the applicable Mortgage Entity to, submit to Fannie Mae, Freddie Mac and Ginnie Mae (the “Agencies” ) such customary acknowledgement agreements in form and substance acceptable to the Agencies as is required in connection with the Debt Financing with respect to all mortgage servicing rights of the Mortgage Entities in mortgage loans serviced by the Company pursuant to programs of the Agencies (the “Acknowledgement Agreements”) and the Company shall use its commercially reasonable efforts to obtain execution by the Agencies of the Acknowledgement Agreements prior to the Closing Date.
     (d) Parent and Merger Sub shall, and shall cause each of their Subsidiaries to, use their commercially reasonable efforts to provide the Mortgage Business Purchaser all cooperation reasonably requested by the Mortgage Business Purchaser in connection with the refinancing, repayment or extension of the existing debt facilities of the Mortgage Entities, including by using commercially reasonable efforts to obtain extensions of, minimize breakage costs under, and obtain the consents and/or waivers of certificateholders, security holders, trustees, swap counterparties and other “transaction participants”, ratings agencies and/or lenders with respect to such facilities.
     SECTION 6.17 No Amendment of Mortgage Business Sale Agreement. Parent and Merger Sub shall not terminate the Mortgage Business Sale Agreement or waive, modify or amend Article 10 or 12, or Sections 4.05, 6.02, 6.03 and 13.09 of the Mortgage Business Sale Agreement without the consent of the Company (which consent shall not be unreasonably withheld or delayed); provided, however, that any amendment to any definitions set forth in Section 1.01 of the Mortgage Business Sale Agreement shall not be effective as to any of Article 10 or 12, or Sections 4.05, 6.02, 6.03 and 13.09 (as applicable) if made without the consent of the Company (which consent shall not be unreasonably withheld or delayed). Parent will provide to the Company any modifications or amendments to the Mortgage Business Sale Agreement, or any notices given in connection therewith within 24 hours of its receipt thereof from the Mortgage Business Purchaser.
     SECTION 6.18 Atrium Dividend. Following the written request of the Mortgage Business Purchaser, the Company shall, except as prohibited by applicable Law or the terms of any Financing Facilities, cause Atrium Insurance Corporation to pay shareholder dividends (the “Atrium Dividends”) in such amount as is requested by the Mortgage Business Purchaser, or such lesser amount as is approved by the New York State Superintendent of Insurance (the “Superintendent”). The Company shall use its commercially reasonable efforts to obtain, prior to Closing, the Superintendent’s prior approval for such

46

requested amount of Atrium Dividends to be paid immediately prior to or after Closing on such dates as are requested by the Mortgage Business Purchaser, to the extent such approval is required. Such Atrium Dividends, if paid to the Company prior to the Mortgage Closing Date, will be immediately contributed to PHH Mortgage.
ARTICLE VII
CONDITIONS OF MERGER
     SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by all parties hereto) at or prior to the Effective Time of each of the following conditions:
     (a) the Company shall have obtained the Company Requisite Vote;
     (b) no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (and if an injunction, whether temporary, preliminary or permanent) that is in effect and prevents, enjoins or otherwise prohibits the consummation of the Merger or the Mortgage Business Sale or makes such consummation illegal (collectively, an “Order”); and
     (c) all waiting periods or extensions thereof applicable to the Merger or any of the other transactions contemplated by this Agreement, under the HSR Act or the Canadian Antitrust Law (collectively, the “Applicable Antitrust Laws”) (and the Competition Act Compliance shall have been obtained), and any agreement with any Governmental Entity not to consummate the Merger, the Mortgage Business Sale or the other transactions contemplated hereby (including the Mortgage Business Sale) shall have expired or early termination thereof shall have been granted (the “Requisite Regulatory Approvals”).
     SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
     (a) (i) the representations and warranties of the Company set forth in Sections 3.3(a), (b) and (c) shall each be true and correct in all respects in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date) (provided, that for purposes of this Section 7.2(a) only, the representations and warranties of the Company set forth in Sections 3.3(a), (b) and (c) shall collectively be deemed satisfied if the aggregate number of outstanding shares of Company Common Stock underlying the Company Options and Restricted Stock Units set forth in Sections 3.3(a), (b) and (c) is inaccurate by no more than an immaterial amount) and (ii) the representations and warranties of the Company in this Agreement (other than the representations and warranties set forth in Sections 3.3(a), (b) and (c)) shall be true and correct (without giving effect to any “materiality” or Material Adverse Effect qualifications contained therein), in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date), except where the failure of any such representations and warranties referred to in clause (ii) above to be so true and correct, individually or in the aggregate, would not result in a Company Material Adverse Effect;

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     (b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time;
     (c) Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied; and
     (d) there shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Entity relating to the Merger, the Mortgage Business Sale or any of the other transactions contemplated by this Agreement in which a Governmental Entity is a party that would or is reasonably likely to (i) restrain, enjoin, prevent, restrict, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other transactions contemplated by this Agreement, or (ii) result in a Governmental Investigation or material Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates;
     (e) The Merger and the other transactions contemplated by this Agreement and the Mortgage Business Sale Agreement shall have been approved by the New York State Insurance Department;
     (f) The consents, approvals, notifications, or certificates listed in Section 7.2(f) of the Company Disclosure Schedule hereto shall have been obtained and copies of such consents shall have been delivered by Company to Parent;
     (g) The Company shall have filed all forms, reports, and other documents required to be filed with the SEC with respect to periods from January 1, 2006 through the Effective Time;
     (h) The 2006 Audited Company Financial Statements shall not reflect a consolidated financial condition or results of operations of the Company, its consolidated Subsidiaries and its consolidated Company Joint Ventures that is different from the consolidated financial condition or results of operations of the Company, its consolidated Subsidiaries and its consolidated Company Joint Ventures reflected in the Unaudited Company Financial Statements, unless such difference would not constitute, or would not reasonably be expected to constitute, a Material Adverse Effect;
     (i) All of the conditions to the obligations of the purchaser under the Mortgage Business Sale Agreement to consummate the Mortgage Business Sale (other than the condition that the Merger shall have been consummated) shall have been satisfied or waived in accordance with the terms thereof, and such purchaser shall otherwise be ready, willing and able (including with respect to access to financing) to consummate the transactions contemplated thereby; and
     (j) The Company shall have delivered to the Mortgage Business Purchaser Acknowledgement Agreements fully executed by the applicable Agency and the Company and/or the applicable Mortgage Entity.
     SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
     (a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any “materiality” qualifications contained therein), except for such failures to be true and correct as would not result in, individually or in the aggregate, a

48

material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, in each case as of the date of this Agreement and as of the Effective Time as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct on and as of such earlier date);
     (b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and
     (c) the Company shall have received certificates of the chief executive officer or the chief financial officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION
     SECTION 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Requisite Vote (with any termination by Parent also being an effective termination by Merger Sub):
     (a) by mutual written consent of Parent and the Company;
     (b) by either Parent or the Company if:
          (i) (A) any Requisite Regulatory Approval has been denied and such denial shall have become final and nonappealable or (B) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party if either the failure to obtain the Requisite Regulatory Approval or the issuance of such final non-appealable Order (as the case may be) was primarily due to the action of such party or failure of such party to perform any of its obligations under this Agreement, including those set forth in Section 6.9, required to be performed at or prior to the Effective Time and such action or failure to perform constitutes a breach of this Agreement;
          (ii) the Effective Time shall not have occurred on or before December 31, 2007 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to the party seeking to terminate if the failure of the Effective Time to occur on or before the Outside Date was primarily due to the action of such party or failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time and such action or failure to perform constitutes a breach of this Agreement; or
          (iii) the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Requisite Vote is not obtained.
     (c) by the Company:
          (i) if there shall have been a breach of any representations and warranties, covenants or agreements on the part of Parent or Merger Sub contained in this Agreement which breach, either individually or in the aggregate with other breaches, would result in, if occurring or continuing at the

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Effective Time, the failure of any of the conditions set forth in either Section 7.3(a) or 7.3(b), as the case may be, and which if curable is not cured prior to the earlier of (1) thirty (30) days following written notice of such breach and (2) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations and warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) are incapable of being satisfied; or
          (ii) prior to the attainment of the Company Requisite Vote, in accordance with, and subject to the terms and conditions of, Section 6.4(c) in order to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal transaction.
     (d) by Parent:
          (i) if there shall have been a breach of any representations and warranties, covenants or agreements on the part of the Company contained in this Agreement which breach, either individually or in the aggregate with other breaches, would result in, if occurring or continuing at the Effective Time, the failure of any of the conditions set forth in either Section 7.2(a) or 7.2(b), as the case may be, and which (if curable) is not cured prior to the earlier of (1) thirty (30) days following written notice of such breach and (2) the Outside Date; provided, that Parent shall not have the right to terminate this Section 8.1(d)(i) if the Parent or Merger Sub is then in material breach of any of their respective representations and warranties, covenants or agreements contained in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) are incapable of being satisfied;
          (ii) if the Company Board shall have failed to recommend the Merger in the Proxy Statement or a Company Adverse Recommendation Change shall have occurred; or
          (iii) if the Mortgage Business Sale Agreement is terminated by Parent pursuant to Section 12.01(d) thereof.
     (e) The party desiring to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is effected and specifying in reasonable detail the grounds thereof.
     SECTION 8.2 Effect of Termination.
     (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto; provided, that Sections 6.3(b), 6.12, 6.13, 8.2 and Article IX shall survive any such termination; and that any such termination shall not relieve any party from liability for willful breach of this Agreement, fraud or knowing misrepresentation (it being agreed that any termination for the reasons or described in Section 8.2(e) shall, in no event, be deemed to constitute a willful breach of this Agreement).
     (b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by the Parent pursuant to Section 8.1(d)(ii), then the Company shall pay the Company Termination Fee (as defined below), to Parent or as directed by Parent (i) concurrently with (and as a condition to the effectiveness of) such termination pursuant to Section 8.1(c)(ii) or within two Business Days following such termination pursuant to Section 8.1(d)(ii). Upon such payment by the Company, the Company shall not have any further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby.

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     (c) [Intentionally reserved]
     (d) In the event this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) and (A) after the date of this Agreement but prior to the date of such termination a Company Acquisition Proposal shall have been publicly announced or any Person shall have publicly announced an interest in making or an intention (whether or not conditional or withdrawn) to make a Company Acquisition Proposal and (B) the Company enters into a Company Acquisition Agreement with respect to, or consummates the transaction contemplated by, a Company Acquisition Proposal within nine months of the date this Agreement is so terminated pursuant to Section 8.1(b)(iii), then the Company shall pay to Parent the Company Termination Fee, less any Parent Expenses previously paid pursuant to Section 8.2(f), concurrently with (and as a condition to) the earliest event under clause (B), payable by wire transfer of same-day funds; and provided that for the purposes of this clause (c), the references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%.
     (e) In the event (x) this Agreement is terminated by either the Parent or Company pursuant to Section 8.1(b)(ii) and at such time all of the conditions set forth in Section 7.1 and 7.2 (other than Section 7.2(i)) have been satisfied or (y) the Mortgage Business Sale Agreement is terminated by Parent in accordance with Section 12.01(d) thereof, and at such time there is no state of facts or circumstances (other than those arising out of Mortgage Business Purchaser’s breach) that would reasonably be expected to cause the conditions set forth in Sections 10.01(a), (b) or (c) or 10.02 of the Mortgage Business Sale Agreement not to be satisfied, then the Company shall be entitled to receive from the Mortgage Business Purchaser, the Reverse Termination Fee, in accordance with Section 6.03 of the Mortgage Business Sale Agreement, such Reverse Termination Fee to be paid by wire transfer of immediately available funds to the Company or as otherwise directed by the Company within two Business Days following such termination. However, such fee shall not be payable if (i) the 2006 Audited Company Financial Statements delivered in accordance with Section 6.15(b), are different in any material and adverse respect from the Unaudited Company Financial Statements set forth in Section 3.7(d) of the Company Disclosure Schedule, unless such difference does not result in the Mortgage Business Purchaser being unable to consummate the debt financing on the terms contemplated by (x) the Debt Commitment Letter delivered to Parent pursuant to the Mortgage Business Sale Agreement or (y) the terms of Alternative Financing obtained as contemplated by Section 6.02 of the Mortgage Business Sale Agreement or (ii) the Revised Consolidating Financial Statements delivered in accordance with Section 6.15(e), reflect a material and adverse change in stockholder’s equity or net income (loss) with respect to the Mortgage Entities and their consolidated Subsidiaries and consolidated Company Joint Ventures, taken as a whole, as compared to the corresponding portions of the Consolidating Financial Statements set forth in Section 3.7(f) of the Company Disclosure Schedule (the “Base Financial Statements”). However, with respect to clause (ii) of the immediately preceding sentence, no account shall be taken of a change in 2006 net income (loss) if (x) there was no associated change in such stockholder’s equity as of December 31, 2006 as reflected in the Revised Consolidating Financial Statements as compared to corresponding portion of such stockholder’s equity as reflected in the Base Financial Statements and (y) such change in net income (loss) is related to a change in income tax expense arising from revised estimates of tax contingencies or valuation allowances or a change in expense arising from a revised estimate of impairment of goodwill. Upon such payment or in the event of a termination of this Agreement in either of the circumstances described in the first sentence of this Section 8.2(e), Parent and Merger Sub shall not have any further liability to the Company with respect to this Agreement or the transactions contemplated hereby.
     (f) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 8.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 8.1 at a time when this Agreement was terminable pursuant to Section 8.1(b)(iii)) or by Parent or Merger Sub pursuant to Section 8.1(d)(i) (or is terminated by the Company pursuant to a different section of Section 8.1 hereof at a time when this Agreement was

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terminable pursuant to Section 8.1(d)(i)) under circumstances in which the Company Termination Fee is not payable pursuant to this Section 8.2, then the Company shall pay as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement and including in respect of Parent’s reimbursement obligations to the Mortgage Business Purchaser under the Mortgage Business Sale Agreement (“Parent Expenses”) as directed by Parent in writing, which amount shall not be greater than $5 million; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 8.2(d) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.2(f); and provided, further that the payment by the Company of Parent Expenses pursuant to this Section 8.2(f) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.2(d) except to the extent indicated in Section 8.2(d).
     (g) As used in this Article VIII,
          “Company Termination Fee” means an amount of cash equal to $50 million, which shall be paid (when due and owing) by the Company to the Parent by wire transfer of immediately available funds to an account designated by the Parent.
          “Reverse Termination Fee” means an amount of cash equal to $50 million, which shall be paid (when due and owing) in accordance with Section 6.03 of the Mortgage Business Sale Agreement.
     (h) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the Merger and the other transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due or Parent or Merger Sub shall fail to pay the Reverse Termination Fee when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 8.2.
     SECTION 8.3 Waiver.
     (a) At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law and compliance with the proviso in Section 9.14, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
     (b) The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice or the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
ARTICLE IX
GENERAL PROVISIONS

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     SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations and warranties made in Article III and Article IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, including Article II and Sections 6.5, 6.6, 6.13 and 6.14 and this Article IX, which shall survive until fully performed.
     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     if to Parent or Merger Sub:
GE Commercial Finance
901 Main Avenue
Norwalk, CT 06851
Attention: General Counsel
Facsimile: (203) 840-6494
     with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Howard Chatzinoff
Facsimile: (212) 310-8007
     if to the Company:
PHH Corporation
3000 Leadenhall Road
Mt. Laurel, NJ 08054
Attention: William F. Brown
            Senior Vice President, General Counsel & Secretary
Facsimile: (856) 917-7295
     with a copy (which shall not constitute notice) to:
DLA Piper US LLP
6225 Smith Avenue
Baltimore, MD 21215
Attention: Wm. David Chalk, Esq.
Facsimile: (410) 580-3120
     SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:
     (a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person (and the terms “Affiliated” and “Affiliated Group” shall have a corresponding meaning). For purposes

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of this definition, “control” (including the terms “controlled”, “controlled by” and “under common control with”) refer to the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise;
     (b) “Beneficial” and “Beneficially” with respect to ownership of any shares of Company Common Stock refers to ownership by a Person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such Person or any of its Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock;
     (c) “Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA and (ii) any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, retirement, welfare, vacation, sick pay, employee loan or any other employee benefit or compensation plan, program, agreement or arrangement;
     (d) “Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;
     (e) “Company Acquisition Proposal” has the meaning ascribed to it in Section 6.4 of this Agreement;
     (f) “Company Joint Venture Agreement” has the meaning ascribed to it in Section 9.3(f) of the Company Disclosure Schedule;
     (g) “Company Material Adverse Effect” means any material adverse change, effect, fact, event, circumstance or development (whether individually or in the aggregate with all other changes, effects, facts, events, circumstances and developments), with respect to the business, assets, liabilities, operations, financial condition or results of operations of (a) the Company and its Subsidiaries and Company Joint Ventures, taken as a whole, (b) the Fleet Business, taken as a whole or (c) the Mortgage Business, taken as a whole; provided, however, that no changes, effects or developments resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect, or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur (as applicable): (i) changes in the economy or financial markets, including prevailing interest rates and market conditions, except to the extent any of the same materially disproportionately affects the Company, any of its Subsidiaries or Company Joint Ventures as compared to other companies in the industries in which the Company or any of its Subsidiaries or Company Joint Ventures operate; (ii) changes that are proximately caused by factors generally affecting the industries in which the Company or any of its Subsidiaries or Company Joint Ventures operate, except to the extent any of the same materially disproportionately affects the Company or any of its Subsidiaries or Company Joint Ventures as compared to other companies in the industries in which the Company or any of its Subsidiaries or Company Joint Ventures operate; (iii) changes proximately caused by the announcement or performance of this Agreement, the Merger or the other transactions contemplated by

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this Agreement, including changes related to compliance with the covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, and any proximately caused (A) shortfalls or declines in revenue, margins or profitability, (B) loss of, or disruption in, any customer, supplier, and/or vendor relationships, or (C) loss of personnel; provided that the exception in this clause (iii) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution or performance of this Agreement or the Mortgage Business Sale Agreement or the transactions contemplated by this Agreement or the Mortgage Business Sale Agreement or the consummation of the transactions contemplated by this Agreement or the Mortgage Business Sale Agreement; (iv) any actual, threatened or rumored adverse change to any of the credit ratings of the Company, or of any of its respective securities; (v) (A) actions, claims, suits, litigation, proceedings (public or private), audit, arbitration, mediation, investigation by or before any Governmental Entity (collectively, “Legal Proceedings”), other than any criminal proceeding, claim or process (in each case whether threatened, pending or otherwise), (B) penalties, sanctions, fines, injunctive relief, remediation or any other civil sanction (in each case whether threatened, pending, deferred or otherwise, and whether financial or otherwise and, in each case, other than any criminal penalties, sanctions, fines or relief), or (C) facts, circumstances, changes, developments, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case with respect to (A) through (C), resulting from, relating to or arising out of: (1) the Company’s restatement of its historical consolidated financial statements for the years ended December 31, 2004 and December 31, 2003 and of each of the quarters within those years, and for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005; (2) the matters referred to in Item 9A in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Annual Report”) and Note 2 or Note 26 to the Company consolidated financial statements included with the 2005 Annual Report; or (3) the Company’s failure to file in a timely manner its 2005 Annual Report, its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, and March 31, 2007; (vi) changes in applicable Laws or interpretations thereof by Governmental Entities; (vii) the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving or affecting the United States or Canada, except to the extent any of the same materially disproportionately affects the Company, any of its Subsidiaries or Company Joint Ventures as compared to other companies in the industries in which the Company or any of its Subsidiaries or Company Joint Ventures operate; or (viii) changes in GAAP or interpretations thereof; (ix) earthquakes, hurricanes, or other natural disasters or acts of God that do not materially disproportionately affect the Company, its Subsidiaries or Company Joint Ventures; (x) any decrease in the market price, trading volume or stock exchange listing status of shares of Company Common Stock (provided that the underlying causes (subject to the provisions of this Section 9.3(g)) shall not be excluded); or (xi) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this Section) shall not be excluded);
     (h) “Company Joint Venture” means any Person (other than a Subsidiary) in which the Company, directly or indirectly, owns an equity interest as set forth in Section 9.3(h) of the Company Disclosure Schedule;
     (i) “Competition Act Compliance” means (a) the issuance of an advance ruling certificate under Section 102 of the Canadian Antitrust Law by the Commissioner of Competition appointed under the Canadian Antitrust Law (the “Commissioner” ) to the effect that she is satisfied that she would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Canadian Antitrust Law with respect to the Transaction, or (b) that (i) the waiting period under

55

Section 123 of the Canadian Antitrust Law shall have expired, or have been deemed to have expired, and (ii) Parent shall have been advised in writing by the Commissioner that she does not intend to make an application under Section 92 of the Canadian Antitrust Law in respect of the transactions contemplated by this Agreement and that any terms or conditions attached to any such advice shall be acceptable to Parent;
     (j) “Contract” means any contract, lease, loan or credit agreement, indenture, mortgage, note, bond, agreement, permit, license or other instrument, obligation, arrangement or understanding whether oral or written (each, including all amendments and modifications thereto);
     (k) “ERISA Affiliate” means with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;
     (l) “Filed Company SEC Reports” means the Company SEC Reports that have been filed with the SEC on or prior to the date hereof (unless amended, modified or superseded by another Company SEC Report filed prior to the date of this Agreement);
     (m) “Filing” means any applications, notices, reports, submissions or other filings made by the Company or any Subsidiary or any Company Joint Venture and their respective employees with any Governmental Entity;
     (n) “Fleet Business” means the vehicle fleet management and services business, as conducted by the Company, its Subsidiaries, and the Company Joint Ventures;
     (o) “Governmental Damages” means (i) any civil or criminal penalties or fines paid or payable by the Company, any of its Subsidiaries or any Company Joint Venture to a Governmental Entity or (ii) any restitution paid by the Company, any of its Subsidiaries or any Company Joint Venture to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company, any of its Subsidiaries or any Company Joint Venture of a crime or (y) settlement with a Governmental Entity for the purpose of closing a Governmental Investigation;
     (p) “Governmental Investigation” means an investigation by a Governmental Entity for the purpose of imposing criminal sanctions on the Company, any of its Subsidiaries or any Company Joint Venture;
     (q) “GAAP” means United States generally accepted accounting principles;
     (r) “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other Person;
     (s) “Knowledge” as used in this Agreement, and the terms “Known” or other similar terms, means (i) with respect to the Company, the knowledge of any Person set forth in Section 9.3(s) of the Company Disclosure Schedule, that would be reasonably expected in the ordinary course of such Person’s employment duties and (ii) with respect to Parent or Merger Sub, the knowledge of any Person set forth in

56

Section 9.3(s) of the Parent Disclosure Schedule that would be reasonably expected in the ordinary course of such Person’s employment duties;
     (t) “Mortgage Business” means the mortgage production and services business, as conducted by the Company, its Subsidiaries, and the Company Joint Ventures.
     (u) “Mortgage Entity” means each of PHH Mortgage Corporation, Speedy Title and Appraisal Review Services LLC, PHH Broker Partner Corporation, Atrium Insurance Corporation, Haddonfield Holding Corporation and Bishop’s Gate Residential Mortgage Trust and their respective wholly-owned subsidiaries and consolidated Company Joint Ventures; provided, however, that solely for financial accounting purposes, “Mortgage Entity” shall mean each of PHH Mortgage Corporation, Speedy Title and Appraisal Review Services LLC, PHH Broker Partner Corporation, Atrium Insurance Corporation and Haddonfield Holding Corporation and their respective wholly-owned subsidiaries and consolidated Company Joint Ventures;
     (v) “Permitted Liens” means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company contained in the Filed Company SEC Reports or the Unaudited Company Financials; (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress if payment of the obligation in respect thereof is not yet due; (iii) inchoate materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary; (iv) Liens and obligations arising under the Material Contracts made available to Parent as of the date of this Agreement; (v) solely with respect to Real Property any other Liens that do not, individually or in the aggregate, interfere materially with the current use of such Real Property owned or leased by the Company (assuming its continued use in the manner in which it is currently used) or adversely (other than in an immaterial respect) affect the value or marketability of such asset; (vi) any Liens securing Indebtedness permitted or required by this Agreement; (vii) any other Liens being contested by appropriate proceedings in the ordinary course of business in good faith and for which there are adequate reserves on the Financial Statements of the Company contained in the Filed Company SEC Reports (whether or not such reserves are required by GAAP); and/or (viii) with respect to real property, also includes (a) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that do not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property; (b) Liens in respect of real estate Taxes and special assessments not yet due and payable (except as are being contested in good faith by appropriate proceedings or for which adequate reserves in accordance with GAAP have been set forth in the financial statements of the Company contained in the Filed Company SEC Reports), and (c) leases or other occupancy agreements affecting a Leased Property; provided that an appropriate reserve has been established therefor and disclosed in the Company Disclosure Schedule;
     (w) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) (3) of the Exchange Act);
     (x) “PHH Mortgage” means PHH Mortgage Corporation;
     (y) “Rights Agreement Amendment” means that certain Amendment, dated as of the date hereof, to the Rights Agreement, dated as of March 15, 1996, by and between the Company and First Chicago Trust Company of New York; and

57

     (z) “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity performing similar functions.
     SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     SECTION 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any assignment in violation of this Agreement shall be void (it being agreed that, notwithstanding the foregoing, nothing contained herein shall prohibit, limit or restrict Parent’s ability to transfer or assign to one or more of its Affiliates, all or any portion of its ownership interest in Merger Sub or its interest in this Agreement; provided, however, that no such assignment shall, without the written consent and approval of the Company, release or discharge Parent from any of its duties, liabilities or obligations hereunder).
     SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Sections 6.6 hereof, which shall inure to the benefit of the Persons benefiting therefrom, who are intended to be third-party beneficiaries thereof, and the provisions of Sections 6.9(a) 6.9(b), 6.11, 6.15, 6.16, 6.18 and 8.2(f), which shall inure to the benefit of the Mortgage Business Purchaser, who is intended to be a third-party beneficiary thereof. The parties hereto further agree that the rights of such third-party beneficiaries shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.15 (Waiver) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     SECTION 9.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY

58

HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER DIRECT OR BY COUNTERCLAIM, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
     SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     SECTION 9.10 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the courts of the State of Maryland or any court of the United States located in the State of Maryland, this being in addition to any other remedy to which such party is entitled at Law or in equity. The parties agree that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in this Section 9.10 and Section 8.2, and the parties hereto expressly disclaim that they are owed any duties not expressly set forth in this Agreement, and waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement. Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Legal Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Maryland or any court of the United States located in the State of Maryland and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby.
     SECTION 9.11 Parent Undertaking. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Merger Sub shall at all times be a direct or indirect Subsidiary of Parent. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11. Parent further waives, to the fullest extent

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permitted by Law, any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Merger Sub, in connection with such performance.
     SECTION 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “herein”, “hereof”, “hereto”, or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular. Unless the context otherwise requires, whenever the phrase “and the transactions contemplated by this Agreement” is used in this Agreement it shall be deemed not to include the Mortgage Business Sale. The fact that any item of information is disclosed in the Parent Disclosure Schedule or the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information shall not be used as a basis for interpreting the term “Company Material Adverse Effect” or other similar terms in this Agreement. The parties to this Agreement have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     SECTION 9.13 Obligations of Parent and Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirements shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirements shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.
     SECTION 9.14 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote; provided, however, that, after receipt of the Company Requisite Vote, no amendment may be made which (a) by Law requires the further approval of the stockholders of the Company, (b) reduces the amount or changes the form of Merger Consideration or which adversely affects the rights of the holders of the Company Common Stock, in each case, without further approval of the stockholders of the Company or (c) otherwise adversely affects the rights of any Person (whether or not a party hereto), other than Parent or the Surviving Corporation, contained in Article II, Section 6.6, Section 6.14 or this Article IX. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     SECTION 9.15 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant this Agreement and (iii) subject to the requirements of applicable Law and compliance with the proviso in Section 9.14, waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
     The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other party hereto with its obligations hereunder, and any

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custom or practice or the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance
     SECTION 9.16 Successors; Assigns. In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations of the Surviving Corporation or Parent, as the case may be, under this Agreement.
     SECTION 9.17 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
     SECTION 9.18 Disclosure Schedules.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, any disclosure set forth in any section of the Company Disclosure Schedule shall only qualify the correspondingly numbered representation and warranty and/or covenant of this Agreement to the extent set forth therein, and any other representations and warranties to the extent that such disclosure in such section of the Company Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent. Notwithstanding anything to the contrary set forth in this Agreement, any disclosure set forth in any section of the Parent Disclosure Schedule shall only qualify the correspondingly numbered representation and warranty and/or covenant of this Agreement to the extent set forth therein, and any other representations and warranties to the extent that such disclosure in such section of the Parent Disclosure Schedule is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent.
     (b) To the extent any representations or warranties of the Company are qualified by the Company SEC Reports or any information contained therein, such representations and warranties shall be deemed to be qualified by such Company SEC Reports without regard to, and such Company SEC Reports shall, for such purposes be deemed not to include, any “Risk Factors” or Forward Looking Statements contained therein.

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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Mark H.S. Cohen

Name: Mark H.S. Cohen
Title: Vice President

JADE MERGER SUB, INC.

By:	/s/ Mark H.S. Cohen

Name: Mark H.S. Cohen
Title: Vice President

PHH CORPORATION

By:	/s/ Terence W. Edwards

Name: Terence W. Edwards
Title: President and Chief Executive Officer

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Annex B

March 14, 2007

Board of Directors and the Special Committee thereof

PHH Corporation
3000 Leadenhall Road
Mount Laurel, NJ 08054

Members of the Special Committee of the Board of Directors and the Board of Directors:

PHH Corporation (the “Company”), General Electric Capital Corporation (the “Acquiror”), and Jade Merger Sub, Inc., a newly formed, wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) the Acquisition Sub will merge with and into the Company (the “Merger”), and (ii) each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Shares”), other than shares owned by the Acquiror or Acquisition Sub, will be converted into the right to receive $31.50 per share in cash, without interest {the “Consideration”). In connection with the Merger, and simultaneously with entering into the Agreement, the Acquiror and Pearl Mortgage Acquisition 2, L.L.C. (the “Mortgage Business Buyer”), an affiliate of Blackstone Management Associates V LLC (“Blackstone”) are entering into an agreement to sell the Company’s mortgage business to the Mortgage Business Buyer (the “Mortgage Business Sale Agreement”).

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

 (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

 (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

 (3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

 (4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

 (5) Reviewed the results of operations of the Company;

 (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

 (7) Participated in certain discussions and negotiations among representatives of the Company, the Acquiror and the Mortgage Business Buyer and their financial and legal advisors;

 (8) Reviewed a draft dated March 12, 2007 of the Agreement (the “Agreement Draft”);

 (9) Reviewed a draft dated March 13, 2007 of the Mortgage Business Sale Agreement (the “Mortgage Business Sale Agreement Draft”), although we express no view as to, and our opinion does not address, the terms or merits thereof or any other matter relating thereto; and

(10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final executed versions of the Agreement and the Mortgage Business Sale Agreement will not materially differ from the Agreement Draft and the Mortgage Business Sale Agreement Draft, respectively.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and in all related documents and instruments (collectively, the “Documents”) that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement, as well as reimburse our reasonable expenses. We have, in the past, provided financial advisory, financing, investment banking and other services to the Company and the Acquiror and their respective affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade securities of the Company, including the Company Shares, as well as securities of the Acquiror and its affiliates, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, we or our affiliates are party to several agreements with the Company relating to the origination, servicing, sub-servicing and/or purchase and sale of certain loans and lines of credit, including those agreements through which the Company provides mortgage loan origination assistance, acts as a servicer or sub-servicer for certain mortgage loans and revolving or equity line of credit loans and purchases from us certain mortgage loans.

This opinion is for the use and benefit of the Special Committee of the Board of Directors and the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the proposed Merger or any other matter. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

MERRILL LYNC	H, PIERCE, FENNER & SMITH INCORPORATED

Annex C

March 14, 2007

Board of Directors & the Special Committee Thereof
PHH Corporation
3000 Leadenhall Road
Mt. Laurel, NJ 08054

Ladies and Gentlemen:

We understand that PHH Corporation (“PHH or the “Company”), General Electric Capital Corporation (“GE”) and Jade Merger Sub, Inc., a newly formed, wholly owned subsidiary of GE (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, expected to be dated as of March 15, 2007 (the “Agreement”), pursuant to which (i) the Acquisition Sub will merge with and into the Company (the “Transaction”), and (ii) each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares owned by GE or Acquisition Sub, will be converted into the right to receive $31.50 per share in cash, without interest (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement. In connection with the Transaction, and simultaneously with entering into the Agreement, GE and Pearl Mortgage Acquisition 2, L.L.C. (the “Mortgage Business Buyer”), an affiliate of The Blackstone Group (“Blackstone”), are entering into an agreement to sell the Company’s mortgage business to the Mortgage Business Buyer (the “Mortgage Business Sale Agreement”).

You have asked for our opinion as to whether the Consideration is fair, from a financial point of view, to the holders of the Common Stock.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) analyzed certain financial forecasts prepared by the management of the Company;

(iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company, including those items addressed in (i) — (iii) above;

(v) reviewed the reported prices and trading activity for the Common Stock;

(vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other publicly traded companies and their securities that we considered relevant;

(vii) reviewed the financial terms, to the extent publicly available, of certain transactions that we considered relevant;

(viii) participated in certain discussions and negotiations among representatives of the Company, GE and Blackstone and their financial and legal advisors;

(ix) reviewed a draft dated March 10,2007 of the Agreement (the “Agreement Draft”);

Board of Directors & the Special Committee Thereof
March 14, 2007

(x) reviewed a draft dated March 10, 2007 of the Mortgage Business Sale Agreement (the “Mortgage Business Sale Agreement Draft”), although we express no view as to, and our opinion does not address, the terms or merits thereof or any other matter relating thereto; and

(xi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the financial and other information reviewed by or discussed with us for the purposes of this opinion. With respect to the financial projections provided to us, with your consent, we have assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of the senior management of PHH as to the future financial performance of PHH. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based, and we have relied upon the assurances of the senior management of PHH that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. We have also assumed, based upon the information which has been provided to us and without assuming responsibility for independent verification therefor, that no material undisclosed liability exists with respect to the Company. We have not made any independent valuation or appraisal of the assets, including the net mortgage servicing rights, or liabilities (contingent or otherwise) of PHH or any of its subsidiaries, nor have we been furnished with any such valuations or appraisals.

We have also assumed that the final executed versions of the Agreement and the Mortgage Business Sale Agreement will not materially differ from the Agreement Draft and the Mortgage Business Sale Agreement Draft. We have further assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement and that, in all respects material to our opinion, all of the representations and warranties of the parties to the Agreement are true, that the covenants of each party to the Agreement will be fully complied with and that all conditions to the Transaction set forth in the Agreement will be timely satisfied and not waived. In addition, we have assumed, with your consent, that any governmental, regulatory or third party consents, approvals or agreements necessary for the consummation of the Transaction will be obtained without any imposition of a delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits of the Transaction. Representatives of the Company have advised us, and we have further assumed, that the final terms of the Agreement will not vary materially from those terms set forth in the draft Agreement reviewed by us. In addition, we are not legal, accounting, regulatory or tax experts and with your consent we have relied, without independent verification, on the assessment of PHH and its advisors with respect to such matters.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion addresses only the fairness, from a financial point of view, to the stockholders of the Company of the Consideration, and we do not express any view as to the fairness of the Transaction to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company, or any other term of the proposed Transaction or the other matters contemplated by the Agreement. Our opinion does not address the Company’s underlying business decision to effect the Transaction as contemplated by the Agreement or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company.

We have acted as financial advisor to the Board of Directors of PHH and the Special Committee thereof in connection with the Transaction and will receive a fee for our services, a significant portion of which will be paid only upon the closing of the Transaction. In addition, the Company has agreed to reimburse our expenses and to indemnify us for certain liabilities arising out of our engagement, all as set forth in our engagement letter. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company and the Special Committee thereof in connection with their consideration of the Transaction and the other matters contemplated by the Agreement and such opinion does not constitute a recommendation as to whether the Company should engage in the Transaction and the other matters contemplated

Board of Directors & the Special Committee Thereof
March 14, 2007

by the Agreement or how any stockholder of the Company should vote or act with respect to the proposed Transaction or any other matter.

It is understood that this letter and any advice or materials provided by Gleacher Partners LLC in connection with its engagement by the Board of Directors and the Special Committee thereof are for the information of the Board of Directors of PHH and the Special Committee thereof, and the Company agrees that no such opinion, advice or material shall be relied upon by any person or used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Gleacher Partners LLC be made by or on behalf of the Company, in each case without the prior written consent of Gleacher Partners LLC.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid in connection with the Transaction is fair, from a financial point of view, to the holders of PHH’s Common Stock.

Very truly yours,

GLEACHER PARTNERS LLC

By:
Richard F. Burke, Jr.
Managing Director

VOTE BY INTERNET — http://www.proxyvoting.com/phh
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on [•], 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1- [•]
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern on [•], 2007. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [•]

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PHH CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 1 AND “FOR” THE APPROVAL OF PROPOSAL NO. 2. YOUR SHARES WILL BE VOTED AS SPECIFIED BELOW. IF A SIGNED CARD IS RECEIVED WITH NO SPECIFICATION MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

Vote on Proposals		For	Against	Abstain

1.	Proposal to approve the merger of Jade Merger Sub, Inc., an indirect wholly owned subsidiary of General Electric Capital Corporation, with and into PHH Corporation pursuant to the Agreement and Plan of Merger (the “merger agreement”), dated as of March 15, 2007, by and among PHH Corporation, General Electric Capital Corporation and Jade Merger Sub, Inc., attached to the proxy statement as Annex A, as more fully described in the accompanying proxy statement and the merger agreement.	☐	☐	☐

2.	Proposal to grant discretionary authority to each of the proxy holders named on the reverse side of this proxy card to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies.	☐	☐	☐
In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the special meeting or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please date this proxy and sign your name exactly as it appears on this form. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

YOUR SIGNATURE ACKNOWLEDGES THE STATEMENTS ON THE REVERSE SIDE OF THIS CARD.

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature (Joint Owners)	Date

This proxy is solicited on behalf of the Board of Directors of PHH Corporation for the Special Meeting of Stockholders on [•], 2007.

The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders of PHH Corporation (“PHH”) and the accompanying Proxy Statement to be held on [•] starting at [•] a.m., local time, at the [•] located at [•], and (2) appoints [•] and [•], and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of PHH that the undersigned would be entitled to cast if personally present at the special meeting and at any adjournment(s) or postponement(s) thereof, and with discretionary authority as to any other matters that may properly come before the special meeting, all in accordance with, and as described in, the accompanying Notice of Special Meeting of Stockholders.
The Board of Directors recommends a vote “FOR” the proposal to approve the merger of Jade Merger Sub, Inc., an indirect wholly owned subsidiary of General Electric Capital Corporation, with and into PHH Corporation pursuant to the Agreement and Plan of Merger (the “merger agreement”), dated as of March 15, 2007, by and among PHH Corporation, General Electric Corporation and Jade Merger Sub, Inc.,
The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of PHH and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof. If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given. Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

Address Changes/Comments:

If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.

PHH CORPORATION
THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.
ADMISSION TICKET

PHH Corporation	PHH Corporation
Special Meeting of stockholders	3000 Leadenhall Road
[•], 2007	Mt. Laurel, NJ 08054